TRANSITION AND MANAGEMENT AGREEMENT

By and between

EQUANT, N.V.

And

SOCIÉTÉ INTERNATIONALE DE TÉLÉCOMMUNICATIONS AÉRONAUTIQUES S.C.

TABLE OF CONTENTS

RECITALS		1

1.	DEFINITIONS AND INTERPRETATION	1

2.	TERM	2

3.	GENERAL PRINCIPLES	2

4.	TRANSFER OF NETWORK RESOURCES	3

5.	ACCESS TO THE GLOBAL NETWORK	14

6.	REGULATORY PRINCIPLES	17

7.	IT TRANSITION	18

8.	ASSETS TRANSITION	22

9.	PURCHASING AND PROCUREMENT TRANSITION	23

10.	OTHER SUPPORT SERVICES TRANSITION	25

11.	WORKSHOPS	25

12.	HUMAN RESOURCES	26

13.	PREMISES MATTERS	29

14.	JV AGREEMENT	34

15.	SITA ICNO COSTS AND COST SHARED COSTS	34

16.	REIMBURSEMENT OF RESTRUCTURING COSTS AND MATERIAL FINANCIAL DETRIMENT COSTS	42

17.	CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS	48

18.	DATA PROTECTION	50

19.	WARRANTIES	51

20.	INDEMNITIES	52

21.	LIABILITY AND LIMITATION OF LIABILITY	54

22.	FORCE MAJEURE	55

23.	DISPUTE RESOLUTION	55

24.	TAXES; PAYMENT AND REIMBURSEMENT PROCEDURES	56

25.	LEGAL	57

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26.	AGREEMENT NON-TERMINABLE	57

27.	GENERAL	57

1.	DEFINITIONS:	1

2.	INTERPRETATION	2

3.	CONNECTION OF SITA TO EQUANT’S GLOBAL NETWORK	2

4.	RESPONSIBILITIES OF SITA	2

5.	RESPONSIBILITIES OF EQUANT	4

6.	TERM AND TERMINATION	4

7.	GENERAL	4

1.	GENERAL PRINCIPLES	3

2.	NETWORK AND NON NETWORK SERVICES SUPPORT	4

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Schedules

Schedule A	Glossary

Schedule B	IT JTF Guidelines

Schedule C	Central Staff Countries

Schedule D	Set Amounts

Schedule E	IT Services Descriptions

Schedule F	Equant Asset Funding Arrangement

Schedule G	Network Access Agreement

Schedule H	HR Administrative Services Arrangement

Schedule I	Workshops

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TRANSITION AND MANAGEMENT AGREEMENT

dated 29 June 2001 (this “Agreement”)

between

(a)	Equant, N.V., a Dutch company having its registered office at 21-23 Gatwickstraat, 1043 GL Amsterdam, The Netherlands (“Equant N.V.”)

and

(b)	Société Internationale de Télécommunications Aéronautiques S.C., a Belgian co-operative company having its registered office at 14, avenue Henri Matisse, B-1140 Brussels, Belgium (“SITA SC”).

RECITALS

A	The Parties inter alia entered into the JV Agreement dated 2 October 1995 relating to the use and operation of their network resources.

B	The Parties and France Telecom have decided to replace arrangements developed between the Parties under the JV Agreement by a new strategic relationship as provided in this Agreement together with the Strategic Relationship Umbrella Agreement and the Services Agreement and the Account Management Agreement (each of even date with this Agreement, and together, the “Related Agreements”).

Now, therefore, the Parties, in consideration of the premises, mutual covenants and undertakings contained herein, agree as follows:

TERMS AND CONDITIONS

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement all capitalised terms shall have the meaning set out in the Glossary attached to this Agreement as Schedule A or as defined in the text of this Agreement.

1.2	Interpretation

In this Agreement, unless the express context indicates or requires a contrary intention:

(a)	words suggesting the singular include the plural and vice versa;

(b)	words suggesting any gender include any other gender;

(c)	references to a person include a company, corporation, partnership, joint venture, co-operative company, unincorporated or incorporated association or organisation or statutory authority;

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(d)	the table of contents and the headings used in this Agreement are for ease of reference only and shall not affect the interpretation of this Agreement;

(e)	references to any agreement or document (including to this Agreement) are to that agreement or document as amended, supplemented, varied or replaced from time to time;

(f)	use of the words “includes” or “including” (or any variations of them) shall be deemed to be followed by the words “without limitation;” and

(g)	a reference to a clause, paragraph, or Schedule means a clause, paragraph, or schedule to this Agreement.

2.	TERM

The term of this Agreement shall commence on the Effective Date and continue in effect for a period of ten (10) years (the “Term”) unless terminated earlier in accordance with the terms of this Agreement or extended by written agreement of the Parties.

3.	GENERAL PRINCIPLES

3.1	General Principles

(a)	Ownership and operational management of the Network is transferred to Equant pursuant to the terms of this Agreement. The Network Resources in a Country shall transfer, and the Other Network Resources in that Country shall be assigned, from SITA SC or the applicable SITA Group Company to Equant, as Legally Permissible in accordance with the Prioritised Timetable, subject to Clause 4 of this Agreement. The objective of the Parties is to effect as many Network Transfers as possible within the first six (6) months following the Effective Date and to effect the remaining Network Transfers as soon as possible thereafter, all as Legally Permissible and pursuant to Clause 4 of this Agreement. The Intangible Network Resources will be licensed, transferred or assigned, as applicable, from one Party to the other Party as provided in Schedule W to the Services Agreement.

(b)	SITA SC’s privileged relationship is retained for the fundamentals that are essential to maximise benefits to the Air Transport Community so that SITA SC, as service provider to the Air Transport Community, has appropriate guarantees and privileged treatment, all as provided by the terms and conditions of this Agreement and the Related Agreements.

(c)	The Parties recognise SITA SC’s special links with the Air Transport Community and that, in certain Countries, SITA SC will continue to be an in-Country network operator as provided in this Agreement. In order to provide users in such Countries with world-wide seamless Network Services, the Parties agree that Equant will provide SITA SC with access to the Global Network on the terms and conditions set forth in this Agreement.

(d)	The Parties acknowledge and accept that the Parties’ systems and processes are now highly interdependent. Accordingly, the Parties have agreed that certain transition arrangements, including in relation to Support Processes and IT Services, are required in order to achieve the efficient separation of SITA SC’s (or the applicable SITA Group Company’s) and Equant’s systems and processes and to achieve continuity of each Party’s business operations, as provided in this Agreement. The Parties agree to achieve the IT Transition as soon as reasonably practicable as provided in Clause 7.

(e)	In meeting their obligations or enforcing their rights under this Agreement, the Parties will use reasonable commercial efforts to investigate and implement those actions

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that are required to ensure that such obligations and/or rights are carried out or enforced in a way that meets legal obligations and, as far as commercially reasonable, are Cost Efficient.

(f)	The Parties will co-operate in their communications as provided in Clauses 4.4(e)6, 12 , 16.4(f)(ii) 17 and 24.1.

3.2	The principles of the agreement set out in this Clause 3 are intended for interpretative purposes and to serve as a general introduction to this Agreement, and are not intended to alter the plain meaning of the express terms and conditions of this Agreement. To the extent that any of the express terms and conditions of this Agreement are ambiguous or are inconsistent, the principles of the agreement set out in this Clause 3 may be used to interpret the express terms and conditions of this Agreement.

4.	TRANSFER OF NETWORK RESOURCES

4.1	General Network Transfer Obligation

As Legally Permissible, and in accordance with this Clause 4, (i) SITA SC (or the applicable SITA Group Company) shall transfer and Equant shall receive the relevant Network Resources in each Country, and (ii) SITA SC (or the applicable SITA Group Company) shall assign, and Equant shall accept the assignment of, all Other Network Resources relating to such Country. Upon the mutual agreement of the Parties, the Network Transfer in any Country may be effected by a transfer to Equant of the capital stock SITA SC owns in the applicable SITA Group Company holding the relevant Network Resources and the Other Network Resources or by other means. A network transfer form shall be executed indicating the effective date of each Network Transfer.

4.2	Joint Task Force

(a)	The Parties shall establish a joint task force (the “Joint Task Force”). The purpose of the Joint Task Force shall be to:

(i)	establish, monitor and update the Prioritised Timetable as provided in Clause 4.2(c); and

(ii)	co-ordinate all of the activities of each Party that are necessary to effect a Transfer in each specified Country in accordance with the Prioritised Timetable Transfer Process.

(b)	The Joint Task Force will be composed of representatives of both SITA SC and Equant, which may include representatives of applicable disciplines, such as project management, tax, regulatory, legal, finance and human resources matters.

(c)	The Joint Task Force will establish and update the Prioritised Timetable, including the schedule for each Transfer in a Country (i) pursuant to Clause 4.3(c), 4.3(d) or 4.6 of this Agreement, (ii) if the Transfer is not Legally Permissible, or (iii) as otherwise mutually agreed by the Parties.

(d)	The Joint Task Force shall, upon request of the Executive Committee, report the status of Transfer activities to the Executive Committee. All decisions of the Joint Task Force, including with respect to establishing the Prioritised Timetable, shall require mutual agreement of the Parties’ respective representatives.

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4.3	Timing of Transfers

(a)	Network Transfers

(i)	Immediately following the Effective Date, or as soon as practicable thereafter, SITA SC (or the applicable SITA Group Company) and Equant shall complete the Network Transfers in respect of the Countries listed in Schedule C as Legally Permissible and in accordance with the Prioritised Timetable, except as otherwise provided under Clause 4.2(c).

(ii)	For those Countries not listed in Schedule C, SITA SC (or the applicable SITA Group Company) and Equant shall complete the Network Transfers in each such Country as Legally Permissible and in accordance with the Prioritised Timetable with the objective of completing such Network Transfers within six (6) months following the Effective Date (subject to Clause 4.2(c)) or as soon as possible thereafter.

(b)	Partial Transfers and Retention of Network Resources and Other Network Resources

SITA SC (or the applicable SITA Group Company in any Country) shall transfer all Network Resources in a Country to Equant, and commence the transfer of all Other Network Resources, simultaneously at the time specified in the Prioritised Timetable, except as provided in Clauses 4.3(b)(i) and 4.3(b)(ii) below.

(i)	Partial Transfers Prior to a Network Transfer
Prior to the Network Transfer in any Country, the Parties may implement Partial Transfers in accordance with the principles below:

(A)	Equant’s Regulatory Status

To the extent that the transfer of certain Network Resources and/or Other Network Resources in advance of the remaining Network Resources and/or Other Network Resources in a Country would assist Equant’s regulatory license, authority or status without being detrimental to that of SITA SC (or the applicable SITA Group Company) pursuant to Clause 6, such Partial Transfer may take place as part of the Prioritised Timetable Transfer Process. Any Network Resources and/or Other Network Resources that are so transferred to Equant in advance of the remaining Network Resources and/or Other Network Resources in a Country will be made available by Equant to SITA SC (or the applicable SITA Group Company) as required for use in conducting Network Operations in that Country.

(B)	Facility Management or Similar Arrangement

To the extent commercially beneficial to Equant and not detrimental to SITA SC (or the applicable SITA Group Company), including in respect of its regulatory license, authority or status in any Country pursuant to the principles of Clause 6, SITA SC (or the applicable SITA Group Company) may sub-contract the facility management of its In-Country Network Operations to Equant under a facilities management or other similar agreement, under terms to be agreed between the Parties prior to the implementation of such arrangement. The applicable Network Resources and/or Other Network Resources will then be transferred to Equant in advance of the remaining Network Resources and/or Other Network Resources in a Country, as

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reasonably required for the implementation of such arrangement and in accordance with the Prioritised Timetable Transfer Process.

(C)	Other Network Resources

Where commercially beneficial to Equant and not detrimental to SITA SC (or the applicable SITA Group Company), including in respect of its regulatory license, authority or status in any Country pursuant to the principles of Clause 6, SITA SC or the applicable SITA Group Company will transfer such Other Network Resources as requested by Equant in advance of the remaining Network Resources and/or Other Network Resources under the terms of a contract to be agreed prior to the implementation of such arrangement. The applicable Other Network Resources will then be transferred to Equant, as required for the implementation of such arrangement and in accordance with the Prioritised Timetable Transfer Process. Such Other Network Resources that have been transferred will be made available by Equant to SITA SC (or the applicable SITA Group Company) as required for use in conducting Network Operations in that Country.

(D)	Network Assets

Other Partial Transfers in respect of Network Assets in advance of the remaining Network Resources and/or Other Network Resources may be implemented in accordance with Clause 4.5 below and the Prioritised Timetable Transfer Process.

(E)	Network Staff

Other Partial Transfers in respect of Network Staff in advance of the remaining Network Resources and/or Other Network Resources may be implemented in accordance with Clause 4.4 below and the Prioritised Timetable Transfer Process.

(F)	Further Partial Transfers

Where commercially beneficial to Equant and not detrimental to SITA SC (or the applicable SITA Group Company), including in respect of its regulatory license, authority or status in any Country pursuant to the principles of Clause 6, the Parties may agree to further transfers of Network Resources and/or Other Network Resources as part of the Prioritised Timetable Transfer Process, provided, however, that with respect to Network Staff the Parties agree to minimise Partial Transfers of such Network Staff to the extent commercially reasonable.

(ii) Retention of Network Resources and Other Network Resources

(A)	To the extent that the retention by SITA SC (or the applicable SITA Group Company) of certain Network Resources and/or Other Network Resources in a Country after the Network Transfer in such Country is reasonably commercially required to assist SITA SC (or the applicable SITA Group Company) to retain the appropriate regulatory license, authority or status following the Network Transfer in accordance with Clause 6, or would otherwise be significantly commercially beneficial to either Party, then the Parties agree that SITA SC (or the applicable SITA Group Company) may retain such

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Network Resources and/or Other Network Resources for so long as SITA SC (or the applicable SITA Group Company) is required to do so or the applicable Party continues to derive such significant commercial benefit. Any Network Resources or Other Network Resources that are so retained by SITA SC (or the applicable SITA Group Company) after the Network Transfer in such Country will continue to be subject to Clause 5 of this Agreement.

(B)	Once SITA SC (or the applicable SITA Group Company) is no longer so required to retain any such Network Assets or Other Network Resources, or once the applicable Party ceases to derive such significant commercial benefit with respect to such Network Resources or Other Network Resources, such Network Resources and/or Other Network Resources will be transferred to Equant as part of the Prioritised Timetable Transfer Process.

(c)	Equant will have the right, for bona fide commercial reasons at any time prior to the completion of a Network Transfer in a Country, to delay or abandon the Network Transfer in such Country. Equant will promptly notify SITA SC if Equant chooses to delay or abandon the Network Transfer in such Country. Any Network Resources or Other Network Resources retained by SITA SC in such Country will continue to be subject to Clause 5 of this Agreement, until the time, if any, that the transfer of such Network Resources, or license or assignment of such Other Network Resources, can be completed.

(d)	Joint Decision Making for the Timing of Transfers

(i)	If a scheduled Transfer will cause the Weighted Aggregate RC/MFD Liabilities (as defined in Clause 4.3(d)(ii) below) from all Transfers scheduled as of that date to equal or exceed three hundred million U.S. Dollars (US$300,000,000) (the “Transfer Threshold”) then SITA SC shall have the right to delay or abandon such scheduled Transfer and all subsequent Transfers during any and all periods that the Weighted Aggregate RC/MFD Liabilities from all Transfers then scheduled equals or exceeds the Transfer Threshold. For the avoidance of doubt, SITA SC shall not have such right during any periods in which the Weighted Aggregate RC/MFD Liabilities from all Transfers then scheduled do not equal or exceed the Transfer Threshold.

(ii)	As used in this Clause 4.3(d), “Weighted Aggregate RC/MFD Liabilities” means, at any given time during the Term, the sum of:

(A)	the total Restructuring Costs and Material Financial Detriment Costs paid by Equant to SITA SC (or the applicable SITA Group Company) as of such time;

(B)	in respect of Restructuring Costs or Material Financial Detriment Costs that are anticipated but unpaid at such time, the total of the products of (i) the gross estimated amount of each such Restructuring Cost or Material Financial Detriment Cost in respect of which the Parties have agreed (if appropriate, based on the advice of joint external advisors) that there is an exposure for potential liabilities, (ii) multiplied in each case by the percentage specified in the table below that corresponds to the estimated risk which the Parties have agreed to ascribe to such exposure (if applicable, after having taken joint external advice (including, as appropriate, as to the gross

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amount of the exposure, the method of calculation and the likelihood of such liability arising)) (subject to Clause 4.3(d)(iii) below).

Risk	Probability

High	[*]
Medium	[*]
Low	[*]
Remote	[*]

(iii)	If the Parties’ external Tax advisor has advised of a possible Tax liability in respect of a Transfer for which Equant may be obligated to reimburse SITA SC (or the applicable SITA Group Company) under this Agreement as a Material Financial Detriment and, following the relevant Transfer:

(A)	such Taxes are assessed, then the projected amount of such Taxes for the remaining time periods during the five (5) years following the Transfer for which Equant would be obligated to reimburse SITA SC (or the applicable SITA Group Company) as Material Financial Detriment Costs under this Agreement will be re-evaluated, with the rebuttable presumption that such Taxes be deemed to have a “high” probability; or

(B)	such Taxes that were projected to be assessed for a time period during the five (5) years following the Transfer are not assessed at the applicable Tax audit in respect of such time period (or within the relevant statute of limitations for such time period), then the projected Taxes for remaining time periods during such five (5) years will be re-evaluated, with the rebuttable presumption that such projected Taxes will not be included in the calculation of the Weighted Aggregate RC/MFD Liabilities.

(iv)	Either Party may request that the Parties may re-evaluate their previous estimates in Clauses 4.3(d)(ii)(B). If appropriate, they may seek additional external advice.

(v)	The Parties will mutually agree on the joint advisors who will render advice to the Parties in implementing this Clause 4.3(d).

4.4	Transfer of Network Staff

(a)	The transfer of Network Staff in a Country shall be effected by the transfer of their employment (including employment contracts, if appropriate) as part of the Network Transfer for that Country, it being understood and agreed that the Partial Transfers of Network Staff set forth in Clauses 4.4(b) and 4.4(c) may be agreed upon between the Parties as part of the Prioritised Timetable Transfer Process.

(b)	Accounting Staff

(i)	Partial Transfers

With respect to each Country, the Parties will agree on suitable arrangements for the transfer of local accounting staff where applicable in order to manage the accounting of the respective resources in such Country following any Partial Transfer pursuant to Clause 4.3(b)(i) above or the retention of Network Resources and/or Other Network Resources pursuant to Clause 4.3(b)(ii) above. The Parties agree that if SITA SC (or the applicable SITA

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Group Company) has only one local accountant in any such Country, then SITA SC will not be required to transfer such accountant pursuant to this Clause 4.4(b)(i).

(ii)	Network Transfers

(A)	In a Country where SITA SC (or the applicable SITA Group Company) employs local accountants for the purposes of the applicable ICNO, the following provisions will apply to the transfer of such local accountants upon the Network Transfer in such Country. Unless otherwise agreed or not practicable, all such local accountants shall be transferred, except that where SITA SC employs three (3) to five (5) such local accountants, SITA SC shall retain one (1) such accountant and where SITA SC employs six (6) or more such local accountants, SITA SC shall retain two (2) local accountants. In addition, SITA SC (or the applicable SITA Group Company) will be entitled to retain in its employ all local accountants who are responsible for processing payments under the Circuit Contracts relating to such ICNO until substantially all such Circuit Contracts have been assigned to Equant, it being agreed that prior to such local accountants’ transfer to Equant’s employ, upon Equant’s request, such retained local accountants shall provide assistance from time to time to Equant in processing payments under any Circuit Contracts that have already been assigned at such time to Equant.

(B)	As part of a Network Transfer where there are three (3) or more local accountants, the Parties will mutually agree whether the head accountant in a Country will transfer to Equant or be retained by SITA SC (or the applicable SITA Group Company) following the Network Transfer. The Parties will first cooperate to decide whether the head accountant and which of the other local accountants should be retained by SITA SC reasonably taking into account the Parties’ respective requirements. However, if the Parties fail to reach such agreement, then Equant will have the first choice of which individual local accountant will transfer to it and SITA SC (or the applicable SITA Group Company) will have the second choice as to which individual local accountant it will retain. This process will be repeated until all local accountants have been allocated to the Parties subject to Clause 4.4(b)(ii)(A).

(C)	Regional accounting staff reporting to the finance director of SITA-Equant SC immediately prior to the Effective Date shall be transferred to Equant at the same time as central staff in the Country in which they are located. With respect to other members of the regional accounting staff, the Parties shall agree on suitable arrangements for the transfer of such staff to Equant taking account of the number of Network Transfers previously completed in the region concerned as compared to the number of ICNOs remaining with SITA SC in such region.

(D)	If, following the Network Transfer in a Country SITA SC is not entitled to retain any local accountants in such Country pursuant to Clause 4.4(b)(ii)(A), then Equant will, at its own expense, maintain the accounting records and perform associated accounting functions (e.g. filing of VAT declarations) for SITA SC in such Country as required for the applicable ICNO Supply Contracts for as long as any

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such Supply Contracts have not been transferred or assigned to Equant.

(c)	Central Staff

(i)	During calendar year 2001, Equant will have the right to effect transfers of central staff in advance of the transfer of all other Network Staff solely in (i) those Countries identified in Schedule C, and (ii) Egypt, Brazil and South Africa. The Parties agree in principle that in all other cases central staff will transfer in a given Country at the same time as the transfer of all other Network Staff in that Country. However, if a significant delay is reasonably anticipated in effecting the Network Transfer in Country, Equant may at its option effect the Partial Transfer of the central staff in such Country in advance of the Network Transfer in such Country and the Prioritised Timetable will be updated accordingly.

(ii)	Commencing January 1, 2002, the Parties agree to transfer central staff and regional staff in a Country at the same time as all other Network Staff in that Country. However, if the Network Transfer in a Country is not Legally Permissible but there are a significant number of central staff, critical staff and/or regional staff in that Country, Equant may at its option effect the Partial Transfer of the relevant central staff, critical staff and/or regional staff separately, and the Prioritised Timetable will be updated accordingly.

(d)	Terms and Conditions for Network Staff at Time of Transfer

The following provisions apply to the transfer of Network Staff to the employment of Equant as part of Network Transfers.

(i)	Except as provided in the next sentence, Network Staff in a Country will transfer on current contractual and statutory terms and conditions with continuity of service (i.e., seniority) preserved. Where this is not commercially and reasonably feasible, Network Staff in a Country will transfer on terms and conditions that are, in the aggregate, no less favourable than those terms and conditions such Network Staff received immediately prior to their transfer. In those Countries where Network Staff have already transferred to Equant and a particular benefit, term or condition was changed at the time of that transfer, Equant may, in its sole and absolute discretion, decide to make the same change on the transfer of the remaining Network Staff.

(ii)	Equant reserves the right, in its sole discretion, to set, on a Country-by-Country basis, the subsequent terms and conditions of employment for Network Staff transferred from SITA SC. In doing so, Equant will take into consideration relevant conditions such as applicable legal requirements, contractual obligations and market conditions. In addition, for the twelve (12) months after the transfer of Network Staff in a particular Country, Equant will consult with SITA SC prior to making any changes to the employment terms and conditions of such Network Staff in that country, including taking into consideration SITA SC’s recommendations, provided that all decisions will be in Equant’s sole and absolute discretion.

(iii)	If Equant makes commitments to Global One in respect of the duration that Equant will maintain the existing employment terms and conditions (including redundancy benefits) for Global One employees who transfer to Equant in a Country, then Equant commits to SITA SC to maintain the existing employment terms and conditions (including redundancy benefits)

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for Network Staff who transfer thereafter to Equant in that Country for the same duration

(e)	The Parties will co-operate in communications to Network Staff related to the new strategic relationship of the Parties and any Transfer in any Country.

4.5	Transfer of Network Assets

(a)	For those Network Assets whose acquisition was funded by SITA SC, Equant shall pay SITA SC for such Network Assets calculated at net book value on the date of applicable Transfer and payable within 30 days (unless otherwise agreed). For those Network Assets whose acquisition was funded by Equant under the EAFA (set forth in Schedule F), then such payment shall be made under the terms of the EAFA.

(b)	Where it is not detrimental to SITA SC’s (or the applicable SITA Group Company’s) regulatory license, authority or status in accordance with Clause 6, Network Assets in any Country whose acquisition has been funded by Equant pursuant to the EAFA will be transferred to Equant as soon as legally possible and commercially reasonable. Any Network Assets transferred pursuant to this Clause 4.5(b) prior to the Network Transfer in the Country will be made available to SITA SC (or the applicable SITA Group Company) under the terms of a written agreement to be entered between the Parties prior to such transfer. The first such transfer of Network Assets in a Country will be made in accordance with the Prioritised Timetable Transfer Process. Thereafter such transfers will be made as agreed between the Parties. To the extent commercially reasonable, the final transfer of such Network Assets funded by Equant pursuant to the EAFA shall take place at the same time or as promptly as possible after Equant takes on full responsibility for the direct purchasing of Network Assets in accordance with Clause 4.5(c) below.

(c)	Equant shall take on full responsibility for the direct purchasing of Network Assets as promptly as commercially reasonable. In any event, the EAFA shall no longer apply in respect of all future orders for purchases of assets in any Country upon the date on which all or substantially all of the Network Assets have been transferred to Equant, unless:

(i)	it is not legally possible for Equant to do so, in which case SITA SC will continue to purchase Network Assets under the EAFA for as long as it is not so legally possible and Equant shall use commercially reasonable efforts to take such actions and obtain such consents as are required to make such direct purchasing legally possible;

(ii)	the staff necessary to perform the direct purchasing function have not been transferred to Equant, in which case Equant shall assume the direct purchasing function as of the date such staff are transferred or Equant otherwise has the necessary staff to carry out the function; or

(iii)	the Parties agree in writing to extend the EAFA for a given time period.

For the avoidance of doubt, SITA SC (or the applicable SITA Group Company) will no longer be obligated to purchase Network Assets in a Country under the EAFA with respect to future orders for the purchase of assets as of the effective date of the Network Transfer in that Country, except as otherwise provided in Clause 4.5(c)(iii). If SITA SC retains Network Assets in a Country pursuant to Clause 4.3(b)(ii), then (i) the EAFA will continue with respect to such retained Network Assets in such Country, (ii) Equant, at its own expense, shall give SITA SC (or the applicable SITA Group Company) reasonable assistance with respect to purchasing Network Assets in such Country, and accounting assistance required as a result of SITA SC (or the

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applicable SITA Group Company) continuing to operate in such Country, and (iii) no Set Amount shall be included in the SITA ICNO costs pursuant to Clause 15.1(e)(xiv) with respect to such Country.

4.6	Prioritised Timetable Transfer Process

(a)	The Parties recognise their mutual objective to achieve Transfers with minimal interruption in Services. With regard to a Transfer in a given Country, Equant will use commercially reasonable efforts to minimise any material interruptions in the Services as a result of the Transfer in such Country.

(b)	Preparations for a Transfer

(i)	Equant shall meet all legal and regulatory conditions required for a Transfer, including, as applicable, having a legal entity incorporated or organised under the applicable law in the relevant Country and complying with the local registrations as appropriate for such legal entity (including, as required, VAT registrations, other tax registrations, employer registrations, licences or other regulatory permits, bank accounts, the preparation of the required legal contracts and the completion of applicable consultation procedures with employees).

(ii)	Prior to a Transfer in a Country, Equant will, with regard to those requirements which are reasonably foreseeable prior to such Transfer, be ready to operate the relevant Network Resources in that Country relating to, as applicable: (1) having a central/regional structure in place to supervise and support local operations; (2) systems and processes; (3) fixed assets; (4) treasury; (5) direct purchasing of assets; (6) importation of assets; and (7) management of the facilities in such Country specified in the Master Premises Plan.

(A)	If a Transfer takes place but, as a result of a failure to comply with a reasonably foreseeable requirement, Equant is not ready and fails to operate in the applicable Country with regard to any of the requirements specified in Clause 4.6(b)(ii) (a “Lack of Readiness”), and such Lack of Readiness has an adverse impact on SITA SC (or the applicable SITA Group Company), then Equant will indemnify SITA SC for the Losses incurred by SITA SC (or the applicable SITA Group Company) due to Equant’s Lack of Readiness, to the extent that such Losses would not have been incurred by SITA SC (or the applicable SITA Group Company) had the Lack of Readiness not occurred.

(B)	If a Transfer is effected and a Lack of Readiness occurs and is continuing, then Equant will use commercially reasonable efforts to promptly rectify the Lack of Readiness. Either Party may offer to assist the other Party to rectify the Lack of Readiness and may propose a specified course of action to do so (it being understood that such request shall not be unreasonably refused). The Parties shall then mutually agree which actions are to be taken, estimate the costs associated with such actions and co-operate in taking such actions. Any reasonable costs, as agreed by the Parties, incurred by SITA SC (or the applicable SITA Group Company) within such cost estimate as a direct result of taking the agreed actions shall be reimbursed by Equant. If a Transfer is effected and Equant is not ready and fails to operate in the applicable Country with regard to any of the requirements specified in Clause 4.6(b)(i), the Parties may offer to

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assist each other in accordance with the process set out in this Clause 4.6(b)(ii)(B) with any reasonable costs within the agreed estimate (other than Restructuring Costs) associated with actions taken being borne by the Parties in accordance with the percentages specified in Clause 4.7.

(C)	If a Lack of Readiness occurs and is continuing (1) which was not reasonably foreseeable or where a requirement was materially changed, and (2) when it was too late to cancel the Transfer, or temporarily delay the Transfer until the requirement has been satisfied, then Equant’s indemnity in Clause 4.6(b)(ii)(A) above shall not apply, provided however that Equant will reimburse SITA SC for the costs it incurs, if any, pursuant to oClause 4.6(b)(ii)(B). For the avoidance of doubt, Equant will have the right in any event to proceed with the Transfer.

(iii)	Transfer of Supply Contracts

(A)	Equant shall use commercially reasonable efforts to obtain all required consents to the assignment of relevant Supply Contracts or to otherwise achieve the transfers of such Supply Contracts into Equant’s name in a Country (including, where possible, on the same terms and conditions as existed prior to the Transfer), with the objective of obtaining such consents within ninety (90) days following the corresponding Transfer (such date, the “Target Date”). Both Parties acknowledge that there is a dependency on actions by third parties in order to achieve consents to assignments. Therefore, SITA SC (or the applicable SITA Group Company) will use commercially reasonable efforts to help obtain such consents and will co-operate with Equant as reasonably requested by Equant in obtaining such consents.

(B)	No later than sixty (60) days following any such corresponding Transfer, Equant shall provide SITA SC (by electronic mail or facsimile) with (1) a schedule of all Supply Contracts showing which have and which have not been transferred into Equant’s name within such sixty (60) day period, and (2) Equant’s reasoned assessment as to whether the remaining Supply Contracts can be expected to be transferred by the Target Date.

(C)	The Parties shall then mutually agree on any required accelerated action plan to achieve the transfers of at least ninety-five percent (95%) of all Supply Contracts in such Country (calculated based on the number of monthly invoices) by the Target Date or such other mutually agreed date as is appropriate under the circumstances (such date, the “Revised Target Date”) with the objective of achieving such transfers promptly.

(D)	Where the Supply Contracts have not all been transferred into Equant’s name by the Target Date or the Revised Target Date, as applicable, SITA SC may continue to include a Set Amount in the SITA ICNO Costs, as set out in Clause 15.1(e)(xiv) for the continued administration of such Supply Contract until the date on which all such Supply Contracts are transferred. Until ninety-five percent (95%) (as calculated above) of such Supply Contracts have been transferred to Equant such Set Amount shall be equal to fifty percent (50%) of the last relevant Set Amount submitted for the applicable

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Country, and thereafter it shall be equal to fifty percent (50%) of the fixed amount for small Countries.

(E)	An amount equal to the Set Amount pursuant to Clause 4.6(b)(iii)(D) shall be added to such Set Amount if Equant does not use commercially reasonable efforts to implement the accelerated action plan for a Country pursuant to Clause 4.6(b)(iii)(C).

(F)	As of the date that is nine (9) months following the Network Transfer in a Country, SITA SC shall have no further responsibility to make any payments under the relevant Supply Contracts in such Country and shall return all further invoices received after such nine (9) month period to the sender with a notice to send all further invoices to Equant. SITA SC shall promptly notify Equant in writing upon taking such action.

(iv)	As part of the Prioritised Timetable Transfer Process in connection with a Network Transfer, the Parties will agree on procedures (to include (A) nominating persons to open SITA SC’s or the applicable SITA Group Company’s mail who are either Equant employees or Equant employees seconded to SITA SC or a SITA Group Company on the condition that such persons sign specific confidentiality agreements with SITA SC and Equant relating to this task, or (B) employees of SITA SC (or the applicable SITA Group Company) in the relevant Country opening SITA SC’s (or the applicable SITA Group Company’s) mail) to minimise the risk that mail is mislaid or misdirected during the period in which the assignment or transfer of such assignments of supply contracts is taking place.

(c)	The Prioritised Timetable Transfer Process shall include the following phases in respect of each Transfer in any Country:

(i)	the verification phase, which will include the completion of verification activities such as due diligence on legal, regulatory, tax, human resources, finance and other aspects as required. Following such phase, the Joint Task Force shall update the Prioritised Timetable by verifying, and adjusting if necessary, the Target Date for the Transfer to occur;

(ii)	the implementation phase, which will include the obtaining of any legal clearances, the making of the required legal, tax, and regulatory registrations as described in Clause 4.6(b)(i), the establishment of a local bank account, and the completion of general communications with relevant Network Staff transferring in accordance with local rules or good commercial practice. At the end of such phase, the Joint Task Force shall update, as necessary, the Prioritised Timetable by setting the actual date for the Transfer to occur. At the same time, Equant shall verify that it is ready to operate in such Country, and if Equant is aware that it is not ready to operate in the relevant Country pursuant to Clause 4.6(b)(ii), it will advise the Joint Task Force accordingly and the Prioritised Timetable will be updated as necessary; and

(iii)	the transfer phase, in which the relevant Network Staff transferring and suppliers are formally notified of the Transfer and any other required actions (such as required inter-company contracts and transfer of pay roll) are carried out.

The Parties agree that to the extent that the verification and implementation phases include independent steps which may reasonably be commenced prior to other steps being completed, then such independent steps may be commenced as soon as commercially reasonable.

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4.7	Costs of Performing Transfers

The Parties agree to share the reasonable tax, legal and other agreed fees of external advisors incurred by each Party in investigating and implementing Transfers, with SITA SC bearing [*] of such aggregated costs and Equant bearing [*] of such aggregated costs. Such aggregated costs will also include a standard amount for the accounting activities required to effect the Transfers for large, medium, small and very small Countries (categorised pursuant to Schedule D). Such standard amount will be calculated based on the time spent and the costs incurred by SITA SC (or the applicable SITA Group Company) and Equant and declared into JV cost sharing in effecting such Transfers in calendar year 2000 as multiplied by [*]. The Parties will mutually agree whether each Party’s other internal costs should be handled in this fashion or borne solely by such Party. Neither Party, shall be responsible to reimburse any costs or expenses of the other Party, unless such costs or expenses have been included in an agreed budget or have been approved in advance in writing by the other Party. For the avoidance of doubt, this Clause 4.7 shall not apply to any costs which are Restructuring Costs, which are covered elsewhere in this Agreement.

5.	ACCESS TO THE GLOBAL NETWORK

5.1	Background

(a)	In all Countries, prior to the Network Transfer in each Country, SITA SC (or the applicable SITA Group Company) will continue to operate as the In-Country Network operator, including controlling, operating, administering and maintaining the ICNOs in such Countries and will do so in accordance with the P&I provided by Equant, as updated from time to time. For the avoidance of doubt, P&I shall not apply to SITA Specific Activities.

(b)	ICNOs will have access to the Network in accordance with the Network Access Agreement agreed between the Parties and set forth in Schedule G to this Agreement.

(c)	A Country-specific version of the Network Access Agreement may be executed by the Parties in respect of a particular Country, which version may include mutually agreed changes as advisable to conform with local law or custom. Notwithstanding anything to the contrary in this Agreement or a Country-specific version of the Network Access Agreement, the Parties agree that a Country-specific version of the Network Access Agreement may not create any obligations or liabilities on the part of either Party (including, as applicable, a SITA Group Company) that are in addition to or different from the obligations and liabilities of such Party as specified in this Agreement unless the Parties execute simultaneously with the execution of such a Country-specific version of the Network Access Agreement a separate written amendment to this Agreement that specifically states the ways in which this Agreement is being amended with respect to such Country-specific version of the Network Access Agreement. The modifications made to this Agreement by any such amendment shall be effective only with respect to the Country-specific version of the Network Access Agreement to which it relates. The Parties expressly agree that, unless such an amendment specifically provides otherwise, all Claims by a Party against the other Party (including, in either case, the applicable SITA Group Company) under a Country-specific version of the Network Access Agreement will be brought under this Agreement and will be subject to all applicable terms and conditions of this Agreement (including as applicable limitations and exclusions of liability, indemnification procedures, dispute resolution processes and applicable law).

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5.2	Provision of P&I

(a)	Equant will provide P&I to SITA SC as reasonably necessary so as to enable the orderly functioning of Network Operations and the seamless operation of the Network in accordance with the Network Access Agreement, as well as to enable SITA SC to perform its obligations with respect to the ICNOs. ICNOs will continue applying the policies and procedures existing under the JV Agreement immediately prior to the Effective Date, which policies and procedures will form the initial P&I and which will be updated as Equant deems appropriate from time to time.

(b)	If Equant has not provided P&I to address a specific circumstance, then:

(i)	Until such time as the specific P&I is provided to address specific circumstances the Network Staff may exercise their reasonable judgement under the circumstances, consistent with their delegations of authority and responsibilities and other existing P&I including, if applicable, to request that Equant promptly issues appropriate P&I should the need arise; and

(ii)	SITA SC will not be responsible for such actions of Network Staff provided that non-Network Staff of SITA SC or its Affiliates do not issue P&I or otherwise become involved in resolving the issue (except for referring any such inquiries from Network Staff to Equant).

(c)	All Network Staff will be required to sign a nondisclosure agreement covering Equant’s Confidential Information in a form designated by Equant. SITA SC (or the applicable SITA Group Company) will not disclose or use any Confidential Information disclosed by Network Staff in violation of such nondisclosure agreement. Furthermore, all Network Staff will be required to sign a non-disclosure agreement covering Confidential Information of SITA SC (or the applicable SITA Group Company) in a form designated by SITA SC (or the applicable SITA Group Company), which form will not prevent Network Staff from disclosing Confidential Information to Equant necessary to perform its responsibilities under this Agreement. Equant will not disclose or use in any Confidential Information disclosed by Network Staff in violation of such nondisclosure agreement.

(d)	Equant will indemnify, defend and hold harmless SITA SC (and/or the applicable SITA Group Company) for any Losses incurred by SITA SC (and/or the applicable SITA Group Company) to the extent due to (i) SITA SC’s (and/or the applicable SITA Group Company’s) following of the P&I provided by Equant, or (ii) actions by Network Staff pursuant to and in accordance with Clause 5.2(b) and/or the Network Access Agreement.

5.3	SITA Instructions not to Follow P&I

SITA SC non-Network Staff managers will not in any way instruct or inform Network Staff not to follow any Equant P&I without providing prior written notice of such instruction to Equant in advance of providing such instruction to any Network Staff, in which case Equant will be entitled to seek compliance with the P&I as provided in Clause 5.4 below as if a Senior Member had refused to follow such P&I.

5.4	Senior Member’s Failure to Follow P&I

(a)	If Equant provides P&I to a Senior Member in a Country and the Senior Member refuses to carry out the P&I after being directed again by Equant to do so, or if SITA SC gives Network Staff an instruction not to follow any P&I (as addressed by Clause 5.3 above), an Equant senior manager will (if Equant wishes to enforce the P&I)

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notify SITA SC in writing requesting that SITA SC issue written instructions to such Senior Member instructing such Senior Member to follow such P&I (such written instructions being referred to as the “Instruction Letter”), as follows. Equant will send any such request to SITA SC’s head of ICNOs world wide by electronic mail or facsimile, in either case with receipt confirmed by telephone and a copy sent to the SITA SC General Counsel. Equant’s written request shall include (i) a description of the relevant circumstances as known to Equant, (ii) a copy of the P&I not followed, if any, and, any other relevant P&I, (iii) a copy of written instructions Equant may have already given to the Senior Member to follow such P&I, if any, and (iv) the proposed text of the Instruction Letter Equant desires to be sent by SITA SC to such Senior Member.

(b)	Within five (5) Business Days following SITA SC’s receipt of Equant’s notice (or two (2) Business Days if Equant reasonably believes and designates in its notice that the issue is urgent ) (the “Original Due Date”), SITA SC’s head of ICNOs world wide will either send the Instruction Letter (by electronic mail or facsimile, in either case with receipt confirmed by telephone) to such Senior Member (with a copy to the Equant requestor sent by the same means) or, if SITA SC reasonably believes that the P&I is reasonably likely to:

(i)	violate, conflict with or be inconsistent with applicable law,

(ii)	be inconsistent with Clause 6.5,

(iii)	have a significant adverse impact on SITA’s staff in the applicable Country(ies) other than Network Staff,

(iv)	adversely affect SITA SC’s (or the applicable SITA Group Companies’) legal or statutory responsibilities, or

(v)	have a significant adverse impact on services to the Air Transport Community

SITA SC will notify the Equant requestor in writing (by electronic mail or facsimile, in each case, with receipt confirmed by telephone and with a copy sent to the head of Equant’s Network operations) (the “Escalation Notice”) by the Original Due Date specifying the reasons(s) why, based on the information that it has been able to obtain by the Original Due Date, it believes such is the case. With respect to the concerns, if any, that SITA SC may have that any of Clause 5.4(b)(i), 5.4(b)(ii), 5.4(b)(iii), 5.4(b)(iv) or 5.4(b)(v) applies to matters covered in the proposed Instruction Letter, SITA SC shall have the right within such five (5) or two (2) Business Day period (as applicable) to meet in person or by telephone with the head of Equant’s Network operations to substantively discuss such concerns and for him to promptly inform SITA SC whether or not he agrees.

(c)	If the head of Equant’s Network operations disagrees with SITA SC, and SITA SC has sent an Escalation Notice by the Original Due Date, the dispute will be escalated to the Executive Committee (or, in the alternative if the Parties so mutually agree, to a meeting of the Parties’ Chief Executive Officers except in relation to items in Clauses 5.4(b)(iv) and 5.4(b)(v)); provided, however, that in relation to Clause 5.4(b)(iv) or 5.4(b)(v), such meeting will take place within two (2) or five (5) Business Days (depending on whether the matter was designated as urgent in Equant’s initial notice to SITA SC) following SITA SC’s discussion with Equant’s head of Network Operations pursuant to Clause 5.4(b) or following the Original Due Date if SITA SC does not request a meeting with the head of Equant’s Network operations. If the Executive Committee (or the Parties’ Chief Executive Officers, as applicable) does not decide the dispute in favour of SITA SC at such meeting within such two (2) or

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five (5) Business Day period, the dispute as to whether SITA SC should send an Instruction Letter will be deemed to be decided in favour of Equant, such decision being final solely with respect to Clause 5.4(b)(iv) or 5.4(b)(v) above.

(d)	If SITA SC fails to send an Instruction Letter or an Escalation Notice by the Original Due Date, then Clauses 5.4(d)(i), 5.4(d)(ii), and 5.4(d)(iii) below will apply from the Original Due Date until SITA SC does so:

(i)	Equant will be excused from Service Level Defaults and any payments of Service Credits (as defined in the Services Agreement) applicable to the Country or Countries in which the disputed P&I was to be implemented by such Senior Member.

(ii)	SITA SC will not be entitled to reimbursement under Clause 15 for any SITA ICNO Costs to the extent they would not have been incurred had such Senior Member implemented the P&I on the Original Due Date; and

(iii)	SITA SC will reimburse Equant for any Losses Equant incurs due to the P&I not being implemented as of the Original Due Date to the extent that such Losses would not have been incurred if the P&I had been implemented as of the Original Due Date (but excluding costs Equant incurs in disputing under Clause 5.4(c) above whether such P&I should be implemented).

(e)	If the dispute is escalated pursuant to Clause 5.4(c) and is not resolved in SITA SC’s favour, then SITA SC shall send the Instruction Letter within two (2) Business Days following the date on which the Executive Committee (or the Parties’ Chief Executive Officers, as applicable) decides the dispute in favour of Equant (the “Revised Due Date”). If SITA SC fails to send the Instruction Letter within such two (2) Business Day period, then:

(i)	(A) Clause 5.4(d)(i) above will apply from the Revised Due Date until the date on which SITA SC sends the Instruction Letter, and (B) Equant will be excused from any Service Level Defaults and any payments of Service Credits (as defined in the Services Agreement) that relate to the period between the Original Due Date and the Revised Due Date to the extent caused by the P&I not being implemented as of the Original Due Date; and

(ii)	Clauses 5.4(d)(ii) and 5.4(d)(iii) above will apply from the Original Due Date until the date on which SITA SC sends the Instruction Letter

(f)	If the Executive Committee (or the Parties’ Chief Executive Officers, as applicable) agrees with SITA SC’s position within the applicable two (2) or five (5) Business Days, as applicable under Clause 5.4(c), or if Equant at any time comes to agree with SITA SC’s position, then Clauses 5.4(d)(i), 5.4(d)(ii) and 5.4(d)(iii) above will not apply, and SITA SC will not have any obligation or liability in respect of the relevant initial Equant notice sent pursuant to Clause 5.4(a).

6.	REGULATORY PRINCIPLES

6.1	The Parties will co-operate in respect of their regulatory affairs, including in the co-ordination of their approaches to regulatory authorities and equivalent bodies, so as to minimise the risk that one Party’s position has an adverse effect on the other Party.

6.2	SITA SC (or the applicable SITA Group Company) will provide commercially reasonable efforts to assist Equant to obtain any necessary operating authority. If the regulatory position of SITA SC (or the applicable SITA Group Company) requires amendment (including a licence transfer or surrender) for Equant to obtain its required regulatory approval, SITA SC

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(or the applicable SITA Group Company) will make the necessary change, provided that, following the change, SITA SC (or the applicable SITA Group Company) can provide Network Services to the Air Transport Community on a basis no less favourable than as of the Effective Date or on an alternative basis which results in no noticeable (i) increase in costs, or (ii) deterioration of Network Services service levels to applicable Air Transport Community customers of SITA SC (or the applicable SITA Group Company). Equant will use commercially reasonable efforts to assist and support SITA SC (or the applicable SITA Group Company) in carrying out the lawful actions needed to obtain such a revised regulatory position.

6.3	Until the Network Transfer in a Country:

(a)	SITA SC (or the applicable SITA Group Company) will take commercially reasonable actions to maintain its licence or other authority;

(b)	SITA SC (or the applicable SITA Group Company) will use commercially reasonable efforts to connect Equant’s customers under the licence or other authority of SITA SC (or the applicable SITA Group Company) and Equant will provide commercially reasonable assistance to achieve such objective;

(c)	Each Party shall keep the other Party informed of its operating rights and authorities;

(d)	P&I issued by Equant will take commercially reasonable account of the extent of SITA SC’s (or the applicable SITA Group Company’s) licence or other authority; and

(e)	SITA SC and Equant will co-operate to achieve the prompt disconnection of those connections or the barring of any traffic which a regulatory authority or equivalent body informs SITA SC (or the applicable SITA Group Company) are unauthorised and should be so disconnected or barred or when the Parties mutually agree that it is advisable to do so.

6.4	Each Party will co-operate reasonably with the other Party to support the implementation of the other Party’s proposed regulatory actions, where such action does not have an adverse effect on such Party.

6.5	Neither Party shall take any action that could reasonably be expected to affect adversely the regulatory license or other authority of the other Party without first discussing and agreeing the most appropriate solution to meet the needs of both Parties.

7.	IT TRANSITION

7.1	Goals and Objectives

The goals and objectives of the IT Transition are to:

(a)	achieve full separation of SITA SC’s and Equant’s information technology (“IT”) infrastructures, data and system applications, while maintaining, where necessary, the compatibility of their processes and data interfaces;

(b)	enable SITA SC and Equant to establish separate and distinct internal IT infrastructure and application services and to set for the Parties agreements for the supply of IT Services between the Parties during the IT Transition Period;

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(c)	achieve a separation of the Parties’ IT systems and processes as soon as reasonably practicable for both Parties, but in no event later than the end of the IT Transition Period;

(d)	achieve a planned, orderly and commercially reasonable transition in a way that recognises

(i)	the impact of the inter-dependencies of the Parties’ system on the global processes and proposed transition;

(ii)	the practical processes that must be addressed and a critical path for addressing such processes; and

(e)	maintain commercially reasonable continuity and security of IT Services during the transition to their subsequent replacements for both Parties during the IT Transition Period as the Parties’ relationship evolves to that of two distinct commercial entities.

7.2	Operation

(a)	An IT Joint Task Force (the “IT JTF”) comprising senior IT representatives of the Parties with outside advisors to be consulted as applicable will be created to prepare a plan for the IT Transition (the “IT Transition Plan”). The IT Joint Task Force will develop, modify, update and execute the IT Transition Plan. The initial high-level IT Transition Plan shall be agreed and completed by the Parties within two (2) months following the Effective Date and will thereafter be updated as applicable.

(b)	The IT JTF shall, as part of developing the IT Transition Plan, develop and implement a plan to perform such due diligence as will provide both Parties with the information required to evaluate and form the IT Transition Plan and to prepare any initial budgets.

(c)	The IT Transition Plan will specify the migration path from the current shared inter-dependent infrastructures and systems to separate and distinct IT environments. It will describe the activities, required resources, responsibilities and costs associated with the IT Transition and proposed timing to achieve the separation in accordance with Clause 7.1. The IT Transition Plan may, exceptionally, specify actions beyond the IT Transition Period as mutually agreed.

(d)	The IT Transition will be completed within twenty-one (21) months after the Effective Date (the “IT Transition Period”).

(e)	An IT steering committee involving the Chief Information Officers of Equant and SITA SC will oversee the IT Joint Task Force, review the execution of the IT Transition Plan on a monthly basis, and monitor the performance and delivery of the IT Services in accordance with the IT Transition Guidelines.

7.3	IT Services

(a)	Until the date of migration of each component of the Equant IT Services in accordance with the IT Transition Plan, Equant will continue to provide the SITA Group the same IT support services (the “Equant IT Services”) as the SITA Group received through the Joint Venture as of the Effective Date, including (except as otherwise mutually agreed) the same types of services, in the same volumes (including the same reasonable level of informal collaboration and the same level of business-as-usual changes, such as desktop moves/adds/changes, other equipment installations/removals, and normal levels of system support) and at the same locations

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as such services were provided to SITA SC as of the Effective Date (the “Baseline Equant IT Services”). The Equant IT Services are more specifically described in the Equant IT Services Description set forth in Schedule E to this Agreement and include:

(i)	Infrastructure Services, covering:

(A)	Corporate Network Services: maintenance of corporate network access services;

(B)	User Services: local management of user desktop and laptop machines, servers and telecommunication facilities other than PBXs;

(C)	GroupWare Services: management of the global Lotus Notes infrastructure; and

(D)	Corporate Voice Network and audio/video conferencing services;

(ii)	Application Services: maintenance and support of the SITA SC Business Application Systems; and

(iii)	Operations Services: installation and operation of SITA SC application servers, mainframe job scheduling and monitoring.

(b)	Until the date of migration of each component of the SITA IT Services in accordance with the IT Transition Plan, SITA SC will continue to provide to the Equant Group the same IT support services (the “SITA IT Services”) as the Equant Group received through SITA SC as of the Effective Date, including (except as otherwise mutually agreed) the same types of services, in the same volumes and at the same locations as such services were provided to the Equant Group as of the Effective Date (the “Baseline SITA IT Services”). The SITA IT Services are more specifically described in the SITA IT Services Description attached as Schedule E to this Agreement and include:

(i)	Server hosting services;

(ii)	Mainframe application hosting services; and

(Iii)	User Services.

7.4	IT Transition Period

The IT Services other than interfaces and those services generally provided to other customers (such as WAN/intranet connect and corporate voice services) will cease to be provided under this Agreement as soon as reasonably practicable and as set forth in the IT Transition Plan and in no event later than the end of the IT Transition Period. However, it is understood that the Parties may mutually agree (although they are not obligated to do so) to continue certain IT Services under one or more separate commercial agreements. For any IT Services which both Parties agree to continue under a separate agreement, if either SITA SC or Equant intends to materially change any aspect of the IT Services provided to the other Party under this Agreement (including terminating such IT Services) after the completion of the IT Transition Period and such change could require some activity before the end of the IT Transition Period on the part of the other Party in advance of such change, the relevant Party will provide notice of such intention to the other Party promptly upon deciding on the course of action and the Parties will agree on a plan for such change.

7.5	Requests for Additional Services or Extensions

Any requests from either Party for any additional IT Services or extension of or changes to the IT Services then being provided by the other Party (e.g., including service enhancements)

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will be evaluated by the other Party on a case-by-case basis and, at the other Party’s sole and absolute discretion, the other Party may choose to provide such additional services on terms as mutually agreed.

7.6	Interfaces

Schedule E (IT Services Description) specifies the system interfaces to be established and maintained between the Parties’ information systems during the IT Transition Period. In the event that during the IT Transition Period any additional interface is identified as being required, the Parties will agree on the specifications and development schedule for such interface and the charge to the Party whose action (e.g., an upgrade or change in Software or Hardware by that Party or a specific request by that Party) is responsible for initiating the need for such development, except where such development is specified in the IT Transition Plan as being required as part of the IT Transition. The Party developing an interface will design such interface substantially in accordance with such specifications.

7.7	Knowledge Transfer

Equant agrees to transfer to SITA SC or an agreed third party any relevant knowledge identified and agreed by the IT Joint Task Force. Such knowledge transfer will take place by each Party’s respective SPOC or otherwise according to a process agreed and monitored by the IT Joint Task Force.

7.8	Access to Data

The IT Services Description specifies the applications and data to which each Party will be allowed access, during the IT Transition Period, for as long as such Party is receiving the relevant IT Services, including the level of and any other restrictions on such access. In some cases, the Parties have agreed to continued access to certain data after the IT Transition Period, as specified in each IT Services Description. Each Party shall have the right to restrict the access of the other Party to any data or application which is not specified in the IT Services Description and which the other Party does not reasonably have a need to access in performing under this Agreement.

7.9	Future Changes

Both during and after the IT Transition Period, each Party will inform the other Party reasonably in advance of any planned change in the format of any system interface that may have a material impact on the other Party’s ability to receive the IT Services, including (i) relevant information reasonably known to that Party regarding the potential impact of such change on the other Party’s systems and processes, and (ii) reasonable information and answers in support of such other Party’s efforts to determine the impact of such change on its own systems and processes. In the event of such a change, the Parties will agree on plans for the implementation and phasing of such change consistent with the implementation schedule of the underlying systems or applications changes, and any changes to interfaces will be handled pursuant to Clause 15 of Schedule E.

7.10	Existing EIS Contracts

The terms and conditions of any existing commercial agreements between SITA SC and Equant Integration Services (EIS) are outside the scope of this Agreement, with the sole exception that Equant will provide a single point of contact (“SPOC”) for both the Equant IT Services and such contracts between SITA SC and EIS.

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7.11	IT Assets

Restructuring Costs shall also include the costs of Equant purchasing for or transferring to SITA SC (or the applicable SITA Group Company) those IT assets required to be acquired in order to implement the IT Transition Plan, including the required equipment, incidental costs of purchase and the professional services reasonably required in order to implement such new computer and telecommunications equipment and software (whether such services are performed by Equant itself or through a third party).

7.12	Third Party Contracts

(a)	SITA SC and Equant will, as part of the due diligence specified in Clause 7.2(b), prepare an inventory of third party software licenses, any other agreements relating to intellectual property rights and third party service contracts existing as of the Effective Date (the “Third Party IT Agreements”). The inventory will describe, with respect to each Third Party IT Agreement, as much as possible of the following: the parties to the agreement; a description of the software or services provided; scope of use (including details of those entities which are entitled to the use of the software or receipt of the services in question) and/or any restrictions on use; any remaining or recurring fees that have yet to come due under the agreement; the length of the remainder of the term of the agreement; and any restrictions on assignment specified in the agreement, together with such other information as SITA SC or Equant (as applicable) shall reasonably request from time to time.

(b)	SITA SC and Equant will identify those Third Party IT Agreements whose software or services are used by both Parties. If the Parties mutually agree that there is some benefit or advantage for the Parties to continue to share a Third Party IT Agreement, the Parties will agree on how best to do so, as part of the IT Transition Plan work of the IT JTF. Where applicable, the Parties will seek any necessary third party consents in order to allow the Parties to continue sharing Third Party IT Agreements.

(c)	SITA SC will, as soon as reasonably practicable following the Effective Date, assume management and responsibility for any Third Party IT Agreements for which, as between Equant and SITA SC, SITA SC is the sole user. If Equant is the party to any such Third Party IT Agreements, subject to any necessary vendor approval Equant will promptly following the Effective Date assign to SITA SC such Third Party IT Agreements. Both Parties will promptly take any commercially reasonable steps required in order to achieve the assignment of such Third Party IT Agreements to SITA SC.

(d)	Equant will, as soon as reasonably practicable following the Effective Date, assume management and responsibility for any Third Party IT Agreements for which, as between Equant and SITA SC, Equant is the sole user. If SITA SC is the party to any such Third Party IT Agreements, subject to any necessary vendor approval SITA SC will promptly following the Effective Date assign to Equant such Third Party IT Agreements. Both Parties will promptly take any commercially reasonable steps required in order to achieve the assignment of such Third Party IT Agreements to Equant.

8.	ASSETS TRANSITION

The Parties will apply the EAFA as set out in Schedule F, which is hereby incorporated by reference into this Agreement. All Network Assets, together with applicable Intangible Network Resources and all real property and buildings and improvements thereon in respect

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of Network Space, acquired on or after the Effective Date will be either purchased directly by Equant or purchased by SITA under the EAFA.

9.	PURCHASING AND PROCUREMENT TRANSITION

9.1	Purchasing and Procurement to Support SITA ICNOs

(a)	Equant will provide P&I to relevant Network Staff related to purchasing and procurement as required to support ICNOs. Purchasing and procurement costs incurred by SITA SC (or the applicable SITA Group Companies) in respect of supporting ICNO purchasing and procurement shall be deemed to be SITA ICNO Costs.

(b)	Equant will provide purchasing and procurement support to the ICNOs at Equant’s cost.

9.2	Top Suppliers

This Clause 9.2 will apply to Equant’s top five (5) Network equipment suppliers from time to time during the Term. As of the Effective Date, the top five (5) such suppliers are [*].

(a)	In negotiations with such top suppliers, Equant will use commercially reasonable efforts to negotiate with such suppliers, terms and conditions in its relevant contracts so as to enable SITA SC (or the applicable SITA Group Company) to acquire, during the Term, Network equipment and related products and services (e.g., software, installation, maintenance, training) on the same terms and conditions (including benefits of discounts) as Equant has for similar purchases under such contracts, including providing that Equant’s and SITA SC’s (or the applicable SITA Group Company’s) purchases under such contracts will both count toward any applicable volume discounts.

(b)	In such negotiations, the objective shall be to enable SITA SC (or the applicable SITA Group Company) to procure Network equipment and related services from any such supplier directly. If such terms are not available on commercially reasonable terms, then Equant shall discuss and agree with SITA SC possible alternative procedures to be negotiated with the relevant supplier.

(c)	The Parties shall share any additional credit or rebate arising out of combining SITA SC’s (or the applicable SITA Group Company’s) purchasing with Equant’s purchasing proportional to each’s contribution to such additional credit or rebate, treating SITA SC’s (or the applicable SITA Group Company’s) purchases as the ‘top slice’ of total purchases.

(d)	If obtaining such rights or administering such alternate procedures involves extra work for Equant, then Equant will notify SITA SC of the incremental costs of such work and, if SITA SC, in its sole and absolute discretion, agrees to pay such incremental cost Equant will perform such work. For the avoidance of doubt, if SITA SC elects not to participate in joint purchasing or procurement with respect to such supplier, SITA SC will not have a right to have another Equant supplier substituted as a top five (5) Network equipment supplier of Equant for the purposes of this Clause 9.2.

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(e)	SITA SC will defend, indemnify and hold harmless Equant from any Losses incurred by Equant to the extent due to SITA SC’s (or the applicable SITA Group Company’s) dealings with any such supplier.

(f)	Where and to the extent legally possible (including under the terms and conditions of the relevant contract with a top supplier), Equant will provide SITA SC with procurement related information, including copies of the supplier agreements. If Equant is prevented from providing such copies, Equant will provide such information as is legally and contractually possible. Where and to the extent legally possible (including under the terms and conditions of the relevant contract ) with a top supplier), Equant and SITA SC will keep each other informed of relevant information at regular intervals to be agreed with respect to their respective aggregated purchases under such supplier agreements, and the discounts received and receivable (in each case including, with respect to SITA SC, the purchases made and discounts received and receivable with respect to the SITA Group Companies), and will provide each other with relevant supporting documentation.

(g)	Either Party may suggest to the other possible additional suppliers where such cooperation might be mutually beneficial, and the Parties may mutually agree, in each’s sole and absolute discretion, to extend such cooperation in dealings with such additional suppliers.

9.3	Central Purchasing Support

(a)	In addition to providing purchasing support for the ICNOs, Equant will continue to provide central purchasing and procurement support to assist SITA SC (or the applicable SITA Group Company) to meet its requirements, during a transition period to last a maximum of nine (9) months following the Effective Date.

(b)	Such central purchasing and procurement support will be provided on the same volumes and to the same quality of service as at the Effective Date on the basis of [*]. If SITA SC (or the applicable SITA Group Company) requires additional effort and Equant agrees to provide it, Equant will advise SITA SC in advance of the extra resources required and, if SITA wishes to proceed, SITA SC will pay for the incremental effort at the same rate per FTE as in the immediately preceding sentence. SITA SC will have the right to instruct Equant to stop providing all central purchasing support at any time within such transition period upon two (2) months notice.

(c)	During such transition period, Equant and SITA SC (or the applicable SITA Group Company) shall use commercially reasonable efforts to achieve the transition by the end of such transition period.

9.4	Local Purchasing Support

(a)	In addition to providing purchasing and procurement support for the ICNOs, Equant will continue to provide local purchasing and procurement support to SITA SC (or the applicable SITA Group Company) to assist SITA SC (or the applicable SITA Group Company) to meet its requirements, during a transition period to last a maximum of nine (9) months.

(b)	Such support will be provided on the same volumes and to the same quality of service as at the Effective Date on the basis of [*]. If SITA SC (or the applicable SITA Group Company) requires additional effort and Equant agrees to provide it, Equant will advise SITA SC in advance of the extra

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resources required and, if SITA SC wishes to proceed, SITA SC will pay for the incremental effort at the same rate per FTE. SITA SC will have the right to instruct Equant to stop providing all local purchasing support at any time within such transition period upon two (2) months notice.

(c)	During such transition period, Equant and SITA SC (or the applicable SITA Group Company) shall use commercially reasonable efforts to achieve the transition by the end of such transition period.

9.5	GILDA System Support

The central and local purchasing and procurement support referred to in Clauses 9.3 and 9.4 will include Equant providing purchasing (including data management) support for GILDA to the extent necessary for the purposes of Clauses 9.3 and 9.4.

9.6	Stock Management

Equant and SITA SC (or the applicable SITA Group Company) will cooperate in assessing the current stock management situation. If any costs must be incurred to evaluate the situation, Equant will provide an estimate such costs, and SITA SC will have the option to proceed or not.

9.7	Authorisation

(a)	In performing purchasing and procurement support under this Clause 9, Equant shall be entitled to act on requisitions received from SITA SC (or the applicable SITA Group Company) that contain authorisation codes that are valid according to the information SITA SC has provided Equant.

(b)	SITA SC shall provide Equant with any necessary delegations of authority in order to perform the purchasing and procurement services under this Clause 9.

10.	OTHER SUPPORT SERVICES TRANSITION

This Clause 10 applies to support services and functions excluding those (such as General Services, Purchasing and IT Services) for which this Agreement expressly provides elsewhere for particular transition arrangements. The Parties recognise that, at the Effective Date, their support processes are in many instances inter-dependent and agree to change such processes as soon as commercially reasonable to achieve full separation or other alternative mutually beneficial arrangements with the objective of achieving such changes as soon as reasonably practicable and in no event later than the date nine (9) months following the Effective Date. Pending such changes, the Parties will continue to support each other’s reasonable business requirements on the same basis and at levels equivalent to those undertaken at the Effective Date. Such support services shall be provided at cost, except that no charge will be made by Equant where the relevant costs are already included in the “cost base” for Services provided under the Services Agreement.

11.	WORKSHOPS

Schedule I (Workshops) is hereby incorporated by reference into this Agreement as if set forth in full herein.

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12.	HUMAN RESOURCES

12.1	Co-operation with Respect to Staff

(a)	SITA SC (or the applicable SITA Group Company) may make changes with respect to its HR Policies relating to non-Network Staff that it reasonably believes will not materially affect Network Staff (including costs associated with such Network Staff) upon reasonable advance notice to Equant. Equant may make changes with respect to its P&I relating to HR Policies relating to Network Staff that it reasonably believes will not materially affect non-Network Staff of SITA SC (or the applicable SITA Group Company) (including costs associated with such non-Network Staff) upon reasonably advance notice to SITA SC (or the applicable SITA Group Company). If, upon the receipt of a notice as provided above, the Party receiving the notice believes that the proposed change will materially adversely Network Staff (in the case of Equant) or non-Network Staff of SITA SC (in the case of SITA SC or the applicable SITA Group Company), the receiving Party will promptly notify the proposing Party in writing of the receiving Party’s concerns, in which case the proposing Party will not implement the proposed change(s) until the Parties agree on an approach or the dispute has been resolved.

(b)	With respect to any changes to HR Policies that could reasonably be foreseen to affect both Network Staff and non-Network Staff of SITA SC (or the applicable SITA Group Company) in a Country (including the costs associated with such staff), the Parties will co-operate and consult with each other and agree on any such changes prior to making them.

(c)	The Parties agree that the procedures of this Clause 12.1 shall not apply to Instruction Letters issued under Clause 5.4.

12.2	HR Matters

(a)	Equant will provide HR Services as set out in Schedule H.

(b)	Equant will provide for the continuity of SITA SC statutory obligations and SITA-Specific activities performed by Network Staff prior to the Effective Date, as the performance of such obligations and activities may evolve from time to time through mutual agreement of the Parties. The Parties may agree special procedures relating to retention and similar matters from time to time that will apply to individual Network Staff members as the Parties may designate by mutual agreement from time to time (but shall not be obliged to do so).

(c)	In respect of Network Staff:

(i)	Equant P&I will cover HR policies to be followed in respect of Network Staff, and Equant will inform SITA of those HR actions required to implement such P&I;

(ii)	Through the HR Services Equant will advise and assist SITA to implement such HR actions; and

(iii)	such HR actions will be implemented through the seconded staff in accordance with Clause 2 of the HR Services Arrangement.

(d)	If SITA SC reasonably believes either that (i) Equant will or has taken action with respect to HR policies on behalf of SITA SC which does not comply with applicable statutory obligations or its contractual obligations under the HR Arrangement, or that

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(ii) Equant will or has taken action with respect to HR policies in an unprofessional manner so as to jeopardise SITA SC’s image, status and reputation as an employer, SITA SC will notify Equant in writing of such belief. Such notice will be to sent to the Equant’s vice president of human resources (or his designee) by electronic mail or facsimile, in either case with receipt confirmed by telephone and a copy sent to the head of Equant’s SITA Account Team (or his designee). SITA SC’s written notice shall include (A) a description of the relevant circumstances as known to SITA SC, (B) a copy of supporting written material, if any, and (C) any specific modifications to the action of which SITA SC is aware at the time of the notice that SITA SC reasonably believes would resolve any of SITA SC’s concern with the action.

(e)	Within five (5) Business Days (or two (2) Business Days if SITA SC reasonably believes and designates in its notice that the matter is urgent) following Equant’s receipt of SITA SC’s notice pursuant to Clause 12.2(d), either:

(i)	if Equant agrees that the action falls within one of the categories specified in Clause 12.2(d), Equant shall, within such five (5) or two (2) Business Day period, as applicable, (A) notify the SITA SC requestor in writing (by electronic mail or facsimile, in each case, with receipt confirmed by telephone and with a copy sent to the SITA SC General Counsel) that such is the case, and as promptly as possible (B) either desist from and/or rectify the consequences of such action or, if the consequences of such action is incapable of such cure, develop and begin to implement a plan reasonably designed to mitigate the effects of the action and, where applicable, prevent such action from recurring; or

(ii)	if Equant does not agree that the action falls within one of the categories specified in Clause 12.2(d), Equant shall notify the SITA SC requestor in writing (by electronic mail or facsimile, in each case, with receipt confirmed by telephone and with a copy sent to the SITA SC General Counsel) specifying the reasons(s) why, based on the information that it has been able to obtain, within such five (5) or two (2) Business Day period, as applicable, it believes such is not the case. With respect to SITA SC’s belief that the action falls within any of the categories specified in Clause 12.2(d), Equant shall have the right, within such five (5) or two (2) Business Day period, as applicable, before responding to meet in person or by telephone with the head of SITA SC’s human resources department to discuss SITA SC’s concerns and shall notify SITA SC that it is so doing.

(f)	If Equant does not agree with SITA SC’s categorisation of the action and sends a notice under Clause 12.2(e)(ii) above, the dispute will be escalated, within such five (5) or two (2) Business Day period, as applicable, upon either Party’s request to a meeting of the Executive Committee (or, in the alternative if the Parties so mutually agree, to a meeting of the Parties’ Chief Executive Officers). For extreme emergencies, the Parties agree to accelerate the timing of the dispute resolution process set forth above as appropriate under the circumstances. If it is determined that the action falls under one of the headings and Equant does not promptly cure or begin to implement diligently a plan to cure, SITA SC will have the right to intervene with respect to those issues SITA SC raised under Clause 12.2(d).

(g)	Members of the Network Staff will maintain their right to apply for jobs within other parts of SITA SC or its Affiliates at any time. SITA SC agrees, however, that it will not actively solicit any individual member of the Network Staff or any Equant staff for any other position without Equant’s prior written approval, to which request for approval Equant shall give reasonable consideration but may grant or deny in its sole discretion. Notwithstanding the preceding sentence, SITA SC shall not be prohibited

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from engaging in internal and external job postings or otherwise publicising job openings that are not targeted at any one or more particular individual members of Network Staff. Equant agrees that it will not actively solicit any individual member of the non-Network Staff for any other position without SITA SC’s prior written approval, to which request for approval SITA SC shall give reasonable consideration but may grant or deny in its sole and absolute discretion. Notwithstanding the preceding sentence, Equant shall not be prohibited from engaging in internal and external job postings or otherwise publicising job openings that are not targeted at any one or more particular individual members of non-Network SITA SC staff.

(h)	SITA SC shall not withdraw any member of the Network Staff from their then current position without first consulting with Equant and obtaining Equant’s approval, to which SITA SC request Equant shall give reasonable consideration but may grant or deny in its sole and absolute discretion. Any agreed transfer will be conducted in accordance with a mutually agreed plan to transfer the relevant individual’s responsibilities to a successor.

(i)	Where, pursuant to P&I, Equant advises SITA SC to make any Network Staff redundant, Equant will provide reasonable advanced notice so as to enable SITA SC to, in its sole and absolute discretion, re-deploy such employees to non-Network SITA SC activities.

(j)	If SITA SC’s compliance with Equant P&I relating to Network Staff leads to such Network Staff being made redundant, Equant will reimburse SITA SC’s redundancy costs, in accordance with agreed redundancy policies. However, if SITA SC redeploys any such employees Equant will not be responsible for any redundancy costs associated with such staff.

(k)	Where the Parties deem it advisable or necessary, a Country-specific agreement based on Schedule H may be developed and executed by the Parties in respect of a particular Country. The Country-specific agreement will set forth the terms and conditions of the HR Services pertinent to such Country and will only include changes from the terms and conditions of Schedule H as are advisable to conform with local law or custom as mutually agreed. Notwithstanding anything to the contrary in this Agreement or a Country-specific HR Services agreement, the Parties agree that a Country-specific HR Services agreement may not create any obligations or liabilities on the part of either Party (including, as applicable, a SITA Group Company) that are in addition to or different from the obligations and liabilities of such Party as specified in this Agreement unless the Parties execute simultaneously with the execution of such a Country-specific HR Services agreement a separate written amendment to this Agreement that specifically states the ways in which this Agreement is being amended with respect to such Country-specific HR Services agreement. The modifications made to this Agreement by any such amendment shall be effective only with respect to the Country-specific HR Services agreement to which it relates. The Parties expressly agree that, unless such an amendment specifically provides otherwise, all Claims by a Party against the other Party (including, in either case, the applicable SITA Group Company) under a Country-specific HR Services agreement will be brought under this Agreement and will be subject to all applicable terms and conditions of this Agreement (including as applicable limitations and exclusions of liability, indemnification procedures, dispute resolution processes and applicable law).

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12.3	Indemnification for HR Claims

(a)	Equant will indemnify, defend and hold harmless SITA SC (or the applicable SITA Group Company) against any Losses incurred by SITA SC to the extent due to any acts or omissions of Equant in relation to the HR Services which Equant provides under this Agreement, including:

(i)	acts or omissions with respect to statutory bodies or governmental authorities; and

(ii)	claims brought by Network Staff to the extent based on acts or omissions that occurred after the Effective Date.

(b)	Any Losses arising from claims brought by Network Staff against a Party to the extent due to acts or omissions that occurred after 2 October 1995 but prior to the Effective Date, will be cost shared by the Parties according to the percentages applicable pursuant to the JV Agreement at the time of the acts or omissions giving rise to the claim.

(c)	SITA SC will indemnify, defend and hold harmless Equant from Losses incurred by Equant to the extent due to claims brought against Equant by Network Staff for acts or omissions that occurred prior to 2 October 1995.

12.4	Claims brought by Transferred Network Staff

	(a)	Any Losses arising from claims brought by transferred Network Staff to the extent due to acts or omissions of either Party that occurred after 2 October 1995 but prior to the Effective Date will be shared equally by the Parties.

	(b)	SITA SC will indemnify, defend and hold harmless Equant from any Losses incurred by Equant arising from claims brought by transferred Network Staff to the extent due to acts or omissions of SITA SC that occurred prior to 2 October 1995.

	(c)	Equant will indemnify, defend and hold harmless SITA SC for any Losses incurred by SITA SC arising from claims brought by transferred Network Staff to the extent due to acts or omissions of Equant that occur after the Effective Date.

13.	PREMISES MATTERS

13.1	General

(a)	As of the Effective Date, the Parties will co-operate in respect of their use of Space as set forth in this Clause 13.1.

(b)	As soon as reasonably practicable after the Effective Date, the Parties will mutually develop and agree the initial version of the Master Premises Plan for the use by Equant and/or SITA SC. As part of developing the Master Premises Plan, the Parties will assemble a repository of all pertinent information relating to leases for Network Space. The Parties will update the Master Premises Plan from time to time as necessary. The Master Premises Plan will set forth a prioritisation schedule for altering the facilities arrangements and will include policies regarding the separation of SITA Specific Staff from Equant and/or Network Staff (where applicable), notice periods in respect of changes of utilisation of Space (which shall apply to a site only until the Site Specific Arrangement for such site has been executed) and the terms for Equant’s and/or SITA SC’s use of Network Space identified by Equant pursuant to Clause 13.1(d).

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(c)	The Master Premises Plan will serve as a framework for formalising site-specific arrangements between the Parties. The Parties will agree in writing on the specific arrangements to apply at each site (the “Site Specific Arrangements”) as soon as reasonably practicable after the Effective Date. Site Specific Arrangements must be in writing and signed by the head of each Party’s department responsible for premises (or a direct report of such individual designated for such purposes) to be effective.

(d)	As part of developing the Master Premises Plan, Equant will identify and inform SITA SC of any Network Space that Equant intends that either Equant staff or Network Staff will use in accordance with P&I following the Effective Date. Such Network Space will be categorised as to whether it is Exclusive Space or Shared Space, and whether it is leased from a third party (“Leased Space”) or owned by SITA SC (or an applicable SITA Group Company) (“SITA-Owned Space”). The usage of Exclusive Space will be governed by Clause 13.2 and the usage of Shared Space by Clause 13.3.

(e)	The Parties agree that, with respect to each Leased Space, each Party will be responsible for its proportionate share of the lease and General Services costs for the remainder of the term of the lease unless the Parties mutually agree otherwise on a case-by-case basis with each Leased Space.

(f)	This Clause 13.1(f) applies with respect to Space prior to the Parties entering into a Site Specific Arrangement for such Space. Both Parties will co-operate regarding any suggested changes in their use of such Space taking into account each other’s plans and respective requirement regarding the Space in question. In the event that either Party proposes to make a material change to the then-current arrangements to Space which would affect the other Party (including, for the avoidance of doubt, any lease surrender, expiry, renewal or extension, any new lease or any proposed purchase or disposal of owned real property) or any proposals to expand or reduce the use of the space it uses, such proposing Party will provide reasonable written notice to the other Party in advance of such proposed changes. The other Party shall have thirty (30) days following receipt of such written notice in which to review and comment on such proposed changes. If the other Party does not respond within thirty (30) days, or if agreement has not been reached within sixty (60) days, following the date of the proposing Party’s notice, the request will be escalated to the Executive Committee. Except as provided in this Clause 13.1(f), neither Party may initiate any change with respect to space that will adversely affect the other Party without the written Consent of the other Party or as expressly provided in the applicable Site Specific Arrangement until the end of the lease or equivalent agreement.

(g)	If a Party proposes to expand or reduce its utilisation of Space other than upon expiration or termination of a lease and this results in the relocation of the other Party pursuant to this Clause 13, then the proposing Party will be responsible for the other Party’s reasonable resulting relocation and other associated costs, unless mutually agreed otherwise.

(h)	As used below, “Premises Rental Amount” will mean:

(i)	with respect to Leased Space, the proportion that the Network Space or the space used by a Party, as applicable, at a facility or a premise bears to the total Leased Space (excluding common areas) in such building multiplied by the actual amount incurred by the Party that is the lessee in respect of the applicable time period for the total Leased Space; or

(ii)	with respect to Network Space which is SITA-Owned Space, the then-current open market rent applicable to such Network Space. Following the Effective

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Date until the market rate has been agreed with respect to a SITA-Owned Space, Equant will continue to pay the amount it paid immediately prior to the Effective Date with respect to such Space and, once the market rate for such Space has been agreed, Equant will ‘true up’ for any shortfall for the intervening time.

13.2	Exclusive Space

(a)	Leased Space

(i)	Pre-Transfer

For Leased Space which is Exclusive Space prior to a Network Transfer:

(A)	SITA SC (or the applicable SITA Group Company) and Equant will agree to terms whereby such Network Space will be used by Network Staff for the term of the underlying lease, unless the Parties agree to some other period. SITA SC shall include on the Statement of Costs the Premises Rental Amount for such space.

(B)	Equant will provide SITA SC with P&I relating to the administration of underlying leases, including lease extensions, renewals, cancellations or replacement leases, and SITA SC (or the applicable SITA Group Company) will follow such P&I.

(ii)	Post-Transfer

For Leased Space which is Exclusive Space, where legally possible and commercially reasonable SITA SC (or the applicable SITA Group Company) will transfer the underlying lease for such Network Space promptly following the Network Transfer. If it is not possible to transfer such underlying lease, SITA SC will sublet such Network Space to Equant on the same terms and conditions as the underlying lease where legally possible and commercially reasonable. If neither of the foregoing are legally possible or commercially reasonable, SITA SC (or the applicable SITA Group Company) and Equant will use commercially reasonable efforts to either (1) amend such lease to allow such assignment or sub-lease or (2) find alternative arrangements pursuant to which Equant may use such Network Space for the term of the underlying lease, unless the Parties agree to some other period. Upon the expiration of the underlying lease, Equant will be solely responsible for extending, renewing or replacing the underlying lease. Whether pursuant to a lease, sublease or other arrangement, Equant will be charged the Premises Rental Amount for such Network Space.

(iii)	General

Where possible under the applicable lease, Equant will have the right to sub-let any portion of such Leased Space to a third party of reasonable business standing, taking into account the Parties’ use of the remaining Leased Space.

(b)	SITA-Owned Space

The following provisions apply to SITA-Owned Space used exclusively by Network Staff, either prior to or after the relevant Network Transfer (or both, as applicable)

(i)	The Parties will agree, on a case-by-case basis, on the Premises Rental Amount in accordance with Clause 13.1(h)(ii) and the term for which Equant will commit to use such Network Space as well as any extension options and

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other terms relevant to such Network Space, which the Parties will reflect in the applicable Site Specific Arrangement. In any event, if the Parties have not agreed to such terms, SITA SC will give Equant written notice of any expiration or termination of Equant’s right to use any such Network Space at least two (2) years if such Network Space houses a Network node and nine (9) months in other cases, unless mutually agreed otherwise.

(ii)	SITA SC (or the applicable SITA Group Company) will include the Premises Rental Amount for such Network Space on the Statement of Costs or will charge Equant the Premises Rental Amount for such Network Space.

(iii)	If SITA SC (or the applicable SITA Group Company) intends at any time prior to the Network Transfer in the relevant Country to sell a SITA-Owned Space, SITA SC will notify Equant to such effect. If SITA SC receives an offer for the purchase of such SITA-Owned Space from a third party that it intends to accept, then prior to entering into a definitive, binding agreement for such sale SITA SC will give Equant thirty (30) days advance written notice of the intended sale and Equant will have a right of first refusal to acquire such space on the same terms as have been agreed with the third party within such time. If Equant does not exercise its right of first refusal with respect to such SITA-Owned Space, SITA SC agrees that the sales agreement with the third party will provide that the third party will honour the terms of the then-current Site Specific Arrangement (or, if there is no Site Specific Arrangement, the minimum occupancy term specified in Clause 13.2(b)(i) and that Equant will pay the Premises Rental Amount for such term).

(iv)	If such Network Space becomes surplus to Equant’s requirements, Equant shall first give SITA the right to re-occupy such surplus Space and then will have the right to sub-let any remaining portion of such Network Space to a third party of reasonable business standing, taking into account the Parties’ use of the remaining Leased Space.

13.3	Shared Space

(a)	General

(i)	Except as provided otherwise in Clause 13.3(a)(ii), whichever Party occupies the majority of Shared Space forming a Separate Facility will have General Services management responsibility for such space, unless otherwise mutually agreed.

(ii)	Notwithstanding Clause 13.3(a)(i) above, in the following Shared Spaces, SITA SC will have General Services responsibility: LHR, QIF, SIN, YUL, PAR 112, BEY and GVA (such sites together, the “SITA Corporate Sites”). Where part of a SITA Corporate Site is occupied by Network Staff or Equant and the General Services can commercially reasonably be operated independently, then Equant will have the right to assume the General Services responsibility for that part of the SITA Corporate Site.

(iii)	The Party that has General Services responsibility for each Shared Space (except as specified in Clause 13.3(a)(ii)) will charge the other Party, pro rata based on the percentage of such space each Party occupies, for (1) all reasonable General Services and other facilities costs, and (2) the reasonable overhead costs incurred in respect of such General Services and other facilities costs. Where the Party with General Services responsibility provides General Services or incurs premises costs related

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solely to the other Party (including in respect of Equant, costs related to all Network Space), the other Party shall be recharged with all such costs. Where the Party with General Services responsibility provides General Services or incurs premises costs which it utilises solely itself (which in respect of SITA shall mean solely in respect of non-Network Space), no such costs will be recharged to the other Party.

(iv)	In Shared Space, the General Services will include the provision of general support services including, as appropriate:

(A)	space planning and provisioning, including, where legally possible, the display of the other Parties’ branding, as commercially reasonable;

(B)	site maintenance and logistics, including management of the local purchasing arrangements;

(C)	health, safety and security management, including commitments to comply with local law and regulations;

(D)	reception and mail services;

(E)	provision of telephone services; and

(F)	travel and mission support (including the arrangement of travel insurance) for the employees of the other Party at that site.

The Parties will mutually agree for each site the additional services to be provided at such site, the Party that will be responsible for providing such services (either itself or through third parties), and the terms on which such services will be provided. The Parties will agree and put in place a process for tracking and allocating the cost of such services between the Parties.

(v)	The Party with facility management responsibility for a Shared Space will respond to requests from employees of the other Party using that Shared Space as if they were employees of the Party with such responsibility and shall otherwise treat such employees in a commercially reasonable manner given the nature of the space and other relevant details related to the space and any particular situation.

(vi)	Each Party will have the right, in a Shared Space facilities managed by the other Party, upon reasonable notice to such other Party, to review any records documenting the provision of the facility management services in that Shared Space.

(b)	Shared Leased Space

(i)	The Network Space portion of such Shared Leased Space will be subject to the provisions of Clause 13.2(a)(i) prior to the applicable Network Transfer, and subject to Clause 13.2(a)(ii) following the applicable Network Transfer.

(ii)	In addition to the requirement of Clause 13.1(e), if either Party decides that it will no longer use all of its portion of any particular Shared Space, such Party will promptly notify the other Party in writing, and the other Party will be given the first option to take such space. In any event each Party will continue to be responsible for the costs of its portion of such Leased Space through the end of the then current underlying lease, unless otherwise mutually agreed. Each Party will use commercially reasonable efforts to minimise the cost to the Parties of such Network Space and will provide such information, co-operation and assistance as is reasonably requested by the other Party with regard to such Network Space, including, where agreed by both Parties, terminating or sub-letting such lease. Where permitted by the

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applicable lease, both Parties will have the right to sublet their respective surplus portions of such Space to third parties of reasonable business standing, taking into account the Parties’ use of the remaining Leased Space.

(c)	Shared SITA-Owned Space

(i)	The Network Space portion of SITA-Owned Space will be subject to the provisions of Clause 13.2(b).

(ii)	In addition to the requirement of Clause 13.1(e), if either Party decides that it will no longer use all of its portion of the any particular Shared Space, such Party will promptly notify the other Party in writing, and the other Party will have the first option to take such space. In any event Equant will continue to be responsible for the costs of its portion of such Shared Space through the end of the then current lease or agreement with SITA SC, unless otherwise mutually agreed. Each Party will use commercially reasonable efforts to minimise the cost to the Parties of such Network Space and will provide such information, co-operation and assistance as is reasonably requested by the other Party with regard to such Network Space, including, where agreed by both Parties, terminating or sub-letting such lease. Equant will have the right to sublet any portion of such Network Space to a third party of reasonable business standing, taking into account the Parties’ use of the remaining Leased Space.

14.	JV AGREEMENT

The JV Agreement is terminated by separate Instrument. However, notwithstanding the termination of the JV Agreement, the Parties will continue to apply the cost-sharing rules of the JV Agreement where indicated in this Agreement.

15.	SITA ICNO COSTS AND COST SHARED COSTS

15.1	SITA ICNO Costs

(a)	Equant provides SITA SC with global Network Services in accordance with the Services Agreement and in connection therewith, Equant provides P&I in respect of SITA In-Country Network Operations. Equant agrees to become responsible to SITA SC for all costs which SITA SC (or the applicable SITA Group Company) incurs in conducting its In-Country Network Operations (the “SITA ICNO Costs”). Each month, SITA SC shall calculate the SITA ICNO Costs in the relevant local currency for that month and shall convert such costs to U.S. dollars at an embedded foreign exchange rate for that month, which rate shall be the Preceding Month-End Exchange Rate. Equant shall fund such SITA ICNO Costs at the same embedded exchange rate.

(b)	Statement of SITA ICNO Costs

(i)	On the third (3rd) Business Day following each month-end close or such other time as mutually agreed by the Parties, SITA SC will

(A)	provide Equant with a statement of the amount of the SITA ICNO Costs for each Country for the previous month calculated in accordance with Clause 15.1(a) above (the “Statement of Costs”), and

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(B)	confirm that, to its reasonable knowledge, such Statement of Costs accurately represents the actual SITA ICNO Costs excluding all other costs.

(ii)	Equant may raise any questions regarding any Statement of Costs with the SITA accountants responsible for the accounts of the applicable Country and/or the SITA central or regional accountants. Such accountants will respond to any such enquiry within a commercially reasonable period. If such questions are to the local accountants and are in writing, then Equant shall send a copy of the questions to such local accountant’s regional controller.

(c)	Treatment of Disputed Amounts and Errors

(i)	If Equant disputes in good faith any amount on a Statement of Costs, then Equant shall provide prompt written notice to SITA SC, explaining in reasonable detail the nature of the dispute and attaching appropriate supporting documentation. After such written notice has been delivered, Equant may withhold from its funding for the month following the period covered by such Statement of Costs an amount equal to such disputed amount until the dispute is resolved. If it is determined that the contested amount is a SITA ICNO Cost, Equant will promptly provide the funds withheld together with interest thereon calculated at a rate equal to the Agreed Interest from the due date of such funds to the date on which they are paid. The Parties will use commercially reasonable efforts to solve such disputes as soon as possible.

(ii)	If, prior to the Network Transfer in a Country, SITA SC or Equant discovers, whether as a result of Clause 15.1(c)(i) above or otherwise, that a cost was incorrectly included or incorrectly excluded from any Statement of Costs in respect of that Country, then such error shall be corrected on the following Statement of Costs provided to Equant for the Country concerned and the funding shall be adjusted as appropriate.

(iii)	For up to twelve (12) months following a Network Transfer, either Party shall have the right, once within such twelve (12) months, to raise issues with respect to any cost (i) which has been incorrectly included or incorrectly excluded from any Statement of Costs during the five (5) years prior to such Network Transfer, and (ii) for single costs which each amounts to at least U.S. $1,000 (for which purpose a series of repeated errors of the same nature with the same supplier shall be treated in the aggregate as a single cost). Equant shall have the right to perform one (1) audit of SITA SC’s accounting records relating to the relevant former ICNO during such twelve (12) months for this purpose. Any amount so over- or under-funded by Equant shall be paid or repaid, as applicable, as set out below:

(A)	The costs or the portion thereof, which either Party incorrectly bore for any period prior to the Effective Date, whether pursuant to the JV Agreement or otherwise, will be reimbursed pursuant to the JV Agreement applying the cost sharing ratios applicable to the time period(s) in respect of which such costs or expenses (including any associated interest, penalties and the like) relate.

(B)	For any period after the Effective Date, any costs which are not SITA ICNO Costs incorrectly paid by Equant will be reimbursed by SITA SC and, subject to Clause 15.1(d) below, any SITA ICNO Costs not charged to Equant will be paid by Equant.

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(d)	In addition, either Party may have additional rights to make claims as expressly set forth in this Agreement (e.g., under Clauses 12.3, 12.4 and 16.4(e)).Where the aggregate SITA ICNO Costs excluded from the Statements of Costs for a prior accounting period is material (it being understood that for purposes of this Clause 15.1(d), “material” shall be defined in accordance with Equant’s materiality level for adjustment of costs, as set by Equant’s independent auditors for the relevant accounting period), and such errors were not corrected within the cut-off date for the acceptance of central audit adjustments for Equant’s accounts for the year concerned, then such ICNO Costs will not be paid by Equant to SITA SC under Clause 15.1(c)(iii) above, to the extent that such errors were due to staff of SITA SC which are not Network Staff, including the accountants of SITA SC.

(e)	SITA ICNO Costs

The SITA ICNO Costs shall be net of any relevant credits or rebates and shall include, as applicable:

(i)	Network Access Circuit costs;

(ii)	depreciation, rental and maintenance costs in respect of applicable Network Access Equipment;

(iii)	employment costs of Network Staff;

(iv)	other circuits and other PTT costs, including international and domestic circuit costs;

(v)	rental and maintenance costs for Network Assets;

(vi)	Premises Rental Amounts;

(vii)	other building infrastructure and General Services expenses incurred by SITA in accordance with the principles set out in Clause 13;

(viii)	depreciation and Agreed Interest on Network Assets and Intangible Network Resources (including all capitalised development costs), including, in the case of assets destroyed or damaged, the remaining net book value of such assets (less the amounts of the insurance proceeds, if any, received by the applicable SITA Group Company in respect of such destruction or damage);

(ix)	insurance costs with respect to In-Country Network Operations up to insurance levels approved by Equant pursuant to the Equant P&I under Clause 5, including employee-related insurance (e.g., workers’ compensation, and travel insurance) and insurance on Network Assets.

(x)	audit, accountancy, legal, tax and other fees of external advisors and other central costs incurred by SITA SC (or the applicable SITA Group Company) relating to the In-Country Network Operations, in addition to those costs covered by Clauses 15.1(e)(xii) and 15.1(e)(xiii) below. Where such fees or costs are commissioned by non-Network Staff and are to be submitted as SITA ICNO Costs, SITA SC will obtain Equant’s prior written approval before incurring any such costs. SITA SC will provide Equant with reasonably sufficient information at the time of such a request for approval so as to permit Equant to make an informed decision, with such request being made reasonably in advance of the requirement to incur the relevant costs. If SITA SC fails to meet the notice provisions set out in this paragraph (x), the Parties may agree that such costs be included in SITA ICNO Costs;

(xi)	costs and expenses of ICNO accounting functions apportioned to ICNO activity according to the estimated time dedicated to ICNO activity as a percentage of ICNO activity and SITA Specific Activity, which time estimate

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shall be calculated as follows unless the Parties otherwise mutually agree: (1) the total costs of the local accountants of SITA SC (or the applicable Group Company) will be allocated amongst the following functions in the following percentages:

(A)	[*] with respect to access circuits,

(B)	[*] with respect to number of staff,

(C)	[*] with respect to the net book value of assets, and

(D)	[*] with respect to monthly costs;

(2) Equant and SITA SC shall share the costs and expenses of each such function according to the relative percentage of the items associated with each function (i.e., access circuits, staff, net book value of assets, and monthly costs) attributable to Equant or SITA SC (or the applicable SITA Group Company) for the applicable ICNO; provided, however that the costs of access circuits will be excluded from the ICNO’s monthly costs for the purposes of Clause 15.1(e)(xi)(1)(D) above.

(xii)	regulatory and non-recoverable tax costs, which

(A)	will be allocated 100% to SITA ICNO Costs if they are exclusively related to the In-Country Network Operations,

(B)	if such costs are not exclusively related to the In-Country Network Operations, will be allocated to the Network Operations as SITA ICNO Costs according to the proportion that the relevant turnover of In-Country Network Operations bears to the total turnover of In-Country Network Operations and SITA Specific Activities in such Country, or

(C)	if a different method is agreed by Parties, will be allocated in accordance with such method;

(xiii)	a monthly allowance for each Country for:

(A)	support for human resources (as agreed between the Parties from time to time);

(B)	general IT and systems support (if any) provided by SITA SC (or the applicable SITA Group Company); and

(C)	General Services as agreed between the Parties in accordance with the principles set forth in Clause 13 provided by SITA SC (or the applicable SITA Group Company) to In-Country Network Operations.

Each such Set Amount for each Country may be updated once a year by the Parties according to the latest available information, but otherwise shall not be changed until the Network Transfer for the Country concerned has occurred. Following the Network Transfer, SITA SC shall cease charging any such flat fee for such Country thereafter;

(xiv)	a monthly set amount (the “Set Amount”) for the financial, administrative and other regional and central support provided by SITA SC (or the applicable SITA Group Company) to In-Country Network Operations, with such Set Amount being one of four (4) levels (large, medium, small and very small) calculated according to the size of the Network Operations as specified in (and pursuant to the terms and conditions set forth in) Schedule D. Such Set Amount shall cover the following costs:

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(A)	regional and central accounting and treasury costs;

(B)	legal, regulatory and other support; and

(C)	accounting systems support for In-Country Network Operations (e.g., SITA SUN, including the central system)

The Set Amount for each Country may be updated once a year by the Parties according to the latest available information, but otherwise shall not be changed until the Network Transfer for the Country concerned has occurred. Following the Network Transfer, SITA SC shall charge the applicable amounts specified in Clauses 4.6(b)(iii)(D) and 4.6(b)(iii)(E) until all remaining Other Network Resources have been transferred in such Country and will cease including any such Set Amount for such Country thereafter;

(xv)	costs charged by Equant to SITA SC (or the applicable SITA Group Company) for services provided in respect of In-Country Network Operations; and

(xvi)	local bank charges, interest costs (net of interest income), and foreign exchange differences related to invoices accounted for in the In-Country Network Operations which are accounted for in a currency other than the applicable local currency.

(f)	Preparation of Budgets and Approval of Expenses

(i)	Equant shall provide policies, procedures and guidance on the preparation of the budget for each Country’s Network Operations. The SITA SC local accountants will provide support to local management in the preparation of the budget and explaining variances between budgets and actuals, insofar as they have the information to do so.

(ii)	SITA SC’s accountants will not pay any invoice or disbursement unless properly authorised by Network Staff or by Equant, it being understood that Network Staff will be fully responsible in accordance with Equant P&I for maintaining and managing the relationship with all suppliers in connection with In-Country Network Operations.

(g)	Accounting Policies and Procedures for SITA ICNO Costs

Equant will advise SITA SC on appropriate accounting policies and procedures for In-Country Network Operations in accordance with current U.S. GAAP or Equant corporate rules, and SITA SC shall observe such policies and procedures provided that where (i) such policies and procedures are not in conformity with the applicable statutory requirements of SITA SC, SITA SC will retain its current methodology and will prepare the Statements of Costs pursuant to Clause 15.1 accordingly, and Equant may, in its sole and absolute discretion, apply adjustments in its books and records to ensure that the recharge is consistent with Equant’s accounting policies and procedures; or (ii) such policies and/or procedures would require SITA SC to change its policies and procedures to conform to those of Equant, and such a change would be reasonably likely to have a material effect on the accounts of SITA SC (or the applicable SITA Group Company) (it being understood that for purposes of this Clause 15.1(g), “material” shall be defined in accordance with SITA SC’s materiality levels, as set by SITA SC’s independent auditors for the relevant accounting period) in respect of its other activities, the chief financial officers of Equant and SITA SC will discuss and agree the appropriate policy and/or procedure to adopt. If SITA is required to change its policies and procedures as a result of this clause, the Parties will agree a reasonable period for such changes to be introduced

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and a budget for doing so and the costs incurred under such budget will be reimbursed to SITA SC by Equant.

In respect of particular accounting policies:

(i)	The Parties agree that the current policy of accruing holiday provisions on a straight line basis will continue for the time being, until such time as Equant chooses to change it, in which case Equant will provide a documented process and the data required.

(ii)	In the event that any change in accounting policies relating to pensions, end of service indemnities, or post retirement benefit schemes is requested by Equant, and this change causes an increased or decreased cost to SITA SC (including for the avoidance of doubt any change to the current U.S. GAAP policies to amortise forward any unaccrued costs in respect of pensions, end of service indemnities or post retirement benefit schemes), then SITA SC shall either be reimbursed for or shall refund to Equant such increased or decreased costs, respectively, under the following principles:

(A)	Any differences between the liabilities based on “point in time valuations” as of the Effective Date as compared with costs accrued as of the Effective Date shall be borne in accordance with the JV Agreement; it being understood that all costs and expenses incurred by SITA SC in connection with the process of calculating such differences shall be deemed SITA ICNO Costs pursuant to Clause 15.1(e).

(B)	All costs incurred in respect of time periods after the Effective Date will be borne by Equant pursuant to Clause 15.1.

(h)	If SITA SC fails to comply with Equant’s policies and procedures provided under Clause 15.1(g) above, except with respect to those matters set forth in Clauses 15.1(g)(i) and 15.1(g)(ii), Equant shall (if it seeks to remedy such failure) promptly notify SITA SC of such failure to comply, and shall allow SITA SC thirty (30) days in which to cure such failure. If SITA SC fails to cure such failure within such thirty (30) day period, then Equant will have the right to withhold twenty percent (20%) of the funding due under Clause 15.1(i) for SITA ICNO Costs excluding all circuits costs for the relevant Country, it being understood that such withholding right shall not apply to large Countries as set forth in Section 1 of Schedule C until 1st October 2001 but in any event will not apply to France. Once SITA SC has cured the failure, Equant will make payment of any amounts withheld within two (2) days following receipt of appropriate evidence of such cure. If SITA SC disputes the basis on which Equant is withholding such funds, the matter will be referred to a mutually agreed external accountant for consideration, acting as expert and not as arbitrator. The Party who does not prevail will pay the fees of such accountant this purpose. If the dispute is not resolved within thirty (30) days following referral to such accountant, the dispute will be referred for resolution first to the Parties’ chief financial officers and, then if applicable, pursuant to Clause 8 of the Strategic Relationship Umbrella Agreement. If it is determined that such funds should not have been withheld by Equant, Equant will make payment of such amounts withheld within two (2) days of such determination.

(i)	As from 1 November 2001, if such a failure to cure occurs with respect to the ICNO in France before the Network Transfer in France is completed and Equant gives SITA SC (or the applicable SITA Group Company) written notice of such failure, SITA SC (or the applicable SITA Group Company) agrees that SITA SC (or the applicable SITA Group Company) will, with

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Equant’s assistance, within thirty (30) days following such notice, develop and submit for Equant’s Consent a plan to cure such failure and will, also with Equant’s assistance, diligently execute the cure plan. If there is not an agreed plan within such thirty (30) days (provided Equant has supplied the assistance required under the previous sentence in a timely fashion and has not withheld its Consent unreasonably), then Equant will have the right to withhold ten percent (10%) of the funding due under Clause 15.1(i) for the France SITA ICNO Costs excluding all circuits costs until such a plan has been agreed. If SITA SC (or the applicable SITA Group Company) does not diligently execute the agreed plan, then Equant may give SITA SC a notice to such effect. If SITA SC (or the applicable SITA Group Company) does not commence to diligently execute the plan within fourteen (14) days following such notice, Equant will have the right to withhold ten percent (10%) of the funding for the France SITA ICNO Costs excluding all circuits costs until SITA SC does come to diligently perform the agreed plan.

(i)	Treasury Mechanics

The treasury mechanics for funding of the SITA ICNO Costs shall operate as follows:

(i)	SITA SC will submit to Equant for Equant’s review and approval forecasted ready money needs for each month at the beginning of such month. The forecasts will be broken down by Country and by week. Equant will review and modify the forecasts as appropriate in Equant’s judgement. Equant will provide funds to satisfy such ready money needs and directions to SITA SC for the timing and allocation of disbursements.

(ii)	On the Statement of Costs, SITA SC shall show the difference between the amount of the funds that Equant provided for a Country pursuant to Clause 15.1(i)(i) and the SITA ICNO Costs in such Country in such month, including, as agreed, lump-sum adjustments for material accruals and/or prepayments. The resulting net amount, other than amounts in dispute pursuant to Clause 15.1(c), will be settled no later than five (5) Business Days following receipt of the Statement of Costs.

(iii)	Equant shall make payments into one (1) or more central bank accounts and SITA SC shall be responsible for the transmission of the funding to the applicable Countries as directed by Equant pursuant to Clause 15.1(i)(i) (which transmission may be made directly or indirectly via another central SITA SC bank account provided that such amounts are promptly paid on to the applicable Country). Any such central bank account(s) shall be separate from other SITA SC bank account(s), and any interest earned on such account(s) shall be netted against the SITA ICNO Costs.

(iv)	If Equant fails to pay any forecasted ready money needs under this Clause 15.1(i) by the relevant due date (other than amounts in dispute pursuant to Clause 15.1(c), Equant shall pay interest at the Agreed Interest rate for the period from the due date for such payment until payment is received or such amount has been netted by SITA SC pursuant to the following sentence. In addition, if payment is not received within ten (10) days following the applicable due date SITA SC may credit such unpaid forecasted ready money needs against payments due to Equant with two (2) days prior written notice to the Treasurer of Equant N.V. provided that Equant does not, within such two (2) days, notify SITA SC that it is paying such unpaid forecasted ready money needs.

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(j)	SITA SC shall provide Equant with supporting data and visibility (including balance sheet information) with respect to SITA ICNO Costs (including relevant access to the SITA SC accounting systems. In-Country Network Operations will hold their accounting records on the SITA SC accounting systems (i.e., SITA SUN). SITA SC shall hand-off data, at the central level, within three (3) Business Days following the end of the calendar month. Equant (and its designated external accountants) shall have the right to audit the SITA ICNO Costs up to once per calendar quarter at the central level and up to once per calendar quarter at the local level (but in no event more than an aggregate of fifteen such local audits per calendar quarter), including relevant access to SITA SC accounting systems for this purpose (including balance sheet information), such audit to be at Equant’s own expense. Equant may also request SITA SC’s external auditors to carry out the work under delegation from Equant’s external auditors at Equant’s expense (see Clause 15.1(e)(x)). In addition, the Parties may agree to appoint joint auditors for the audit requirements of In-Country Network Operations. The Parties will provide each other promptly with copies of all external audit reports relating to the relevant In-Country Network Operations.

(k)	With respect to any additional accountants SITA SC deems necessary to hire into or assign to In-Country Network Operations accounting function in excess of those in the latest budget or re-forecast, SITA SC will provide Equant with the appropriate justification for such additional accounting resource needed in such Country. Equant will not unreasonably withhold its approval of such additional resources, and will provide its response to the request within thirty (30) days following Equant’s receipt of such justification. If SITA SC does not receive a response from Equant within such time, or does not agree with Equant’s denial of a request, the matter will be referred to the chief financial officers of SITA SC and Equant. If the chief financial officers do not agree a resolution to the dispute within thirty (30) days following the date on which the dispute is referred to them, the dispute will be resolved according to the Dispute Resolution Process.

15.2	Cost Shared Costs

Until fourteen (14) days prior to SITA SC’s cut off date for acceptance of audit adjustments for calendar year 2001, SITA SC and Equant will instruct their respective accountants (including, in the case of SITA SC, accountants of the SITA Group Company) to segregate and account for all ICNO costs or credits relating to the period prior to the Effective Date under separate accounting codes in its accounting records. These costs or credits will be cost shared pursuant to the JV Agreement applying the cost sharing ratios applicable to the time period(s) in respect of which each such cost or credit (including any associated interest, penalties and the like) relates. Any costs or expenses that relate to periods prior to the Effective Date but are not discovered until after the date in the first sentence of this clause will be SITA ICNO Costs. For this purpose, SITA SC shall have the right to audit once Equant’s accounting records in respect of its network operations prior to the cut off date for acceptance of audit adjustments for calendar year 2001.

15.3	Netting of Amounts Due
The Parties may net amounts due under this Agreement in accordance with Clause 18.8 of the Services Agreement.

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16.	REIMBURSEMENT OF RESTRUCTURING COSTS AND MATERIAL FINANCIAL DETRIMENT COSTS

16.1	Applicability This Clause 16 applies only to those Transfers that occur on or after the Effective Date.

16.2	Restructuring Costs

(a)	Equant shall reimburse SITA SC (or the applicable SITA Group Company) for all Restructuring Costs. Such Restructuring Costs shall be reimbursed by Equant as paid by SITA SC and not by way of up-front, lump-sum, net present value payments based on calculations of ongoing or recurring future costs. Restructuring Costs shall be divided into the following categories:

(i)	transactional Restructuring Costs related to the transactions taken to effect a Transfer (e.g., stamp taxes, transfer taxes (the “Transactional Restructuring Costs”);

(ii)	IT Transition Restructuring Costs; and

(iii)	Other Restructuring Costs budgeted for by the Parties pursuant to Clause 16.2(b) below.

Restructuring Costs do not include any costs to be shared by the Parties pursuant to Clause 4.7.

(b)	Budgets

(i)	For Other Restructuring Costs, the Parties shall discuss and agree in good faith what restructuring steps are reasonably required for a Transfer and prepare a mutually agreed budget for those steps, consistent with industry based customs and standards reasonably applicable under the circumstances.

(ii)	With respect to IT Transition Restructuring Costs, as the Parties develop the IT Transition Plan the Parties will also establish a budget for each set of discrete tasks. Each budget will be consistent with the principles set forth in Clause 7 and Schedule B. As each set of tasks are performed, the Parties will validate and modify, as mutually agreed, the relevant budget as reasonably necessary during the performance of such tasks.

(iii)	If the Parties do not agree to a budget under this Clause 16.2(b) within a reasonable period of time, either Party may escalate the issue to the Executive Committee at its next meeting by giving the other Party ten (10) days prior written notice of the escalation.

(iv)	Equant shall not be responsible for any costs or expenses as Other Restructuring Costs or IT Transition Restructuring Costs which are not authorised in the applicable agreed budget, unless Equant gives prior written approval for such costs or expenses.

(v)	Where SITA SC (or the applicable SITA Group Company) desires to implement steps to a quality or scale beyond that agreed in the budgets under this Clause 16.2(b) above, or through a different method resulting in costs beyond those authorised in the applicable agreed budgets, SITA SC (or the applicable SITA Group Company) will be responsible for the resulting additional or incremental costs and expenses itself and will either pay such costs and expenses directly or promptly reimburse Equant (as applicable) for

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such costs and expenses. Such additional costs will not be deemed to be Restructuring Costs.

16.3	Material Financial Detriments

	(a)	Per-Country Transfer Threshold and Reimbursement

The Material Financial Detriment per-Country Transfer threshold for each of the five (5) years following a Transfer shall be (i) for the twelve (12) months following the Transfer, ten percent (10%) of the budgeted costs being transferred, the budgeted costs being those for the accounting year in which the Transfer takes place, and (ii) for each of the subsequent four (4) twelve (12) month periods, ten percent (10%) of the budgeted costs described in Clause 16.3(a)(i) above. Once this threshold is reached in any such twelve (12) month period, Equant will reimburse SITA SC, or the applicable SITA Group Company, for all Material Financial Detriment Costs incurred in respect of the relevant Transfer in such twelve (12) month period, including for the avoidance of doubt all Material Financial Detriment Costs incurred by SITA SC in such twelve (12) month period before the threshold is reached and all Material Financial Detrimental Costs incurred for the remainder of such twelve (12) month period.

	(b)	Aggregate Threshold

This Clause 16.3(b) applies solely to those Transfers which, at any given time, took place within the previous five (5) years but excludes those Transfers which, at such time, have exceeded the applicable per-Country Transfer threshold under Clause 16.3(a) (collectively, the “Aggregated Transfers”). In each accounting year, Equant will reimburse SITA SC (or the applicable SITA Group Company) for the Material Financial Detriment Costs SITA SC (or the applicable SITA Group Company) incurs in respect of such Aggregated Transfers in excess of five percent (5%) of the sum of the budgeted costs described in Clause 16.3(a)(i) for such Aggregated Transfers. SITA SC (or the applicable SITA Group Company) will solely bear the Material Financial Detriment Costs resulting from such Aggregated Transfers until this aggregate threshold is exceeded.

	(c)	Submission of Claims and Reporting

(i)	SITA SC will keep Equant reasonably informed from time to time of the costs SITA SC incurs in a Country which it may later claim back as Material Financial Detriment Costs. SITA SC will promptly inform Equant upon SITA SC becoming aware that costs relating to a Country have become subject to reimbursement as Material Financial Detriment Costs (because of having crossed either threshold set forth in Clause 16.3(a) or 16.3(b)). SITA SC (or the applicable SITA Group Company) shall submit a claim for reimbursement of each Material Financial Detriment within six (6) months after such Material Financial Detrimental threshold (being, as applicable, the Per-Country Transfer threshold or the Aggregate Transfer threshold) is equalled or exceeded, and, if applicable, shall submit a claim for further Material Financial Detriment Costs related to that Material Financial Detriment within six (6) months of such further Material Financial Detriment Costs being paid.

(ii)	SITA SC (or the applicable SITA Group Company) shall provide a quarterly report to Equant tracking the Material Financial Detriment Costs for the preceding quarter in a format to be mutually agreed.

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16.4	Reimbursement Procedures

	(a)	SITA SC (or the applicable SITA Group Company) will submit eligible Restructuring Costs and Material Financial Detriment Costs which SITA SC has incurred for reimbursement once a month by the fifteenth (15th) day of each month, noting any Significant Costs (as defined below) which have been accrued but not yet paid. Each such reimbursement request will be supported by reasonable documentation. Reimbursement requests for IT Restructuring Costs or Other Restructuring Costs will also indicate whether such cost or expense is covered by the approved budget or was separately approved by Equant in writing. Equant will pay such reimbursement requests for all undisputed amounts by the fifteenth (15th) day of the next month, provided that Equant shall not be obligated to reimburse any accrued but unpaid liabilities until payment is made except as set out in this Clause 16.4(a). Where one or a set of such Restructuring Costs or Material Financial Detriment Costs exceed US$ 100,000 (“Significant Costs”), upon SITA SC’s request and the receipt of reasonable written notice and documentation evidencing the required payment to be made by SITA SC (or the applicable SITA Group Company) and the date such payment is required to be made, Equant will provide SITA SC (or the applicable SITA Group Company) the funds required shortly in advance of the date on which such payment is due. Where Restructuring Costs arise under a budget, the Parties may agree appropriate treasury mechanics so that Equant provides the funds to SITA SC shortly in advance to enable SITA SC (or the applicable SITA Group Company) to settle the relevant amounts when they fall due.

	(b)	The Parties agree:

(i)	to co-operate with each other and act commercially reasonably to minimise, reduce or avoid an expense which would be a Restructuring Cost or Material Financial Detriment Costs;

(ii)	that Equant shall not be responsible for Restructuring Costs or Material Financial Detriments Costs to the extent resulting from any change in applicable law, rule or regulation following the relevant Transfer except where (1) Equant, prior to the Transfer, through its representatives on the JTF, knew that a proposed change in applicable law, rule or regulation was likely both to be enacted and to cause a Restructuring Cost or Material Financial Detriment Costs if enacted, (2) Equant nevertheless decides not to delay or abandon the Transfer under Clause 4.3(c), and (3) the proposed change in applicable law, rule or regulation was implemented by the relevant government within six (6) months following the Transfer.

(c)	Equant will have the right to audit (or to have external accountants or relevant specialists audit), upon reasonable advance notice and during normal business hours, relevant business records of SITA SC (or the applicable SITA Group Company) to verify the categorisation, basis and the amount of Restructuring Costs or Material Financial Detriments Costs reimbursed or claimed under this Clause 16, including relevant access to the SITA SC accounting systems. Equant will exercise its rights under this Clause 16.4(c) not more than four (4) times per calendar year at the central level and, with respect to additional audits (including at the Country level), only when and to the extent required to verify the bases and amounts of Restructuring Costs or Material Financial Detriment Costs.

(d)	The Parties agree that:

(i)	any Taxes or other eligible expenses that are payable on a ‘one-off’ basis and arise from or are imposed directly on the transactions needed to effect the

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Transfer itself will be deemed to be Transactional Restructuring Costs, and not Material Financial Detriment Costs; and

(ii)	any Taxes or other eligible expenses that arise on an ‘on-going’ basis following a Transfer will be deemed to be Material Financial Detriment Costs and not Restructuring Costs.

(e)	Taxes or regulatory fees (including any associated interest, penalties and the like) resulting from changes in the status or structure of SITA SC (or the applicable SITA Group Company) arising after the Effective Date and not originating directly as a result of a Transfer shall not be Restructuring Costs or Material Financial Detriment Costs. The Parties agree that:

(i)	any such Taxes or fees (including any associated interest, penalties and the like) assessed in respect of time periods before 2 October 1995 will be borne by SITA SC (or the applicable SITA Group Company);

(ii)	any such Taxes or fees (including any associated interest, penalties and the like) assessed in respect of time period between 2 October 1995 and the Effective Date will be cost shared by the Parties pursuant to the JV Agreement (applying the cost sharing proportions applicable to the time period(s) in respect of which such Taxes, fees, interest, penalties and like are assessed), and

(iii)	with respect to any such Taxes or fees (including any associated interest, penalties and the like) assessed in respect of time periods between the Effective Date and the date of the Transfer, (a) Equant will bear the proportion that reflects the ICNO’s share of overall in-Country revenues as SITA ICNO Costs under Clause 15.1, and (b) SITA SC (or the applicable SITA Group Company) will bear the proportion that reflects the non-ICNO share of overall in-Country revenues.

(f)	Taxes and Procedures Relating to Taxes

(i)	This Clause 16.4(f) will apply to any Restructuring Costs or Material Financial Detriment Costs that are Taxes.

(ii)	Interaction with Tax Authorities and Appointment of Advisors

(A)	The principal objective of the Parties is to effect Transfers in accordance with the principles under Clause 3. Consistent with the foregoing, the Parties will co-operate with each other and take commercially reasonable actions in respect of a Transfer in order to effect the Transfer in a way that is Cost Efficient as well as consistent with Clause 6 of this Agreement. SITA SC (or the applicable SITA Group Company) shall be responsible for the appointment of the tax advisors for this purpose, but shall consult with Equant prior to their appointment. Where it is necessary to obtain a ruling from, or to interact with, the relevant tax authorities, SITA SC (or the applicable SITA Group Company) shall lead any such activity. SITA SC (or the applicable SITA Group Company) shall consult with Equant prior to undertaking any action or interaction with respect to such tax authorities, will keep Equant informed of any developments in these regards, and will permit Equant to attend any meetings with such tax authorities unless such attendance could reasonably be expected to adversely affect or delay the obtaining of a favourable result with such tax authorities.

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(B)	The procedures in Clause 16.4(f)(ii)(C) will apply in respect of Taxes which are Restructuring Costs and/or Material Financial Detriments. Where such procedures are not followed, Equant will not be liable for any resulting increase in Restructuring Costs or Material Financial Detriments. Each Party’s employees and advisors receiving copies of information provided by the other Party in accordance with the procedures below will sign a specific confidentiality agreement reasonably designated by such Party.

(C)	Each Party agrees to follow the procedures set forth below regarding any potential Tax liability arising out of a Transfer for which Equant is obligated to reimburse SITA SC under this Clause 16 (the “PTL”).

(1)	At the outset of identifying and analysing any PTLs in a Country arising from a Transfer, the Joint Task Force will prepare a request letter with the background information and a list of questions to be sent by SITA SC (or the applicable SITA Group Company) to seek advice from tax advisors to SITA SC (or the applicable SITA Group Company) and Equant on the risk of any PTLs arising that are Restructuring Costs and/or Material Financial Detriments, together with advice on what steps are possible to increase the Cost Efficiency of the Transfer. SITA SC (or the applicable SITA Group Company) or Equant, as applicable, will provide copies of the relevant documentation in its possession to the tax advisor (with copy to the other Party) as reasonably necessary to enable the tax advisor to prepare his advice. If SITA SC (or the applicable SITA Group Company) or Equant becomes aware of new information relevant to the Tax treatment of the Transfer, such Party will disclose this to the tax advisor reasonably promptly (with a copy to the other Party) and request an update to the advice accordingly.

(2)	Both initially (upon receipt of the advice under Clause 16.4(f)(ii)(C)(1)) and on an on-going basis, with respect to any PTL arising out of a Transfer that may be Restructuring Costs and/or Material Financial Detriments or are associated with a current or prospective Transfer, each Party shall disclose to the other Party material matters in its knowledge that may affect such PTL, and, where requested, shall provide copies of relevant supporting advice from outside advisors. Where the Parties seek joint advice (including the advice under Clause 16.4(f)(ii)(C)(1) above), each Party shall give the other Party a reasonable opportunity to review and comment in draft on any written correspondence (including electronic mail) to be sent to such advisor (other than communications that are not substantive in nature), and will give the other Party reasonable advance notice of any meetings or substantive telephonic conversations with such outside advisors to permit the other Party or its representatives to attend and reasonably participate in such meetings or conversations. Either Party may request the advice of the joint tax advisor.

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(3)	SITA SC (or the applicable SITA Group Company) or Equant, as applicable, will permit the other Party the opportunity to review and comment in advance on any communication (including electronic mail) to be sent to a Tax authority related to a PTL that is a Restructuring Cost and/or Material Financial Detriment Cost or is made in anticipation of a current or prospective Transfer. SITA SC (or the applicable SITA Group Company) or Equant, as applicable, shall provide the other Party promptly with copies of any correspondence (including electronic mail) to or from, and will promptly inform such other Party of any oral communications with, a Tax authority related to a PTL that are Restructuring Costs or Material Financial Detriments or are made in anticipation of a current or prospective Transfer.

(4)	SITA SC (or the applicable SITA Group Company) and Equant will confer on relevant aspects of any issues prior to any discussion with the Tax authority, and will take reasonable steps and good faith positions under applicable Tax law in order to optimise the Cost Efficiency of a Transfer.

(5)	SITA SC (or the applicable SITA Group Company) will promptly provide a copy to Equant of any notice of a proposed assessment, a claim in an audit by a Tax authority, or an administrative or judicial proceeding which is likely to give rise to an obligation on Equant to reimburse SITA SC (or the applicable SITA Group Company) in respect of a PTL.

(6)	If it appears that a Tax authority is seeking to impose a PTL on SITA SC (or the applicable SITA Group Company) which may be deemed to be a Restructuring Cost or a Material Financial Detriment, SITA SC shall have the right to lead (including with respect to negotiating, litigating, compromising or settling) any proceeding relating to such PTL. If SITA SC (or the applicable SITA Group Company) elects to so lead such proceeding, it will deal with the applicable Tax authorities; provided that SITA SC (or the applicable SITA Group Company) will request in advance instructions from Equant as to the dealings with the applicable Tax authorities. SITA SC (or the applicable SITA Group Company) will provide details, relevant facts, history and circumstances of the issue and will specify a reasonable deadline for Equant to respond with instructions (which shall generally be no less than ten (10) Business Days unless the circumstances reasonably dictate otherwise). Equant’s instructions may relate to, among other things, strategy, direction, positions, arguments and settlement, and will reflect good faith positions under the relevant Tax laws consistent with the historic positions and status of SITA SC (or the applicable SITA Group Company) as known to Equant. If SITA SC (or the applicable SITA Group Company) follows such instructions of Equant, or if Equant

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does not give any such instructions to SITA SC (or the applicable SITA Group Company) by the applicable deadline, then Equant shall be responsible and reimburse SITA SC (or the applicable SITA Group Company) for the Tax liabilities resulting from the PTL imposed on SITA SC (or the applicable SITA Group Company) in such proceeding, provided, however, that Equant shall not be responsible for any other Tax liabilities imposed on SITA SC (or the applicable SITA Group Company) in connection with such proceeding or otherwise. If SITA SC (or the applicable SITA Group Company) does not follow such instructions of Equant, SITA SC (or the applicable SITA Group Company) will be responsible for any increase in the actual Tax liabilities resulting from such proceeding.

(7)	Alternatively, SITA SC may, in its sole and absolute discretion, permit Equant to fully control and lead (including with respect to negotiating, litigating, compromising or settling) a proceeding relating to any PTL and to deal with the applicable Tax authorities. In this case, Equant shall be responsible and reimburse SITA SC for all actual Tax liabilities imposed on SITA SC resulting from such PTL, provided that Equant shall not be responsible for any other tax liabilities imposed on SITA SC not in respect of the PTL.

17.	CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

17.1	Confidentiality of Agreement

Except as provided in Clause 17.5, no Party shall disclose to any third party this Agreement, the Strategic Relationship Umbrella Agreement, or the Transition and Management Agreement, or any of the terms and conditions or other provisions contained in any of them (including any schedules or other attachments to any of them) except:

(a)	with the prior written consent of the other Party;

(b)	only as required by applicable Law and then only to the extent required by such Law; or

(c)	pursuant to procedures specified in this Agreement (including in relation to regulatory or Tax matters under Clause 6 or 16.4(e)).

17.2	Public Announcements

Except as provided under Clause 17.5, neither Party shall make any public announcement with respect to this Agreement, the Strategic Relationship Umbrella Agreement, the Services Agreement, or the strategic relationship of the Parties without the prior Consent of the other Party, provided that either Party (or, in the case of SITA SC, a SITA Group Company) may name the other as a customer or supplier, as applicable, and disclose the general nature of the overall arrangement between the Parties under such agreements. A “public announcement” under this Clause 17.2 does not include internal communications within Equant (including Network Staff) and SITA SC (or the applicable SITA Group Company) and/or SITA INC.

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17.3	Protection of Confidential Information

Except as provided under Clause 17.5, each Party shall, and shall cause its Affiliates and its Affiliates’ respective directors, officers, employees, contractors, consultants, advisors and agents to:

(a)	keep confidential all Confidential Information given by one Party (the “Disclosing Party”) to the other Party (the “Recipient”) or otherwise obtained pursuant to this Agreement by the Recipient, using at least the same level of care that the Recipient uses or affords to its own Confidential Information but in no event less than a reasonable degree of care, including maintaining reasonable security practices against any unauthorised copying, use, disclosure, access, damage or destruction of the Confidential Information;

(b)	not (except as expressly permitted) disclose any of the Confidential Information, make copies of material containing the Confidential Information or otherwise use the Confidential Information except as permitted under Clause 17.4;

(c)	safeguard the Confidential Information and comply with any requirements specified by the Disclosing Party from time to time;

(d)	promptly notify the Disclosing Party if the Recipient reasonably believes or knows of any unauthorised access, copying, use or disclosure in any form or if the Recipient is required by Law to disclose any of the Disclosing Party’s Confidential Information;

(e)	take all reasonable steps to enforce any obligation of confidence imposed or required to be imposed by this Agreement; and

(f)	give all reasonable assistance (including, if necessary, the execution of appropriate documents to assist the Disclosing Party to pursue any legal actions) reasonably required by the Disclosing Party to enforce any obligation of confidence imposed or required to be imposed by this Agreement.

17.4	Use of Confidential Information

(a)	Except to the extent expressly provided otherwise in this Agreement and Schedule W of the Services Agreement, the Recipient may only use and copy the Disclosing Party’s Confidential Information to the extent necessary:

(i)	to comply with its obligations under this Agreement;

(ii)	to enable the Recipient to exercise its rights under this Agreement, including obtaining any intended benefits under this Agreement; or

(iii)	to enable the Recipient to comply with any applicable Law.

(b)	Except to the extent expressly provided otherwise in this Agreement and Schedule W of the Services Agreement, the Recipient shall limit distribution of the Disclosing Party’s Confidential Information solely on a need to know basis to (1) individuals within its organisation (including only its employees, directors and officers, and, in the case of Equant, Network Staff who are bound by nondisclosure agreements pursuant to Clause 5.2(c)), and (2) the Recipient’s professional advisors, contractors, Affiliates or business partners who are bound by obligations of confidentiality covering the Disclosing Party’s Confidential Information disclosed to them that are no less protective than the terms and conditions of this Clause 17.

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17.5	Exceptions to Obligations of Confidentiality

The burden of proving the existence of an exception to the confidentiality obligations set out in this Clause 17.5 shall always be on the Party seeking to avail itself of such exception, including in dispute resolution or court proceedings brought by the Disclosing Party, including where arbitration or court procedural rules would otherwise impose the burden of proof on the Disclosing Party. Nothing in this Agreement prohibits the use or disclosure by the Recipient of any particular Confidential Information of the Disclosing Party by a Party to the extent that:

(a)	the information has become generally available public knowledge, other than due to a of violation of this Agreement;

(b)	based on the written advice of such Party’s legal counsel, the disclosure is expressly required by Law but in the event of any such proposed disclosure, such Party required to make such disclosure shall give the Disclosing Party reasonable advance written notice of the disclosure, including specifying the Confidential Information) to be disclosed, the content of such disclosure (as it realtes to such Confidential Information, and the circumstances necessitating such disclosure. The Recipient will reasonably cooperate with the Disclosing Party in order to minimise the amount of Confidential Information disclosed under this Clause 17.5(b) and, if requested by the Disclosing Party, the Recipient will seek measures protecting such disclosure and protecting against further disclosure or any misuse or misappropriation of such Confidential Information;

(c)	as expressly permitted in Clause 6, 12 or 16;

(d)	the information has been independently developed by the Party without reference to the Confidential Information of the Disclosing Party;

(e)	the information has been lawfully obtained by the Party from a third party source under no obligation of confidentiality to the Disclosing Party, provided that such third party source itself lawfully obtained the Confidential Information; or

(f)	the Disclosing Party has approved in writing the particular use or disclosure of the Confidential Information.

17.6	Equitable Relief

The Parties acknowledge that the Disclosing Party will be entitled to equitable relief or appropriate court order(s) against the Recipient (in addition to any other rights available under this Agreement or at law) from any court of competent jurisdiction for any breach or threatened breach by the Recipient of its obligations under this Clause 17.

17.7	Period of Confidentiality

Each Party’s obligations with respect to Confidential Information disclosed under this Agreement will survive for five (5) years after the date of expiry or termination of this Agreement.

18.	DATA PROTECTION

18.1	To the extent that Equant is a Data Processor of SITA SC’s Personal Data, Equant will act only on the instructions of SITA SC in the processing of SITA SC’s Personal Data and will comply with obligations equivalent to those imposed on SITA SC as Data Controller by the

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seventh principle of the Data Protection Act 1998 (the “Act”). The definitions used in this Clause 18.1 shall have the meanings set out in the Act.

18.2	To the extent that SITA SC is a Data Processor of Equant’s Personal Data, SITA SC will act only on the instructions of Equant in the processing of Equant’s Personal Data and will comply with obligations equivalent to those imposed on Equant as Data Controller by the seventh principle of the Act. The definitions used in this Clause 18.2 shall have the meanings set out in the Act.

19.	WARRANTIES

19.1	Representations and Warranties by Equant

Equant represents and warrants at all relevant time that:

(a)	Equant will perform the services to be provided under this Agreement in a professional and diligent manner, in accordance with generally accepted industry standards;

(b)	Equant will commit sufficient resources and suitably qualified, trained and experienced personnel to the performance of this Agreement;

(c)	Equant will perform its obligations under this Agreement with promptness and diligence;

(d)	Equant’s signing, delivery and performance of this Agreement will not:

(i)	violate any relevant judgement, order or decree; or

(ii)	violate, breach, constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice, lapse of time, or both) of any material contract (A) by which Equant is bound or (B) under which a charge, pledge or lien is created over any of the assets (whether tangible or intangible) owned by Equant;

	(e)	Equant has the requisite power and authority to enter into this Agreement and to carry out its obligations as contemplated by this Agreement; and

	(f)	Equant shall use commercially reasonable efforts to perform its obligations under this Agreement in compliance with all applicable Laws, enactments, orders, regulations and other similar instruments.

19.2	Representations and Warranties by SITA SC

SITA SC represents and warrants at all relevant times that:

(a)	SITA SC (or the applicable SITA Group Company ) will perform the services to be provided under this Agreement in a professional and diligent manner, in accordance with generally accepted industry standards;

(b)	SITA SC (or the applicable SITA Group Company) will commit sufficient resources and suitably qualified, trained and experienced personnel to the performance of this Agreement;

(c)	SITA SC (or the applicable SITA Group Company) will perform its obligations under this Agreement with promptness and diligence;

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(d)	SITA SC’s signing, delivery and performance of this Agreement will not:

(i)	violate any relevant judgement, order or decree; or

(ii)	violate, breach, constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice, lapse of time, or both) of, any material contract (A) by which SITA SC (or the applicable SITA Group Company) is bound or (B) under which a charge, pledge or lien is created over any of the assets (whether tangible or intangible) owned by SITA SC (or the applicable SITA Group Company) ;

(e)	SITA SC (or the applicable SITA Group Company) has the requisite power and authority to enter into this Agreement and to carry out its obligations as contemplated by this Agreement; and

(f)	SITA SC (or the applicable SITA Group Company) shall use commercially reasonable efforts to perform its obligations under this Agreement in compliance with all applicable Laws, enactments, orders, regulations and other similar instruments.

19.3	No Additional Representations and Warranties

Except as otherwise provided for in this Agreement, there are no express or implied warranties, representations, undertakings, or conditions (statutory or otherwise) given by Equant or SITA SC (or the applicable SITA Group Company), including the implied warranties of satisfactory performance and fitness for a particular purpose. Nothing in this Clause 19.3 shall purport to limit any Party’s liability for fraudulent misrepresentation.

20.	INDEMNITIES

20.1	Indemnity by Equant

Equant shall indemnify, defend and hold harmless SITA SC and the SITA Group Companies and officers, directors, employees, consultants, contractors, agents, successors and assigns of each of them, from any and all Losses arising from, or in connection with, any of the following:

(a)	any wilful or deliberate serious and significant breach by Equant; or

(b)	except for Claims for which this Agreement provides SITA SC (or the applicable SITA Group Company) is to indemnify Equant, any Claim made by a third party (including a customer of Equant) against SITA SC (or the applicable SITA Group Company) arising out of or in connection with the services Equant provides to SITA SC (or the applicable SITA Group Company) from time to time under the Agreement. To the extent that the Claim brought by such third party is determined to arise out of any breach or other actionable cause by SITA SC (or the applicable SITA Group Company) against Equant under this Agreement, nothing in this Clause 20.1(b) shall preclude Equant from directly seeking damages from SITA SC in such regard subject to the terms and conditions of this Agreement.

20.2	Indemnity by SITA SC

SITA SC shall indemnify, defend and hold harmless Equant and its officers, directors, employees, consultants, contractors, agents, successors, and assigns, from any and all Losses arising from, or in connection with, any of the following:

(a)	any wilful or deliberate serious and significant breach by SITA SC; or

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(b)	except for Claims for which this Agreement provides that Equant is to indemnify SITA SC (or the applicable SITA Group Company), any Claim made by a third party (including a customer of SITA SC or the applicable SITA Group Company) against Equant arising out of or in connection with the services SITA SC (or the applicable SITA Group Company) provides Equant under this Agreement from time to time. To the extent that the Claim brought by such third party is determined to arise out of any breach or other actionable cause by Equant against SITA SC (or the applicable SITA Group Company) under this Agreement, nothing in this Clause 20.2(b) shall preclude SITA SC from directly seeking damages from Equant in such regard subject to the terms and conditions of this Agreement.

20.3	Indemnification Procedures

Where this Agreement provides that a Party (the “Indemnitor”) is to indemnify, defend or hold harmless (as applicable) the other Party (or, in the case of SITA SC, the applicable SITA Group Company) (the “Indemnitee”) against a Claim (other than with respect to a Claim that involves Taxes or a Claim initiated by a Party hereto), the procedures set forth below shall apply. A failure of the Indemnitee to follow such procedures shall not affect the Indemnitor’s obligations under this Agreement; provided that the Indemnitor will be excused from its obligations under this Clause 20.3 to the extent that the Indemnitee’s failure materially prejudices the Indemnitor’s ability to defend or settle the Claim.

(a)	The Indemnitee shall notify the Indemnitor in writing and in reasonable detail of a Claim promptly following receipt by the Indemnitee of notice of such Claim. The Indemnitor will reimburse the Indemnitee for the reasonable fees and expenses of the Indemnitee’s counsel for the period between the Indemnitee’s receipt of notice of the Claim until the time, if any, that the Indemnitor assumes control of the defence of such Claim pursuant to Clause 20.3(c). As far as reasonably practicable, the Indemnitee will also give the Indemnitor prompt notice of any event which it reasonably believes is likely to give rise to a Claim which the Indemnitor would be obligated to indemnify under this Agreement

(b)	The Indemnitee shall deliver to the Indemnitor promptly following the Indemnitee’s receipt thereof copies of all notices received by the Indemnitee relating to such Claim.

(c)	If the Indemnitor notifies the Indemnitee within a reasonable time that the Indemnitor is assuming the defence of the Claim at the Indemnitor’s expense, the Indemnitee agrees that (i) the Indemnitor will have the exclusive right to defend, investigate, litigate, compromise and settle the Claim (including the selection of attorneys), (ii) the Indemnitor may make any settlement or compromise of any Claim that only involves the payment of money without any requirement to seek Consent from the Indemnitee. The Indemnitor shall make no settlement or compromise of a Claim that could directly or indirectly adversely impact the Indemnitee in any way (including by way of example an admission of liability or a promise of future conduct or of the avoidance of certain conduct), without the Indemnitee’s prior Consent.

(d)	If the Indemnitor assumes the defence of the Claim under Clause 20.3(c), the Indemnitee shall, at the request of the Indemnitor, provide the Indemnitor with all reasonable assistance and co-operation for the purpose of contesting any Claim brought against the Indemnitee. The Indemnitor shall promptly reimburse the Indemnitee for the Indemnitee’s reasonable costs of providing such assistance and co-operation.

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(e)	If the Indemnitor does not assume the defence of a Claim under Clause 20.3(c) within a reasonable time after the Indemnitee has notified the Indemnitor of a Claim under Clause 20.3(a), the Indemnitee shall have the right to defend, investigate, litigate, compromise or settle such Claim on behalf of, and for the account of, Indemnitor if it sends a further written notice to Indemnitor’s General Counsel that it intends to do so and the Indemnitor does not notify the Indemnitee that Indemnitor is assuming the defence of the Claim under Clause 20.3(c) within ten (10) days. Except where the Indemnitee retains the defence of the Claim under the preceding sentence, the Indemnitee shall not make any admission with respect to, or agree to settle or compromise, any Claim or take any other action which may be prejudicial to the defence or settlement of any Claim, without the Indemnitor’s prior Consent after disclosure to the Indemnitor of the relevant circumstances.

21.	LIABILITY AND LIMITATION OF LIABILITY

21.1	Limitations of Liability for Reimbursement of Restructuring Costs and Material Financial Detriments Costs

In no event will Equant’s maximum liability for all Restructuring Costs and Material Financial Detriment Costs exceed, in the aggregate, five hundred million U.S. Dollars ($500,000,000).

21.2	Damages

A breaching Party shall be liable to a non-breaching Party only for any direct loss incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in accordance with this Agreement. For the avoidance of doubt, neither Party shall be liable for indirect or consequential loss or damage. Direct loss shall not include any of the following:

(a)	loss of profits, loss of over recovery, loss of business, loss of revenues, loss of goodwill or loss of or failure to make any anticipated savings;

(b)	any losses arising in connection with any claims or other demands brought against a non-breaching Party by any third party pursuant to any commitment to such third party by or on behalf of the non-breaching Party and arising out of any breach of this Agreement; and/or

(c)	indirect or consequential loss or damage.

21.3	Limitations of Liability

(a)	The Parties do not exclude or limit liability for:

(i)	death or personal injury caused by negligence of a Party, or its employees or sub-contractors;

(ii)	real and tangible property claims caused by the negligence of a Party, including its employees or sub-contractors;

(iii)	any Claim for which a Party must indemnify the other Party pursuant to Clause 20 of this Agreement;

(iv)	any Party’s failure to claim any invoiced amount validly owing to the other Party for its performance under this Agreement (including amounts owed for Services rendered, and not including claims of damages or other liabilities relating owing or alleged to be owing due to a breach of this Agreement);

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(v)	fraudulent misrepresentation;

(vi)	any breach of any obligations implied by Section 12 of the Sale of Goods Act 1979 (to the extent not inconsistent with an express warranty set out in this Agreement) or Section 20 of the Supply of Goods and Services Act 1982;

(vii)	any Claim relating to infringement of Intellectual Property Rights;

(viii)	any Claim relating to breach of a Party’s confidentiality obligations as set out in Clause 17 of this Agreement;

(ix)	to the extent a limitation is not permitted by Law; or

(x)	wilful or deliberate serious and significant breach.

(b)	Except as expressly provided in Clause 21.1 and 21.3(a), the maximum liability of either Party to the other for all Claims arising under or in connection with this Agreement, regardless of the form of action (whether in contract, tort or otherwise), shall in no event exceed, in the aggregate, two hundred fifty million U.S. Dollars ($250,000,000).

21.4	Duty to Mitigate

Each Party shall have a duty to mitigate damages for which the other Party is or may be responsible.

22.	FORCE MAJEURE

22.1	Neither Party Liable

Neither SITA SC nor Equant will be liable for any default or delay in performance of its obligations under this Agreement if, and to the extent, the default or delay is caused, directly or indirectly, by a Force Majeure Event.

22.2	Period of Delay

When a Force Majeure Event has occurred, the Party whose performance is delayed will be excused from further performance of the obligations affected for as long as the circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance whenever and to whatever extent possible without delay. Such Party will promptly notify the other Party of the Force Majeure Event describing at a reasonable level of detail the circumstances causing such delay and the expected duration thereof. The Party in delay will treat the other Party equally with any similarly situated third parties (including the Party in delay’s Affiliates) in respect of similar services that are provided during a Force Majeure Event.

23.	DISPUTE RESOLUTION

23.1	Dispute Resolution Procedure

Except to the extent expressly otherwise provided in this Agreement, any dispute between the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by either Party, shall be resolved using the dispute resolution procedures specified in Clause 8 of the Strategic Relationship Umbrella Agreement, which are hereby incorporated by reference into this Agreement.

Transition and Management Agreement Restated Version with Amendment No. 1 (Errata)	55	Dated: 30 November 2001

23.2	Continued Performance

SITA SC and Equant shall continue to perform their respective obligations under this Agreement pending the resolution of a dispute to the extent it is reasonable to do so given the nature of the dispute.

24.	TAXES; PAYMENT AND REIMBURSEMENT PROCEDURES

24.1	Taxes

All amounts payable (including for this purpose any deemed charges) under this Agreement are exclusive of any taxes that may be imposed on such amounts payable in accordance with applicable Law, including any sales tax, value-added tax, or other similar taxes imposed by any country, state, department, city, locality or other taxing authority. All such taxes, with the exception of any taxes imposed on income (including any withholding tax on income), shall be paid by the Party responsible for paying such amounts payable. The Parties will provide any applicable tax invoices, certificates or deduction of tax or other documents as required in connection with such taxes.

24.2	Payment and Reimbursement Procedures

The following Clauses will apply to any reimbursements or other payments made by one Party to the other Party (including, with respect to SITA SC in either case, the applicable SITA Group Company) except to the extent a Clause elsewhere in this Agreement provides otherwise.

(a)	Reimbursements

All amounts claimed for reimbursement will be net of any applicable discounts, rebates or other credits paid or due to the Party (or, in the case of the SITA SC, the applicable SITA Group Company) claiming the reimbursement in respect of such claimed amounts. If the ultimate liability actually incurred by the Party claiming reimbursement (or, in the case of SITA SC, the applicable SITA Group Company) is less or greater than the amount claimed for reimbursement, such Party (or the applicable SITA Group Company) will promptly submit the resulting adjustment for inclusion in subsequent calculations of similar reimbursements (or, if there are no further similar reimbursements expected in the foreseeable future, to be applied to other amounts payable by the other Party). Each Party will accumulate claims for quarterly reimbursement, except that if accumulated claims total at least twenty-five thousand U.S. Dollars ($25,000) such Party may claim them at such time.

(b)	“Incur”

Where this Agreement refers to an amount being “incurred” by a Party (or any of its variants), the Parties agree that the term “incurred” covers (i) costs or expenses that are actual payments made to other parties by such Party, and (ii) accounting costs that are booked but not expended by such Party.

(c)	Disputed Amounts

A Party may withhold a disputed amount that is invoiced to it by the other Party or that is otherwise payable to the other Party under this Agreement provided that: (i) the basis for such Party disputing that it owes the amount is in good faith; (ii) such Party promptly notifies the other Party that it is disputing the amount including specifying its reason(s); (iii) such Party diligently pursues resolution of the dispute

Transition and Management Agreement Restated Version with Amendment No. 1 (Errata)	56	Dated: 30 November 2001

with the other Party; (iv) such Party pays all undisputed amounts on the invoice when due; and (v) such Party promptly pays any such disputed amounts upon a determination that they are due. If a Party disputes in good faith an amount already paid because of learning information subsequent to the payment that such Party did not know at the time of payment, such Party may withhold such amount from other amounts payable to the other Party provided such Party follows the procedures of this Clause 24.2(c) (including providing the notice under Clause 24.2(c)(ii) in advance of withholding such amount).

(d)	Payment Due Date

Except as otherwise agreed by the Parties, each Party will pay amounts due to the other Party within thirty (30) days following such Party’s receipt of the other Party’s relevant invoice or when such amounts become due under this Agreement, as applicable.

25.	LEGAL

The Parties will enforce their rights and meet their obligations under this Agreement in accordance with applicable Law and, as legally possible and commercially reasonable, in a way that improves Cost Efficiencies.

26.	AGREEMENT NON-TERMINABLE

The Parties expressly agree that neither Party will have any right to terminate this Agreement. This Agreement will solely terminate at the expiration of the Term, unless the Parties mutually agree otherwise. Each Party acknowledges that for any breach of this Agreement by such Party, the other Party will have such remedies as are available at law or in equity for such breach (subject to the terms and conditions of this Agreement) other than the right to terminate this Agreement or to seek to have the arbitrator(s) or court terminate this Agreement. The arbitrator(s) shall not have the power to terminate this Agreement prior to the expiration of the Term.

27.	GENERAL

27.1	Governing Law

The construction, performance, validity and remedies for breach of this Agreement shall be governed by English law.

27.2	Notices

A Party notifying or giving notice under this Agreement will give notice:

(a)	in writing and in the English language;

(b)	by (i) hand delivery or sent by prepaid first class post, (ii) air courier delivery service to that address, or (iii) electronic mail or facsimile (only if confirmed by telephone); and

(c)	addressed to the other Party to the attention of the designated person(s) set out below or as altered by notice given in accordance with this Clause 27.2:

For SITA SC: Secretary General Société Internationale de Télécommunications Aéronautiques S.C . 26, Chemin de Joinville

Transition and Management Agreement Restated Version with Amendment No. 1 (Errata)	57	Dated: 30 November 2001

P.O. Box 31 1216 Cointrin – Geneva Switzerland

Copy to: General Counsel Société Internationale de Télécommunications Aéronautiques S.C . 26, Chemin de Joinville P.O. Box 31 1216 Cointrin – Geneva Switzerland

For Equant:	Vice President and General Manager SITA Account Equant N.V. 400 Galleria Parkway, S.E. Atlanta GA 30339-5980 United States of America

Copy to:
General Counsel Equant N.V. 215-217 Bath Road Slough, Berkshire SL1 4AA England, United Kingdom +44 (208) 321 4602 (voice) +44 (207) 734 5768 (facsimile)

27.3	Service of Notice

A notice given in accordance with Clause 27.2 is deemed received and is effective:

(a) if hand delivered to the other Party, on the date of delivery;

(b) if sent by prepaid first-class post, five (5) Business Days after the date of posting;

(c) if sent by courier delivery service, electronic mail or facsimile, on the date of delivery.

Except for notices sent by facsimile, in each instance the Party delivering such notice shall for the convenience of the Party or Parties to which such notice is delivered also transmit such notice by facsimile; provided, however, that the failure to do so shall not affect either the fact or the date and time of delivery of such notice.

27.4	Relationship of Parties

(a)	Nothing in this Agreement or any circumstances associated with it or its performance shall give rise to any relationship of agency, partnership or employer and employee between the Parties or between a Party and another Party’s agents, employees or sub-contractors.

(b)	Except as expressly authorised in this Agreement, neither Party shall have any authority to act or make representations on behalf of the other Party, nor to create

Transition and Management Agreement Restated Version with Amendment No. 1 (Errata)	58	Dated: 30 November 2001

contractual liability to a third party on behalf of (or otherwise contractually bind) the other Party.

27.5	Waiver

(a)	If a Party has a right arising from the other Party’s failure to comply with an obligation under this Agreement and delays in exercising or does not exercise that right then that delay in exercising or failure to exercise is not a waiver of that right or any other right.
(b)	A waiver by a Party of a right in one instance does not constitute a waiver of that right or any other right in any other instance, without regard to the similarity of circumstances, unless the Party specifically waives such right or other right in the second instance.
(c)	Any waiver of a right by a Party must be in writing in a notice transmitted as provided in Clause 27.1 executed by the Party making such waiver.

27.6	Entire Agreement and Variation

(a)	This Agreement, the Services Agreement, the Strategic Relationship Umbrella Agreement and the Account Management Agreement form the strategic relationship among the Parties and:

(i)	constitute the entire agreement between the Parties as to the strategic relationship and this transaction; and

(ii)	the foregoing agreements replace and supersede any prior understanding or agreement between the Parties in respect of the strategic relationship and this transaction and any prior draft, statement, undertaking, agreement, understanding, condition, warranty, indemnity or representation imposed, given or made by a Party (including the JV Agreement and the HOA) prior to the Effective Date (collectively, the ‘Pre-Contractual Statements’) and no Party shall have any claim or right of action in respect of the Pre-Contractual Statements except in respect fraudulent misrepresentation. For the avoidance of doubt, no Pre-Contractual Statements may be used in the interpretation or construction of this Agreement.

(b)	This Agreement may only be amended in writing when signed by Parties concerned with each particular amendment.

(c)	Nothing in this Clause 27.6 purports to exclude any Party’s liability for fraudulent misrepresentation.

27.7	Priority of Documents

If there is any conflict between any of the express terms of this document, the Schedules, the Appendices, and any document referred to in or incorporated into this Agreement, the order of priority for the purposes of construction is:

(a)	the terms and conditions of this Agreement, and Schedule A (‘Glossary’), Schedule B (‘IT JTF Guidelines’), Schedule C (‘Central Staff Countries’), Schedule D (‘Set Amounts’), Schedule F (‘Equant Asset Funding Arrangement’), Schedule G (‘Network Access Agreement’), Schedule H (‘HR Administrative Services Arrangement’), and Schedule I (‘Workshops’); and

Transition and Management Agreement Restated Version with Amendment No. 1 (Errata)	59	Dated: 30 November 2001

(b)	Schedule E (‘IT Services’).

27.8	Limitations Period

Unless applicable Law forbids contractual waiver or limitation, neither Equant nor SITA SC may bring a legal action or initiate dispute resolution under this Agreement:

(a)	in the case of Claims arising directly between the Parties that are not based upon a third-party Claim against a Party, more than two (2) years after the cause of action came to the actual knowledge of the Party; or

(b)	in the case of a third-party Claim asserted against a Party, more than two (2) years after the third party concerned has successfully asserted such Claim against the relevant Party.

27.9	Third Party Beneficiaries

(a)	Nothing in this Agreement, express or implied, is intended to confer upon any person other than Equant or SITA SC, or their respective successors or permitted assignees any rights or remedies under or by reason of this Agreement.

(b)	The Parties do not intend that any term of this Agreement should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party to this Agreement.

27.10	Assignment

(a)	A Party may not assign its rights or transfer its obligations under this Agreement without the prior written consent of the other Party, except that

(i)	no consent is required in the case of assignment by a Party to one of its majority owned subsidiaries; and

(ii)	no consent is required for Equant to assign its rights and transfer its obligations under this Agreement to the successor entity of the merger of Equant and Global One.

(b)	Any attempt by a Party to assign its rights or transfer its obligations under this Agreement in violation of Clause 27.10(a) is null and void.

27.11	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which taken together will constitute one single agreement between the Parties.

27.12	Cumulative Rights

A right, power, remedy, entitlement or privilege given or granted to a Party under this Agreement is cumulative with, without prejudice to and not exclusive of any other right, power, remedy, entitlement or privilege granted or given under this Agreement or by Law.

27.13	Reading Down

If a provision of this Agreement is reasonably capable of an interpretation which would make that provision valid and enforceable and an alternative interpretation that would make it unenforceable, illegal, invalid or void then, so far as is possible, that provision will be

Transition and Management Agreement Restated Version with Amendment No. 1 (Errata)	60	Dated: 30 November 2001

interpreted or construed, taking into account (i) the objectives, scope and purposes set out in Clause 2 of the Strategic Relationship Umbrella Agreement; and (ii) the fact that the commercial intentions of this Agreement are based on symmetry and balance among the Parties, to be limited and read down to the extent necessary to make it valid and enforceable.

27.14	Severability

If any provision is deemed invalid, illegal or unenforceable, then the remainder of this Agreement shall stand; provided, however, that the Parties shall negotiate in good faith to adjust the terms of this Agreement to ensure that the Parties original commercial intentions are achieved as much as reasonably possible. The commercial intentions of this Agreement are based on symmetry and balance between the Parties.

27.15	Contra Proferentem

No rule of construction will apply in the interpretation of this Agreement to the disadvantage of one Party on the basis that such Party put forward or drafted this Agreement or any provision of this Agreement.

27.16	Costs

Each Party shall bear its own legal and other costs and expenses of, and incidental to, the preparation, execution and completion of this Agreement and of any related documentation.

27.17	Survival of Terms

The following terms will survive the termination or expiry of this Agreement:

(a)	Clause 1 (Definitions and Interpretation);

(b)	Clause 3 (General Principles);

(c)	Clause 13 (Premises Matters);

(d)	Clause 15 (SITA ICNO Costs and Cost Shared Costs);

(e)	Clause 16 (Reimbursement of Restructuring Costs and Material Financial Detriment Costs);

(f)	Clause 17 (Confidentiality);

(g)	Clause 20 (Indemnities);

(h)	Clause 21 (Liability);

(i)	Clause 23 (Dispute Resolution);

(j)	Clause 24 (Taxes, Payment & Reimbursement Procedures);

(k)	Clause 26 ; and

(l)	Clause 27 (General).

Transition and Management Agreement Restated Version with Amendment No. 1 (Errata)	61	Dated: 30 November 2001

EXECUTED by the Parties

SIGNED for and on behalf of Société Internationale de Télécommunications Aéronautiques, S.C. SIGNED for and on behalf of Equant, N.V	) ) ) ) ) ) ) ) )	/s/ John Oliver Watson
............................................
Signature of officer

/s/ John Oliver Watson
.............................................

Name of officer (print)

Direct General
.............................................

Office held

/s/ Matthew MacFarlane
.............................................

Signature of officer

Matthew MacFarlane
.............................................

Name of officer (print)

Vice President
Mergers & Aqcuisitions
.............................................

Office held

Transition and Management Agreement Restated Version with Amendment No. 1 (Errata)	62	Dated: 30 November 2001

Schedule A

Attachment A-1

TMA-Specific Glossary

“Aggregated Transfers” shall have the meaning specified in Clause 16.3(b) of this Agreement.

“Agreed Interest” shall mean the Finance Rate.

“Agreement” shall mean this Transition and Management Agreement together with the Network Access Agreement attached hereto as Schedule G.

“Baseline Equant IT Services” shall have the meaning specified in Clause 7.3(a) of this Agreement.

“Circuit Contract” shall mean domestic and international circuit leases

“Class A Address Block” shall mean the number 57 class A internet protocol address block.

“Cost Efficient” shall mean cost efficient from a tax and legal perspective.

“Disclosing Party” shall have the meaning specified in Clause 17.3(a) of this Agreement.

“Dispute Resolution Process” shall mean the procedures specified in Clause 23 of this Agreement.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“EAFA” shall mean the Equant Asset Funding Arrangement, as set out on Schedule F to this Agreement.

“Effective Date” shall mean 1 July 2001.

“Equant” shall mean, at any time during the Term, Equant N.V. and/or the applicable Equant Group Companies.

“Equant IT Services shall have the meaning specified in Clause 7.3(a) of this Agreement.

“Escalation Notice” shall have the meaning specified in Clause 5.4(b) of this Agreement.

“Exclusive Space” means facilities and/or premises in a building that are exclusively used for or by Network Operations as of the Effective Date and from time to time thereafter.

“Finance Rate” shall have the meaning specified in Schedule F to this Agreement.

“General Services” shall mean the general management activity in respect of the facilities and premises and provision of ancillary supporting services.

“Global Network” shall mean the Network except for the applicable SITA In-Country Network.

“HR” shall mean human resources.

Transition and Management Agreement	A-1-1	Dated: 30 November 2001
Schedule A (Glossary)
Restated Version with Amendment 1 (Errata)

“HR Policies” shall mean HR policies, as from time to time in effect.

“HR Administrative Services Arrangement” shall mean Schedule H to this Agreement.

“HR Services” shall have the meaning specified in Schedule H to this Agreement.

“In-Country Network” shall mean the combination of Network Assets, Network Staff and other Network Resources together with any other resources that SITA SC (or the applicable SITA Group Company) operates as a network within a Country under the applicable regulatory authority.

“In-Country Network Operations” or “ICNO” shall mean the operation of the In-Country Network in a Country by SITA SC (or the applicable SITA Group Company), including applicable support and administrative functions.

“In-Country Network Resources” shall mean those Network Resources, and Other Network Resources that SITA SC (or the applicable SITA Group Company) holds in a Country from time to time.

“Indemnitee” and “Indemnitor” shall have the meanings specified in Clause 20.3 of this Agreement.

“Instruction Letter” shall have the meaning specified in Clause 5.4(a) of this Agreement.

“Intangible Network Resources” shall mean all relevant intangible network resources used in the operation of the Network including (1) Intellectual Property Rights; (2) business and technical documentation and records (whether or not confidential and in whatever form held); (3) capitalised development; and (4) applicable numbering schemes (including number for dial-up services and network identifications) but specifically excluding the Class A Address Block.

“IT” shall have the meaning specified in Clause 7.1(a) of this Agreement.

“IT Joint Task Force” and “IT JTF” shall mean the joint task force appointed to supervise the IT Transition in accordance with Clause 7.2(a) of this Agreement.

“IT Services” means the Equant IT Services and SITA IT Services collectively.

“IT Services Description” shall mean Schedule E to this Agreement.

“IT Transition” shall mean the process to achieve the goals and objectives in Clause 7.1 of this Agreement.

“IT Transition Period” shall mean the period beginning on the Effective Date and ending on the date that is twenty-one (21) months following the Effective Date.

“IT Transition Plan” shall have the meaning specified in Clause 7.2(a) of this Agreement.

“IT Transition Project” shall have the meaning specified in Schedule E.

“IT Transition Restructuring Costs’ shall have the meaning specified in phrase (ii) of the definition of “Restructuring Costs.”

“Joint Task Force” or “JTF” shall have the meaning specified in Clause 4.2 of this Agreement.

“Joint Venture” or “JV” shall mean the joint venture between the Parties under the JV Agreement.

Transition and Management Agreement	A-1-2	Dated: 30 November 2001
Schedule A (Glossary)
Restated Version with Amendment 1 (Errata)

“JV Agreement” means the Joint Venture Agreement by and among SITA SC, SITA Global Telecommunications Services Limited, Equant (formerly SITA Telecommunications Holdings N.V.) and SITA GlobeTel Company, dated 2 October 1995, as amended.

“Lack of Readiness” shall have the meaning specified in Clause 4.6(b)(ii)(A) of this Agreement.

“Leased Space” shall have the meaning specified in Clause 13.1(d) of this Agreement.

“Legally Permissible” shall mean, with respect to any particular Country, that (1) no legal or regulatory requirement or obligation on the part of SITA SC (or the applicable SITA Group Company) or the in-Country Network Operations exists with regard to the operation of the Network in that Country that would prevent the relevant Network Resources in that Country from being transferred to Equant; and (2) no legal or regulatory requirement or obligation in that Country exists that would prevent Equant or an Affiliate of Equant from operating the Network in that Country after the date of Transfer on a basis under which Network Services can continue to be provided by SITA SC or the applicable SITA Group Company to the Air Transport Community with no noticeable (i) increase in costs or (ii) deterioration of Network Services service levels.

“Master Premises Plan” means a plan prepared by the Parties to formalise the usage of Network Space by Network Staff in accordance with the principles set forth in Clause 13.

“Material Financial Detriment” shall mean the sum of all Material Financial Detriment Costs for a Transfer once it becomes subject to reimbursement pursuant to Clause 16.3 of this Agreement.

“Material Financial Detriment Costs” shall mean, in respect of each Transfer, the Losses incurred by SITA SC (and/or the applicable SITA Group Company) (i) to the extent due to the Transfer, and (ii) in respect of time periods from the date of such Transfer and up to the fifth anniversary thereof. Material Financial Detriment Costs do not include any Restructuring Costs.

“Network Access Agreement” or “NAA” shall mean the agreement in Schedule G to this Agreement.

“Network Access Equipment” shall mean customer premises equipment and similar end-user specific equipment, and that is provided by SITA and Equant to their customers to enable end-users to access the Network.

“Network Assets” shall mean all relevant tangible assets owned by the SITA Group Companies and used in the operation, administration and management of the Network, including (i) communication concentrators, switching equipment, routers, servers, hubs, access devices, data communications equipment, and related equipment, (ii) all associated cabling, (iii) tangible movable property required to maintain and operate the Network’s domestic and international leased circuits or purchased telecommunications capacity, and {and}(iv) purchased telecommunications capacity, but shall exclude any Network Access Equipment for SITA Customers (except as otherwise agreed by the Parties) and all real property and buildings and improvements thereon.

“Network Operations” shall mean In-Country Network Operations.

“Network Resources” shall mean Network Assets together with Network Staff.

“Network Space” means Exclusive Space together with the portion of any Shared Space that is used in general for or by Network Operations, as of the Effective Date and from time to time thereafter.

“Network Staff” shall mean (i) all employees of SITA SC who are dedicated full time to the operation, administration or management of the Network (unless otherwise mutually agreed), (ii) such employees whose functions or activities partly relate to the Network as identified and agreed by the

Transition and Management Agreement	A-1-3	Dated: 30 November 2001
Schedule A (Glossary)
Restated Version with Amendment 1 (Errata)

Parties on a case-by-case basis in accordance with this Agreement, and (iii) all transferred workshop employees, but shall exclude SITA retained workshop employees.

“Network Transfer” shall mean, in a Country, the transfer or assignment, as applicable, of all or substantially all of the Network Resources the Intangible Network Resources, and the Other Network Resources from SITA to Equant pursuant to Clause 4 of this Agreement, as evidenced by the Parties’ execution of a network transfer form and following which Equant assumes full operational control of the Network in the Country.

“Network Transfer Effective Date” shall mean the date specified as such in the executed Network Transfer Form.

“Original Due Date” shall have the meaning specified in Clause 5.4(b) of this Agreement.

“Other Network Resources” shall mean all relevant supply contracts entered into by SITA SC for the operation, administration and management of the In-Country Network, including all third party service agreements, Circuit Contracts, equipment leases, and contracts for the support of Network Operations.

“Other Restructuring Costs” shall mean costs and expenses incurred by SITA SC (or the applicable SITA Group Company) to the extent they (a) arise in connection with an actual or prospective Transfer, it being agreed that no cost or expense arising more than two (2) years after the Transfer (or such other time as mutually agreed by the Parties) will be treated as being made in connection with such Transfer, (b) are not recurrent costs or expenses of ongoing operations, (c) are not costs or expenses that SITA SC (or the applicable SITA Group Company) would have incurred in the absence of actual or prospective Transfers, and (d) are not costs or expenses in respect of events prior to the Effective Date.

“Partial Transfer” shall mean the transfer or assignment as applicable of some but not all Network Resources and Other Network Resources in a Country, without Equant taking full Network operational control of the applicable ICNO.

“Parties” and a “Party” shall mean Equant or SITA SC (and/or the applicable SITA Group Companies), as applicable.

“P&I” shall mean policies, procedures and instructions issued by Equant from time to time relating to (a) SITA SC’s and the applicable SITA Group Companies’ access to the Global Network, and (b) the operational standards (including any corporate policies and procedures issued by Equant) to be followed by SITA SC and the applicable SITA Group Companies as a condition to this access.

“Preceding Month-End Exchange Rate” shall have the meaning set forth in Schedule F.

“Prioritised Timetable” shall mean the timetable for the Transfer of in-Country Network Resources and the assignment of in-Country Other Network Resources from SITA SC or the applicable SITA Group Company to Equant, as established and updated from time to time by the Joint Task Force pursuant to the terms of Clause 4 of this Agreement.

“Prioritised Timetable Transfer Process” means the process to be followed in respect of each Network Transfer as set out in Clause 4.6 of this Agreement.

“Real Property Leases” shall mean all leases entered into by SITA SC or a SITA Group Company in respect of facilities or premises that comprise, in whole or in part, Network Space.

“Recipient” shall have the meaning specified in Clause 17.3 of this Agreement.

Transition and Management Agreement	A-1-4	Dated: 30 November 2001
Schedule A (Glossary)
Restated Version with Amendment 1 (Errata)

“Related Agreements” shall have the meaning specified in Recital B of this Agreement.

“Restructuring Costs” shall mean:

(i)	Other Restructuring Costs;
(ii)	Costs and expenses of planning and implementing the IT Transition, including Restructuring Costs under Clause 7.11 of this Agreement (the “IT Transition Restructuring Costs”);
(iii)	Transactional Restructuring Costs; and
(iv)	Such other costs as mutually agreed by the Parties;
but shall exclude any Material Financial Detriment Costs

“Revised Due Date” shall have the meaning specified in Clause 5.4(e) of this Agreement.

“Revised Target Date” shall have the meaning specified in Clause 4.6(b)(iii)(C) of this Agreement.

“Senior Member” shall mean the most senior member of the Network Staff in a Country or a region reporting to a member of SITA Specific Staff.

“Separate Facility” means space within a Shared Space that is (or, as the context requires, is reasonably capable of) being managed as a single operational unit.

“Set Amount” shall have the meaning specified in Clause 15.1(e)(xiv) of this Agreement.

“Shared Space” means facilities or premises leased or owned by a Party which are partly used by Network Staff and/or Equant staff, on the one hand, and SITA Specific Staff, on the other hand.

“Significant Costs” shall have the meaning specified in Clause 16.4(a) of this Agreement.

“SITA Corporate Sites” shall have the meaning in 13.3(a)(ii).

“SITA ICNO Costs” shall have the meaning specified in Clause 15.1(a) of this Agreement.

“SITA IT Services” shall have the meaning specified in Clause 7.3(b) of this Agreement.

“SITA-Owned Space” shall have the meaning specified in Clause 13.1(d) of this Agreement.

“SITA Specific Activities” shall mean all activities of SITA SC or the applicable SITA Group Company with the exception of ICNO activities.

“SITA Specific Staff” shall mean all employees of SITA SC other than Network Staff, except as otherwise agreed by the Parties.

“Space” means Exclusive Space and Shared Space together.

“Statement of Costs” shall have the meaning specified in Clause 15.1(b)(i)(A) of this Agreement.

“Supply Contracts” shall mean supply contracts in respect of Other Network Resources.

“Target Date” shall have the meaning specified in Clause 4.6(b)(iii)(A) of this Agreement.

Transition and Management Agreement	A-1-5	Dated: 30 November 2001
Schedule A (Glossary)
Restated Version with Amendment 1 (Errata)

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, assessments and other charges of any kind (together with any and all interest, penalties, additions to tax and additional tax amounts imposed with respect thereto) imposed by any tax or equivalent governmental authority on SITA SC (or the applicable SITA Group Company) under this Agreement, including taxes or other charges on or with respect to income (net or gross), franchises, windfall or other profits, gross receipts, capital, property, sales, use, capital stock, payroll, employment, social security, pension insurance, unemployment compensation, severance, occupation, premium or net worth taxes or other charges in the nature of excise, withholding, ad volorem, value added, stamp duties, tariffs and similar charges. Professional fees associated with paying or contesting such Tax shall not be included as Tax, but may be claimed in the same way as the associated Tax.

“Term” shall have the meaning specified in Clause 2 of this Agreement.

“Third Party IT Agreements” shall have the meaning specified in Clause 7.12 of this Agreement.

“Transfer” means either a Partial Transfer or a Network Transfer as applicable.

“Transactional Restructuring Costs” shall have the meaning set out in Clause 16.2(a)(i).

“Transfer Threshold” shall have the meaning specified in Clause 4.3(d)(i) of this Agreement.

“Weighted Aggregate RC/MFD Liabilities” shall have the meaning specified in Clause 4.3(d)(ii) of this Agreement.

Transition and Management Agreement	A-1-6	Dated: 30 November 2001
Schedule A (Glossary)
Restated Version with Amendment 1 (Errata)

Attachment A-2

Generic Glossary

Note: All references to clauses of “this Agreement” in the Generic Glossary are to clauses of the Services Agreement.

[*]

‘Account Management Agreement’ means the Account Management Agreement executed by SITA SC, SITA INC and France Telecom on 29 June 2001.

‘Achieved Activity’ has the meaning set forth in clause 16.1(a) of this Agreement.

‘Active Sales’ means active marketing approaches to end customers, including without limitation direct mail, advertisements in the media directly targeted at the customer group in question, marketing visits which have not been specifically requested by such customers and the submission of unsolicited bids.

‘Adjustments to the Year 2000 Cost Share’ has the meaning set forth in clause 10.2 of this Agreement.

‘Affected Party’ means a Party that has delivered notice of an actual or proposed Change of Control of such Party.

‘Affiliate’ means in respect of any legal entity, any other legal entity that Controls, is Controlled by or is under common Control with such legal entity.

‘Agreement’ means this Services Agreement including all of the Schedules, all attachments to such Schedules, and all of the appendices to such Schedules, all as amended from time to time.

‘Air Transport Community’ has the meaning set forth in Schedule B (‘Definition of Air Transport Community’) to the Strategic Relationship Umbrella Agreement.

‘Allowable Differential’ has the meaning set forth in clause 12.6(a) of this Agreement.

‘Allowable Differential Curves’ has the meaning set forth in clause 12.6(b) of this Agreement.

Note: All references to clauses of “this Agreement” in the Generic Glossary are to clauses of the Services Agreement.

Transition and Management Agreement Schedule A (Glossary) Restated Version with Amendment No. 1	A-2-1	Dated: 30 November 2001

‘Annual Forecast Date’ has the meaning set forth in clause 15.1(b) of this Agreement.

‘Annual Network Activity Forecast’ means a forecast of connections, traffic and other Network activity for the period of thirty-six (36) calendar months commencing from the first day of the calendar month immediately following the Annual Forecast Date.

[*]

‘Audit Representatives’ means an independent third-party accounting firm appointed by a Party to audit another Party’s records or to inspect a Party’s owned or leased equipment that is managed by another Party.

[*]

‘Benchmarking Agreement’ has the meaning set forth in clause 11.3(a) of this Agreement.

‘Benchmarking Certification Report’ has the meaning set forth in clause 11.5(a) of this Agreement.

[*]

‘Benchmarking Region’ has the meaning set forth in Schedule O (‘Benchmarking Regions’) to this Agreement.

‘Benchmarking Report’ has the meaning set forth in clause 11.5(a) of this Agreement.

‘Benchmarking Survey’ has the meaning set forth in clause 11.1 of this Agreement.

‘Billing Entities’ and ‘Billed Entities’ has the meaning set forth in Schedule H (‘Billing Entities, Billed Entities and Remitting Entities’) to this Agreement.

‘Billing Information’ has the meaning set forth in clause 18.4(a) of this Agreement.

‘Billing Period’ means the calendar month period in respect of which the Billing Entities are to deliver an invoice for the Services rendered to SITA SC, SITA INC and the SITA Group Companies as applicable during that calendar month.

‘Break Points’ has the meaning set forth in clause 12.6(b) of this Agreement.

‘Bundled Tail Circuits’ means Tail Circuits, Tie Lines or local access provided by Equant to SITA SC, SITA INC and the SITA Group Companies on a bundled basis.

Note: All references to clauses of “this Agreement” in the Generic Glossary are to clauses of the Services Agreement.

Transition and Management Agreement Restated Version with Amendment No. 1	A-2-2	Dated: 30 November 2001

‘Business Days’ means Monday to Friday, excluding any public holidays, when banks are open for business in New York, London, Amsterdam, Paris and Geneva.

[*]

‘Change of Control’ shall with respect to a legal entity mean:

(a)	the sale of other disposition by such legal entity of all, or substantially all, of the assets of such legal entity; or
(b)	the sale or other disposition of more than 50% of the capital stock of such legal entity (other than to an Affiliate, or a bona fide pledge in connection with a financing); or
(c)	a merger, consolidation or other business combination involving such legal entity, which results in the stockholders, or certificate holders, as applicable, of such legal entity and/or its Affiliates immediately prior to such event owning less than 50% of the capital stock of the surviving entity.

‘Claim’ means any claim, demand, proceeding or other action.

‘Commitment Date’ has the meaning set forth in clause 16.1(c) of this Agreement.

‘Comparable Provider(s)’ has the meaning set forth in clause 2.4(a) of Schedule M (‘Instructions to the Independent Expert’);

‘Comparable Service(s)’ has the meaning set forth in clause 2.3(b) of Schedule M (‘Instructions to the Independent Expert’);

[*]

[*]

‘Confidential Information’ means in relation to SITA SC, SITA INC, and Equant, and each of their respective Affiliates:

(a)	information that relates to the financial position, business, budget, financial and product or marketing strategies, forecasts or projections of such entity, customer information and lists, pricing information, costs data, estimates, market surveys, source codes, the internal management or structure of such entity, technology plans, technical studies or designs, trade secrets and other trade information, database models or personnel;

(b)	information that is marked by such entity as confidential or if disclosed orally is identified as confidential;

Note: All references to clauses of “this Agreement” in the Generic Glossary are to clauses of the Services Agreement.

Transition and Management Agreement Restated Version with Amendment No. 1	A-2-3	Dated: 30 November 2001

(c)	the Strategic Relationship Umbrella Agreement, this Agreement, the Transition and Management Agreement and the Account Management Agreement, and the terms and conditions or other provisions contained in each them (including any schedule or other attachments thereto);

(d)	in the case of Equant, the Equant IPR; and
(e)	in the case of SITA SC and SITA INC, the SITA IPR.

‘Consent’ means any approval, acceptance or consent by a Party that is required under this Agreement. Pursuant to relevant clauses in this Agreement, except where expressly provided as being in the sole and absolute discretion of a Party, Consent will not be unreasonably withheld, conditioned or delayed.

‘Contract Year’ means 1 July to 30 June each year of the Term.

‘Contract Year One Cost Base’ has the meaning set forth in clause 10.3 of this Agreement.

‘Contract Year One Cost Base Transfers’ has the meaning set forth in clause 10.3 of this Agreement.

‘Contract Year One End Year True Up Payment’ has the meaning set forth in clause 10.3 of this Agreement.

‘Contract Year One Quarterly MRC Payment’ has the meaning set forth in clause 10.3 of this Agreement.

‘Contract Year Two Cost Base’ has the meaning set forth in clause 10.3 of this Agreement.

‘Contract Year Two Cost Base Transfers’ has the meaning set forth in clause 10.3 of this Agreement.

‘Contract Year Two End Year True Up Payment’ has the meaning set forth in clause 10.3 of this Agreement.

‘Contract Year Two Quarterly MRC Payment’ has the meaning set forth in clause 10.3 of this Agreement.

‘Contract Year Zero Volume’ has the meaning set forth in clause 10.3 of this Agreement.

‘Control’ and derivative terms (such as Controlling or Controlled) means, with respect to any legal entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such legal entity, whether through the ownership of voting securities or by contract or otherwise.

‘Cost Base Services’ means the Services designated as such under Schedule I (‘Schedule of Services’) and as described in clause 10.1(a).

Note: All references to clauses of “this Agreement” in the Generic Glossary are to clauses of the Services Agreement.

Transition and Management Agreement Restated Version with Amendment No. 1	A-2-4	Dated: 30 November 2001

‘Cost Base Service Charges’ means the amounts payable by SITA SC and SITA INC to Equant with respect to the Cost Base Services.

‘Cost Base Transfers’ means the cost of activities removed from the Cost Base after the Effective Date as reasonably agreed by the Parties.

‘Cost Efficient’ means cost efficient from a tax and legal perspective.

‘Cost Share’ has the meaning set forth in clause 10.2 of this Agreement.

‘Country’ means any national or federal jurisdiction or territory.

‘Cumulative Contract Year One Interim MRC’ has the meaning set forth in clause 10.3 of this Agreement.

‘Cumulative Contract Year Two Interim MRC’ has the meaning set forth in clause 10.3 of this Agreement.

‘Defaulting SITA Party’ has the meaning as set forth in clause 27.2 of this Agreement.

‘Detailed Billing Information’ has the meaning set forth in clause 18.4(a) of this Agreement.

‘Disclosing Party’ has the meaning set forth in clause 22.3 of this Agreement.

‘Dispute Resolution Procedures’, ‘Dispute Resolution Proceeding’ and ‘Dispute Resolution Process’ each means the procedures set forth in clause 8 of the Strategic Relationship Umbrella Agreement.

‘Disputed Amounts’ has the meaning set forth in clause 18 of this Agreement.

‘Disputed Information’ has the meaning set forth in clause 18 of this Agreement.

‘Distributor’ means a customer of Equant that resells Network Services purchased from Equant to one or more third parties.

[*]

‘Draft Price Book’ has the meaning set forth in Schedule J (‘Price Book Update Timescale’).

‘Duration’ has the meaning set forth in clause 16.3(a) of this Agreement.

Note: All references to clauses of “this Agreement” in the Generic Glossary are to clauses of the Services Agreement.

Transition and Management Agreement Restated Version with Amendment No. 1	A-2-5	Dated: 30 November 2001

‘Effective Date’ means 1 July 2001.

‘Effective Period’ has the meaning set forth in clause 7.1(a) of this Agreement.

‘Equant Group Companies’ means, at any time during the Term, Equant N.V. and its Affiliates.

‘Equant IPR’ means the IPR owned by the Equant Group Companies.

‘Equant IT Services’ has the meaning set forth in clause 7 of the Transition and Management Agreement.

‘Equant Non-Solicitation Obligation’ means the obligation of Equant not to make Active Sales to customers within the Air Transport Community, as set forth in clause 7.4 of this Agreement.

‘Equant Project Executive’ has the meaning set forth in clause 20.2 of this Agreement.

‘Equivalent Connections’ shall have the meaning set out in the JV Agreement.

‘Exception Priced Service Charges’ has the meaning set forth in clause 10.1 of this Agreement.

‘Exception Priced Services’ means the Services which are classified as “Exception Priced Services” under Schedule I (‘Schedule of Services’) and as described in clause 10.1(b)(ii).

‘Exclusivity Obligation’ means the obligation of the SITA Group Companies to purchase Network Services exclusively from Equant, as set forth in clause 7.3 of this Agreement.

‘Executive Committee’ has the meaning set forth in clause 6.1 of the Strategic Relationship Umbrella Agreement.

‘Force Majeure Event’ means any:

(f)       fire, flood, earthquake, elements of nature or acts of God;

(g)       riot, civil disorder, rebellion, revolution, acts of war, or acts of terrorism;

(h)       third party strikes or lockouts affecting the non-performing Party’s ability to fulfill its obligations; or

(i)       other causes beyond the reasonable control of the non-performing Party.

‘Forecast Dates’ means the Quarterly Forecast Dates and the Annual Forecast Date and in the event that a Forecast Date does not fall on a Business Day, a reference to a Forecast Date shall mean the Business Day immediately preceding the relevant Forecast Date.

‘France Telecom’ means France Telecom S.A., a société anonyme having its registered office at 6,

Note: All references to clauses of “this Agreement” in the Generic Glossary are to clauses of the Services Agreement.

Transition and Management Agreement Restated Version with Amendment No. 1	A-2-6	Dated: 30 November 2001

place d’Alleray Cedex 5, 75015 Paris, France.

[*]

‘Generic Network Assets’ has the meaning set forth in clause 5.3(a) of this Agreement.

‘Generic Price Book’ means the Price Book that provides gross generic distributor prices with respect to Generic Products/Services.

‘Generic Product/Service’ means a product or service that Equant offers generally to all of its distributors and that is designated as such in the Price Books.

[*]

‘Global One’ means Global One Communications Holding B.V. and Global One Communications World Holding B.V of Klaprozenweg 75, 1033 NN Amsterdam, The Netherlands.

‘Global One ATC Contract’ has the meaning set forth in clause 6.4 of this Agreement.

[*]

[*]

‘Glossary’ means this Schedule A (Glossary) to this Agreement.

‘Heads of Agreement’ or ‘HOA’ means the Heads of Agreement executed by SITA SC, SITA INC, France Telecom, and Equant on 19 November 2000.

‘Historical Activity Data’ has the meaning set forth in clause 10.5 of this Agreement.

‘Historical Data’ has the meaning set forth in clause 17(a) of this Agreement.

‘ICNO’ has the meaning set forth in the Transition and Management Agreement.

‘Independent Expert’ has the meaning set forth in clause 11.2 of this Agreement and shall include any Replacement Independent Expert.

[*]

‘Insolvency Event’ has the meaning as set forth in clause 28.3 of this Agreement.

Note: All references to clauses of “this Agreement” in the Generic Glossary are to clauses of the Services Agreement.

Transition and Management Agreement Restated Version with Amendment No. 1	A-2-7	Dated: 30 November 2001

‘Intellectual Property Rights’ or ‘IPR’ means any letters patent, patented articles, patent applications, designs, copyrights, database rights, moral rights, inventions whether or not capable of protection by patent or registration, techniques, technical data and know-how, whether registered or unregistered and including applications, registrations and renewals in connection thereunder for the grant of any such assets or rights of the foregoing descriptions and all rights or forms of protection having equivalent or similar effect anywhere in the world.

‘Interim Benchmarking Report’ has the meaning set forth in clause 11.6 of this Agreement.

‘Invoiced Party’ has the meaning as set forth in clause 18.8(c) of this Agreement.

‘Invoicing Party’ has the meaning set forth in clause 18.8(c) of this Agreement.

‘IT Transition Period’ means the twenty-one (21) month period commencing on the Effective Date and ending on the day before the twenty-first month anniversary of the Effective Date.

‘JV Agreement’ or ‘JV’ means the Joint Venture Agreement executed by SITA SC, SITA Global Telecommunication Services Limited, SITA Equant (formerly SITA Globetel Company) and Equant (formerly SITA Telecommunications Holdings N.V.) on 2 October 1995, as amended.

‘Key Measurements’ has the meaning set forth in clause 1 of Schedule F (‘Service Levels Schedule’) to this Agreement.

‘Laws’ means:

(j)	any applicable law, statute, regulation, ordinance or subordinate legislation in force from time to time to which a Party is subject; and
(k)	any applicable directive, policy, rule, judgement, injunction, decree or order that is binding on a Party and that is made or given by any government, agency thereof, or any regulatory body;

of any Country, the European Union, or other national, federal, commonwealth, state, provincial or local jurisdiction.

[*]

‘Losses’ means all losses, liabilities, damages, costs and expenses (including reasonable legal fees, and disbursements including external costs of investigation, litigation, settlement, judgement, interest and penalties).

‘MFN Agreement’ has the meaning set forth in clause 13.3(a) of this Agreement.

Note: All references to clauses of “this Agreement” in the Generic Glossary are to clauses of the Services Agreement.

Transition and Management Agreement Restated Version with Amendment No. 1	A-2-8	Dated: 30 November 2001

‘MFN Certification Report’ has the meaning set forth in clause 13.4(a) of this Agreement.

‘MFN Evaluation’ (with MFN standing for ‘most favored nation’) means the procedure described in Schedule N (‘Instructions to the MFN Evaluator’) of this Agreement.

‘MFN Evaluation Report’ has the meaning set forth in clause 13.4(a) of this Agreement.

‘MFN Evaluator’ has the meaning set forth in clause 13.2 of this Agreement.

‘MFN Refund’ has the meaning set forth in clause 13.1(b) of this Agreement.

‘MFN Revised Net Price Book Prices’ has the meaning set forth in clause 13.1(b) of this Agreement.

‘MFN Test(s)’ means the most favoured nation tests set forth in Schedule N (‘Instructions to MFN Evaluator’).

‘Minimum Revenue Commitment’ or ‘MRC’ has the meaning set forth in clause 14 of this Agreement.

‘Minimum Unit Cost Reductions’ has the meaning set forth in clause 10.3 of this Agreement.

‘Modify’ and ‘Modification’ means to add to, expand, enhance, reduce, change, replace, vary, derive or improve.

‘Net Price Book Prices’ means the prices derived by applying any applicable discounts to the Price Books.

‘Net Price Book Activity’ means the billable activity applicable to the Net Price Book Prices.

‘Network’ means the network that is jointly managed by SITA SC and by Equant as at the Effective Date pursuant to the JV Agreement, as such Network is modified throughout the Term.

‘Network Activity Forecasts’ means the Quarterly Network Activity Forecast and the Annual Network Activity Forecast.

‘Network Implementation Action’ means a fully-developed business plan for a specific expansion or modification of the Network.

‘Network Planning Committee’ means the committee established pursuant to clause 5.2 of this Agreement.

‘Network Operational Performance Committee’ or ‘NOPC’ means the committee that is established pursuant to clause 5.5 of this Agreement.

Note: All references to clauses of “this Agreement” in the Generic Glossary are to clauses of the Services Agreement.

Transition and Management Agreement Restated Version with Amendment No. 1	A-2-9	Dated: 30 November 2001

‘Network Resources” has the meaning set forth in the Transition and Management Agreement.

‘Network Services’ mean any product or service which is itself telecommunications carriage or which includes telecommunications carriage as a component of such product or service.

‘Network Services Revenue’ means, in respect of a legal entity, the aggregate of all revenues received from customers (other than from an Affiliate of such entity) from the sale of Network Services, including all revenues received in respect of products that include Network Services bundled with services other than Network Services.

‘Network Short Term Development Plan’ means a business plan for the development of the Network that sits with Equant’s specific plans for the six (6) month period commencing from the date of the Network Short Term Development Plan.

‘Network Strategic Plan’ means a long term strategic plan outlining Equant’s plans for the Network.

[*]

‘Nomination Criteria’ has the meaning set forth in clause 1 of Schedule K (‘Nomination and Selection of Independent Expert’).

‘Nominee’ has the meaning set forth in Schedule K (‘Nomination and Selection of Independent Expert’).

‘Non-Cost Base Services’ means the Services designated as such under Schedule I (‘Schedule of Services’).

[*]

‘Non-Renewed Revenue’ has the meaning set forth in clause 14(b) of this Agreement.

‘Operations and Procedures Manual’ means the manual to be developed by the Parties as described.

‘Overall Revenue’ means, in respect of a legal entity, the aggregate of all revenues received from customers (other than an Affiliate of such legal entity) from the sale of any product or service.

[*]

‘Pass Through Expenses’ means actual costs for Pass Through Services that are charged by Equant to

Note: All references to clauses of “this Agreement” in the Generic Glossary are to clauses of the Services Agreement.

Transition and Management Agreement Restated Version with Amendment No. 1	A-2-10	Dated: 30 November 2001

SITA SC or SITA INC net of any related management fees as may be agreed by the Parties (ie., without margin, markup or fee).

‘Pass Through Services’ means the Services which are classified as “Pass Through Services” under Schedule I (‘Schedule of Services’).

‘Performance Targets’ has the meaning set forth in clause 1 of Schedule F (‘Service Levels Schedule’) to this Agreement.

‘Pre-Contractual Statements’ has the meaning as set forth in clause 30.6(a) of this Agreement.

‘Preliminary Price Book’ has the meaning set forth in Schedule J (‘Price Book Update Timescale’).

‘Price Books’ means the Generic Price Book and the SITA Specific Price Book for the respective Contract Year.

‘Price to Volume Assessment’ has the meaning set forth in clause 12.1 to this Agreement.

‘Price to Volume Assessment Report’ has the meaning set forth in clause 12.2 to this Agreement.

‘Priced Service Charges’ has the meaning set forth in clause 10.1 of this Agreement.

‘Priced Services’ means the Services which are classified as “Priced Services” under Schedule I (‘Schedule of Services’) and shall include any Bundled Tail Circuits.

‘Pricing Structure’ has the meaning set forth in clause 10.2 of this Agreement.

‘Product Council’ means the committee that is established pursuant to clause 4.2 of this Agreement.

‘Proposed Action’ has the meaning set forth in clause 5.1 of this Agreement.

‘Quarterly Forecast Dates’ has the meaning set forth in clause 15.1(a) of this Agreement.

‘Quarterly Network Activity Forecast’ means a forecast of connections, traffic and other Network activity for the period of twelve (12) calendar months commencing from the first day of the calendar month immediately following the Quarterly Forecast Date.

‘Quarterly Network Activity Forecast Value’ has the meaning set forth in clause 16.1(a) of this Agreement.

[*]

Note: All references to clauses of “this Agreement” in the Generic Glossary are to clauses of the Services Agreement.

Transition and Management Agreement Restated Version with Amendment No. 1	A-2-11	Dated: 30 November 2001

‘Recognisable Costs’ has the meaning set forth in clause 16.1(b) of this Agreement.

‘Reconciliation Report’ has the meaning set forth in clause 18.4(a) of this Agreement.

‘Reduction Amount’ has the meaning set forth in clause 14(b) of this Agreement.

‘Related Provisions’ means the Exclusivity Obligation, the Equant Non-Solicitation Obligation and the SITA Group Companies Non-Solicitation Obligation.

‘Remedy Period’ has the meaning set forth in clause 7.3 of this Agreement.

‘Replacement Independent Expert’ has the meaning set forth in clause 11.6 of this Agreement.

‘Replacement MFN Evaluator’ has the meaning set forth in clause 13.7(b) of this Agreement.

‘Replacement Supplier’ means a third-party provider selected by SITA SC and/or SITA INC to supply services to replace all or part of the Services (a) after the expiry or termination of this Agreement; (b) following a partial removal of part of the Services from the scope of this Agreement; or (c) following exercise by SITA SC of the Step-In Rights.

‘Reports’ means those reports specified in Schedule G (Reports) to this Agreement.

‘Service Charges’ has the meaning set forth in clause 10.3 of this Agreement.

‘Service Credits’ has the meaning set forth in clause 1 of Schedule F (‘Service Levels Schedule’) to this Agreement.

‘Service Level’ has the meaning set forth in clause 1 of Schedule F (‘Service Levels Schedule’) to this Agreement.

‘Service Level Default’ has the meaning set forth in clause 1 of Schedule F (‘Service Levels Agreement’) to this Agreement.

‘Service Levels Schedule’ means Schedule F (‘Service Levels Schedule’) to this Agreement.

‘Services’ means the Network Services and the Support Services and ad hoc services.

‘Significant Forecast Deviation’ has the meaning set forth in clause 16.1(a) of this Agreement.

[*]

‘SITA Group Companies’ means, at any time during the Term, SITA SC, its Affiliates, including SITA INC (so long as SITA INC is Controlled by the SITA INC Foundation).

Note: All references to clauses of “this Agreement” in the Generic Glossary are to clauses of the Services Agreement.

Transition and Management Agreement Restated Version with Amendment No. 1	A-2-12	Dated: 30 November 2001

‘SITA Group Companies Non-Solicitation Obligation’ means the obligation of the SITA Group Companies not to make Active Sales to customers outside of the Air Transport Community, as set forth in clause 5 of this Agreement.

‘SITA INC Non-Equant Network Services Revenue’ has the meaning set forth in clause 7.3 of this Agreement

‘SITA IPR’ means the IPR owned by the SITA Group Companies.

‘SITA Relationship Team’ or ‘SRT’ has the meaning set forth in clause 6.2 of the Strategic Relationship Umbrella Agreement.

‘SITA Marks’ mean the trade marks, service marks, brand names, trade names, business names and logos of the SITA Group Companies that were used by Equant, or are embedded in the software, systems, works of authorship and similar materials in Equant’s possession, as of the Effective Date.

‘SITA Specific Discount’ means all discounts applied to gross prices set forth in the Price Books by Equant on behalf of SITA SC, SITA INC and the SITA Group Companies and includes the Volume Discount.

‘SITA Specific Price Book’ means the Price Book that provides prices applicable to SITA Specific Products/Services.

‘SITA Specific Product/Service’ means a product and/or service (other than a Generic Product/Service) developed or to be developed for the specific use of the SITA Group Companies and their customers.

[*]

‘Standard Cost Services’ means the Services which are classified as “Standard Cost Services under Schedule I (‘Schedule of Services’).

‘Standard Cost Service Charges’ has the meaning set forth in clause 10.1 of this Agreement.

‘Step-In Rights’ has the meaning set forth in clause 5.4 of this Agreement.

‘Strategic Relationship Benefits’ has the meaning set forth in clause 7.8(b) of this Agreement.

‘Strategic Relationship Umbrella Agreement’ means the Strategic Relationship Umbrella Agreement executed by France Telecom, SITA SC, SITA INC and Equant on 29 June 2001.

‘Support Services’ means all products and services listed in the Price Books that are not Network Services.

Note: All references to clauses of “this Agreement” in the Generic Glossary are to clauses of the Services Agreement.

Transition and Management Agreement Restated Version with Amendment No. 1	A-2-13	Dated: 30 November 2001

‘Tail Circuits”, ‘Tie Lines’ or ‘Local Access’ means tail circuits, tie lines and local access.

[*]

‘Term’ has the meaning set forth in clause 2 of this Agreement.

‘Terminated Benchmark Period’ has the meaning set forth in clause 11.6 of this Agreement.

‘Terminated MFN Period’ has the meaning set forth in clause 13.7(c) of this Agreement.

‘Terminated Revenue’ has the meaning set forth in clause 14(b) of this Agreement.

‘Termination Period’ has the meaning as set forth in clause 27.9(a) of this Agreement.

‘Transaction’ means the transaction contemplated by the Contribution Agreement relating to Global One and the Share Purchase Agreement.

‘Transfer’ has the meaning set out in the Transition and Management Agreement.

‘Transferred Company’ has the meaning set forth in clause 7.3(g) of this Agreement.

‘Transition and Management Agreement’ means the Transition and Management Agreement executed by Equant and SITA SC on the 29 June 2001.

[*]

‘Volume’ has the meaning set forth in Schedule P (‘Unit Cost, Cost Base and Volume Considerations’) to this Agreement.

‘Volume Discount’ has the meaning set forth in clause 10.2 of this Agreement.

[*]

‘Year 2000 Cost Base’ has the meaning set forth in clause 10.2 of this Agreement.

‘Year 2000 Cost Share’ has the meaning set forth at clause 10.2 of this Agreement.

‘Year 2000 Price Book’ has the meaning set forth at clause 10.2(d) of this Agreement.

Note: All references to clauses of “this Agreement” in the Generic Glossary are to clauses of the Services Agreement.

Transition and Management Agreement Restated Version with Amendment No. 1	A-2-14	Dated: 30 November 2001

Schedule B

IT JTF GUIDELINES

Context

1.	The Parties will work together through the IT Joint Task Force (the “IT JTF”) to manage the IT Transition.

2.	The IT JTF will include a program manager from each Party who shall be the SPOC for each Party with regard to the IT Transition.

3.	Each SPOC will be authorised to jointly agree measures and actions that fall within the scope of the IT Transition, subject to the IT Transition Guidelines (set forth below) and within specific budget approvals.

4.	If the SPOCs fail to agree on an issue, or an issue arises that either SPOC reasonably believes is outside the bounds of his or her authority, the issue will be referred to the IT Steering Committee for resolution.

5.	The IT Steering Committee will attempt to resolve the issue consistent with the IT Transition Guidelines set forth below. If the Parties do not agree in the IT Steering Committee, the dispute will be escalated for resolution pursuant to the Transition and Management Agreement.

IT Transition Guidelines

Costs & Improvements in Functionality

1.	Each solution provided as part of the IT Transition Plan must be the one that provides at least an equivalent level of service (e.g., the same software, hardware, performance, capacity, functionality, version, etc., as applicable, collectively the “Level of Service”) as was previously provided for the lowest commercially reasonable implementation cost.

2.	If Guideline #1 is not dispositive in resolving the issue, the solution that involves the optimal mix of the shortest completion time, least risk of failure, least business disruption (for both Parties), and least impact on the Party providing the IT Service being transitioned will be chosen.

3.	The Party for whom a solution is being implemented will bear the incremental costs (including both the implementing Party’s value of time and expenses as well as third party expenses, e.g., purchasing, licensing, services), if any, of any solution to the extent the solution provides such Party with a higher Level of Service than was previously provided.

Timing

1.	The IT Transition shall be scheduled in accordance with Clauses 7.1 and 7.2(c) and 7.2(d).

2.	Subject to Clause 7.1, if conflicts in IT Transition scheduling priorities arise, the IT JTF will use, as a criterion for prioritising individual steps within the IT Transition, the willingness of the supplier of the relevant IT Services to continue to provide such IT Services.

3.	If the IT JTF believes in good faith that there is more than one (1) solution that can provide the same Level of Service, then Equant will decide which solution to implement.

Transition and Management Agreement Schedule B (IT JTF Guidelines) Restated Version with Amendment 1 (Errata)	B-1	Dated: 30 November 2001

Schedule C

Central staff countries

The Central Staff Countries are:

Australia
Canada
France
Singapore
Switzerland
United Kingdom
United States of America

Transition and Management Agreement Schedule C (Central Staff Countries) Restated Version with Amendment 1 (Errata)	C-1	Dated: 30 November 2001

Schedule D

Set Amounts

The Set Amounts in Clause 15.1(e)(xiv) as of the Effective Date shall be:

Large Countries charge per month Medium Countries charge per month Small Countries charge per month Very small Countries charge per month	[*] [*] [*] [*]

The above monthly charges are based on weighting factors of [*] (respectively for large, medium, small and very small Countries), which weighting factors will be used for any adjustments in accordance with Clause 15.1(e)(xiv) unless the Parties otherwise agree.

The criteria for assessment of very small, small, medium and large shall be delineated as follows:

Size	Annual Costs*	Total tie lines (number)	Number of personnel

Very Small	[*]

Small	[*]	[*]	[*]

Medium	[*]	[*]	[*]

Large	[*]	[*]	[*]

If any ICNO (other than one categorised as Very Small) meets 2 or more of the criteria, then it would be classified in that category.

* In calculating annual costs, access circuit costs will be excluded. In specific circumstances (e.g., costs for Network Resources that may not be transferred for other legal reasons), the Parties may agree that the ICNO falls into a different category according to the level of complexity of accounting activities.

Transition and Management Agreement	D-1	Dated: 30 November 2001
Schedule D (Set Networks) Restated Version with Amendment No. 1 (Errata)

Schedule E

IT Services Description

                         [*]

Transition and Management Agreement	Dated: 30 November 2001
Schedule E ( IT Services Description)
Restated Version with Amendment 1 (Errata)

1

Schedule F

EQUANT ASSET FUNDING ARRANGEMENT

1.	GENERAL

This Equant Asset Funding Arrangement (the “EAFA”) concerns arrangements under which:

(a)	Equant will refinance equipment purchased by SITA SC (or the applicable SITA Group Company) under the Instrument Constituting Unsecured Loan Notes dated 18 March, 1996 (the “Instrument”, and such equipment to be purchased thereunder, the “Equipment”);

(b)	Equant will loan funds under the Note (as defined below) to be issued by SITA SC (or the applicable SITA Group Company) to finance or refinance the purchase of Funded Network Assets (as defined below) on or after the Effective Date; and

(c)	Equant will make Advances (as defined below) to SITA SC (or the applicable SITA Group Company) for the purpose of its working capital requirements in connection with the purchase of Funded Network Assets (as defined below).

(d)	It is understood and agreed that SITA SC (or the applicable SITA Group Company) may meet its obligations hereunder by causing the relevant local SITA Group Company to fulfill such obligations.
2.	DEFINITIONS

“Advance” means a short term advance made by Equant to SITA SC (or the applicable SITA Group Company) in accordance with Article 7, or, as the context requires, the principal amount of that Advance from time to time outstanding.

“Dollars” or “$” means the lawful currency of the United States of America.

“Finance Rate” means interest at the rate of one per cent (1%) above the U.S. Dollar three (3) month London Interbank Offered Rate (LIBOR) appearing on the Reuters Screen LIBOR 01 Page as of 11:00 a.m., London time, and which shall be determined on the Effective Date and thereafter on the last day of each calendar year.

“Funded Asset” means those assets, both tangible and intangible to be purchased by SITA SC (or the applicable SITA Group Company) and funded by Equant. “Funded Assets” means all such assets collectively.

“Instrument” shall have the meaning specified in paragraph 1(b) hereof.

“Local Currency” means, with respect to each Funded Asset, the local currency in which the Funded Asset is accounted for from time to time.

“Monthly Schedule” means a schedule issued each month to the Note containing the details of Network Assets purchased or to be purchased out of the proceeds of the Note, as specified in paragraph 4(d) hereof.

“Note” means the unsecured loan note, substantially in the form of Exhibit A hereto, issued by SITA SC (or the applicable SITA Group Company) to Equant, or the principal amount outstanding at any time represented by the Note outstanding, as the case requires.

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“Payment Date” means, in respect of each month, the settlement date for that month as set out in Clause 15.1(i)(ii).

“Preceding Month End Exchange Rate” means the last available foreign currency exchange rate for the applicable local currency as published in the Financial Times at the end of the month immediately preceding the month in which the SITA ICNO Costs are incurred, or such other rate as mutually agreed by the Parties from time to time.

“Principal Amount” means for the purposes of this EAFA and the Note, the costs capitalised in relation to a Funded Asset.

“Unsecured Loan Note Assets” means those assets purchased under the Instrument, and not as yet transferred to the ownership of Equant.

“Working Capital Adjustment Amount” means the principal amount of the Advance made on the date of funding under the Note less the amount of the Advance repaid on that date, which is acknowledged may be a positive or a negative number.

3.	STATUS OF NOTE
(a)	The Note represents a direct and unsecured obligation of SITA SC (or the applicable SITA Group Company) for the due and punctual payment, in accordance with the terms of this EAFA, by way of transfer of the related Funded Assets or other payment of the Principal Amount in respect of the Note and for performance of all the obligations of SITA SC (or the applicable SITA Group Company) with respect to the Note.

(b)	The Note will be denominated in the Local Currencies according to the locations of the Funded Assets and will rank (and SITA SC (or the applicable SITA Group Company) shall procure that the Note continues to rank) at least pari passu with all other unsecured indebtedness of SITA SC (or the applicable SITA Group Company) except to the extent required by law.

(c)	SITA SC (or the applicable SITA Group Company) shall comply with the terms of the Note.

4.	FUNDING OF NOTE
(a)	The Note shall be executed by SITA SC (or the applicable SITA Group Company) substantially in the form set out in Exhibit A to this EAFA.
(b)	SITA SC (or the applicable SITA Group Company) may from time to time request that Equant make funds available under the Note to enable SITA SC (or the applicable SITA Group Company) to purchase, or refinance SITA SC’s (or the applicable SITA Group Company’s) purchase of, Funded Assets.

(c)	If Equant agrees to make funds available under the Note following a request pursuant to paragraph 4(b) above hereof (including agreement as to the date of funding, the Local Currency of funding, the amount of the funding and the related Funded Asset), then:

(i)	SITA SC (or the applicable SITA Group Company) shall issue the Monthly Schedule in accordance with paragraph 4(d) below and deliver it to Equant; and

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(ii)	Equant shall pay to SITA SC (or the applicable SITA Group Company) the Dollar equivalent of the amount to be funded under the Monthly Schedule within five (5) calendar days following the date of delivery of the Monthly Schedule. Such Dollar equivalent amount shall be calculated using the Preceding Month End Exchange Rate.

(d)	The Parties shall keep records to be updated each time a funding or repayment of the Note is made by inserting or deleting the details of the Funded Asset to be purchased, refinanced or repaid by such funding or repayment of the Note (including a description of the Funded Asset, the identity of the vendor of the Funded Asset, the purchase price or net book value (as applicable, expressed in the Local Currency) of the Funded Asset and where the Funded Asset is to be located).

(e)	SITA SC (or the applicable SITA Group Company) shall apply the proceeds received upon each funding of the Note to the purchase of, or the refinancing of the purchase of, the related Funded Asset, and shall, at the request of Equant, provide evidence to Equant of the completion of the purchase.

(f)	As of the Effective Date, SITA SC (or the applicable SITA Group Company) shall refinance the assets funded under the Instrument notes at their local currency net book values by a funding under the Note equal to such local currency amounts due.

5.	INTEREST ON NOTE
(a)	The rate of interest payable on the Principal Amount of the Note is the Finance Rate.
(b)	Interest on the Principal Amount of the Note shall accrue from day to day and shall be payable in arrears on each Payment Date.
6.	REPAYMENT OF NOTE
(a)	Equant shall be entitled to require the repayment of the Note, in whole or in part, on demand by the transfer by SITA SC (or the applicable SITA Group Company) to Equant of any or all of the Funded Assets at the then net book value as denominated in local currency of such Funded Asset or Assets and, upon such transfer, the Principal Amount shall be deemed repaid by an amount equal to such book value.

(b)	Upon the transfer by SITA SC (or the applicable SITA Group Company) to Equant of a Funded Asset, legal title to such Funded Asset shall pass to Equant. If the Funded Asset is an intangible asset, all rights, title and interest in and to such intangible asset (including without limitation, as applicable, copyrights, inventions (whether patentable or not), licences, trade secrets and the like) shall pass to Equant at that time.

(c)	On each Payment Date, SITA SC (or the applicable SITA Group Company) shall make a part repayment in Local Currency of the Principal Amount in an amount equal to the Local Currency depreciation incurred by SITA SC (or the applicable SITA Group Company) with respect to the Funded Assets during the period between the last Payment Date and that Payment Date.

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(d)	A demand for partial repayment of the Note, under paragraph 6(a) above shall only be made if:

(i)	Equant in its demand for partial repayment identifies the relevant Funded Asset(s) to be transferred; and
(ii)	the relevant Funded Asset(s) to be transferred is capable of transfer separate from the other Funded Assets relating to the Note.

(e)	SITA SC (or the applicable SITA Group Company) shall take whatever action Equant may reasonably require for perfecting title in, or in accordance with paragraph 6(a) above facilitating the transfer of, a Funded Asset including:

(i)	the delivery of the Funded Asset;
(ii)	the method of importation of the Funded Asset;
(iii)	the execution of any transfer, conveyance or assignment of the Funded Asset; and
(iv)	the giving of any notice, order, or direction and the making of any required registration;

provided that any costs incurred by SITA SC (or the applicable SITA Group Company) in complying with this paragraph 6(e) shall be (as applicable) a cost included in the Principal Amount; if the amount may be capitalised under applicable GAAP, or otherwise as a SITA ICNO Cost under Clause 15 of the Transition and Management Agreement.:

(f)	Prior to the transfer of any Funded Asset, Equant shall carry out all actions required in order to account for the Funded Assets in its own accounting records, immediately upon and following the date of transfer of such Funded Asset.

(g)	If any Funded Asset has been destroyed or damaged or is no longer owned by SITA SC (or the applicable SITA Group Company), or is incapable of transfer, so that repayment in accordance with paragraph 6(a) above is not possible, then SITA SC (or the applicable SITA Group Company) shall instead either:

(i)	provide to Equant equipment or other assets that Equant is satisfied are equivalent to the Funded Asset so destroyed or damaged or incapable of transfer; or
(ii)	upon Equant’s agreement, pay to Equant the Principal Amount due under the Note in respect of such Funded Asset in the Local Currency or Dollar equivalent (calculated using the Preceding Month End Exchange Rate).

(h)	In calculating the repayment of the Note in whole or in part, there shall be taken into account any amount payable by SITA SC to Equant under paragraph 6(c) above on the next Payment Date and accordingly:

(i)	the Principal Amount treated as repaid by the transfer of such Funded Asset for the purposes of paragraph 6(a) above shall be adjusted accordingly;
(ii)	the Principal Amount payable under subparagraph 6(g)(ii) above shall be adjusted accordingly;

but no additional interest shall be payable as a consequence of this paragraph 6(h).

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7.	ADVANCES
(a)	SITA SC (or the applicable SITA Group Company) may, at the same time it requests that Equant make funds available under the Note in accordance with paragraph 4(b), request that Equant make an Advance to SITA SC (or the applicable SITA Group Company) to be applied by SITA SC (or the applicable SITA Group Company) in or towards its working capital requirements in connection with the purchase of the relevant Funded Asset. Unless otherwise agreed, the amount of the Advance will be the total of the actual expenditures from the previous month.

(b)	The amount of each Advance shall be in Dollars and shall be made on the same date as set out in subparagraph 4(c)(ii).
(c)	Each Advance shall be interest free.
(d)	SITA SC (or the applicable SITA Group Company) shall repay each Advance on the date the next Advance is made by Equant to SITA SC (or the applicable SITA Group Company), except that, if at any time Equant determines that no further Advances will be made, the outstanding Advance will be payable by SITA SC (or the applicable SITA Group Company) on demand.

8.	PAYMENTS
(a)	All payments by either SITA SC (or the applicable SITA Group Company) or Equant to the other under this EAFA and the Note shall be made to such bank account as Equant and SITA SC (or the applicable SITA Group Company) may notify to the each other for this purpose.

(b)	On the date of each funding under the Note, the payment obligations of Equant with respect to the Note and to any Advance to be made on that date, and the payment obligations of SITA SC (or the applicable SITA Group Company) with respect to any Advance to be repaid on that date, shall be set-off so that only the remaining balance shall be payable by the relevant party.

(c)	If a payment under this EAFA and the Note is due on a day which is not a Business Day then the due date shall be the next such Business Day in the same calendar month (if there is one) or the preceding such banking day (if there is not).

(d)	The fact that the Note may have been repaid in whole or in part, or an Advance repaid in whole or in part, prior to a Payment Date shall not affect the obligation of SITA SC (or the applicable SITA Group Company) to pay interest on that Payment Date with respect to the relevant period during which the relevant part of the Note or Advance, as the case may be, was outstanding.

9.	RESTRICTIONS ON DEALING

Except as agreed by Equant:

(a)	SITA SC (or the applicable SITA Group Company) shall not, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell transfer, grant a lease, or otherwise dispose of all or any part of the Funded Assets; and

(b)	SITA SC (or the applicable SITA Group Company) shall not create or permit to subsist any mortgage, pledge, lien, charge, assignment, hypthothecation or security interest or any other agreement or arrangement having the effect of conferring a security interest in any of the

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Funded Assets other than liens or such security interests arising by operation of law in the ordinary course of business and securing amounts not more than thirty (30) days overdue.
10.	RESPONSIBILITIES OF SITA
(a)	SITA SC (or the applicable SITA Group Company) will keep the Funded Assets in substantial repair and in good working order and condition, all in accordance with the P&I. Unless Equant otherwise agrees, SITA SC (or the applicable SITA Group Company) shall keep each Funded Asset at the relevant location specified in the Monthly Schedule.

(b)	Where requested by Equant, and in accordance with P&I, SITA SC (or the applicable SITA Group Company) shall effect or procure to be effected such insurance of the Funded Assets, as a prudent company in a similar business as SITA SC (or the applicable SITA Group Company) would effect, all such insurance policies to be in amount and in form and with an insurance company or underwriters reasonably acceptable to Equant.

(c)	SITA SC (or the applicable SITA Group Company) shall not do or permit anything to be done which may make void or voidable the relevant insurance policy covering any of the Funded Assets.
(d)	SITA SC (or the applicable SITA Group Company) shall promptly pay all premiums and take actions necessary or appropriate to keep the relevant insurance policies in force.
(e)	SITA SC (or the applicable SITA Group Company) shall apply all proceeds received or receivable under any insurance policy in respect of the Funded Assets towards replacement, restoration or repair of the relevant Funded Assets or make a payment under subparagraph 6(g)(ii).

(f)	Funded Assets not insured by SITA SC (or the applicable SITA Group Company) will be insured by Equant. All insurance policies taken out by SITA SC (or the applicable SITA Group Company) and Equant shall include both SITA SC and Equant as co-insured parties.

11.	GENERAL

(a)  This EAFA and the Note and the obligations and rights of SITA SC (or the applicable SITA Group Company) hereunder and thereunder shall be binding upon and inure to the benefit of SITA SC (or the applicable SITA Group Company) and Equant and their respective successors; and (b) neither party shall transfer or assign the Note nor any interest therein either in whole or in part without the agreement of the other party thereto, not to be unreasonably withheld.

12.	LOST OR DESTROYED NOTE

If the Note is defaced, lost or destroyed it may be renewed on such terms (if any) as to evidence and indemnity as SITA SC (or the applicable SITA Group Company) may require but so that in the case of defacement, the defaced Note shall be surrendered before a new Note is issued.

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SCHEDULE G

NETWORK ACCESS AGREEMENT

dated: 29 June 2001 (this “Agreement”)

between

Equant N.V., a Dutch company having its registered office at 21-23 Gatwickstraat, 1043 GL Amsterdam (“Equant N.V.”)

and

Société Internationale de Télécommunications Aéronautiques S.C., a Belgian co-operative company having its registered office at 14 avenue Henri Matisse, B-1140, Brussels, Belgium (“SITA SC”)

(each, a “Party” and together, the “Parties”).

Recitals:

(a)	Equant owns and operates a global network, which SITA uses to provide services to the air transport community.
(b)	SITA owns and operates a telecommunications network in Applicable Countries to provide services to the air transport community.
(c)	SITA wishes to provide its customers in all Applicable Countries with seamless, global network services, and therefore wishes to have access to the Equant network in order to provide global transport and termination of connections in other Countries.

(d)	In order for the services provided by SITA to be seamless, the In-Country Network operations and processes of SITA must be fully integrated and operated with the Equant global network as if their respective networks functioned as one network.

(e)	As SITA owns and operates the separate In-Country Networks providing in-country connectivity, while Equant owns and operates a single, global network connecting those separate In-Country Networks, the SITA networks, and related In-Country Operations, necessarily will function in a subsidiary relationship to the Equant network and operations if the Parties are to achieve their joint objective of seamless connectivity across their networks.

(f)	Equant agrees to allow SITA to have global network access on the conditions set forth herein.

The Parties hereto agree as follows:

1.	Definitions:
“Applicable Countries” shall mean all Countries where SITA holds network resources.

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“Equant” means Equant N.V. or the applicable Equant group company.
“In-Country Network Operations” shall mean the operation and management of the In-Country Network in Applicable Countries.
“In-Country Network” shall mean the network resources that SITA operates as a network within a Country under the applicable regulatory authority and which this Agreement permits SITA SC to connect to Equant’s global network.

“P&I” shall mean policies, procedures and instructions issued by Equant from time to time relating to (a) SITA’s access to Equant’s global network, (b) the operational standards (including any corporate policies and procedures issued by Equant) to be followed by SITA as a condition to this access, and (c) the network management operations and maintenance of the interconnected networks to ensure their seamless operation.

“SITA” means SITA SC or the applicable SITA group company.
2.	Interpretation
In this Agreement, unless the express context indicates or requires a contrary intention:
2.1	words suggesting the singular include the plural and vice versa;
2.2	words suggesting any gender include any other gender;
2.3	references to a person include a company, corporation, partnership, joint venture, co-operative company, individual, unincorporated or incorporated association or organisation or statutory authority;
2.4	headings used in this Agreement are for ease of reference only and shall not affect the interpretation of this Agreement;
2.5	references to any agreement or document (including to this Agreement) are to that agreement or document as amended, supplemented, varied or replaced from time to time; and
2.6	use of the words “includes” or “including” (or any variations of them) shall be deemed to be followed by the words “without limitation”.
3.	Connection of SITA to Equant’s global network
3.1	Equant agrees that the In-Country Network of SITA shall be connected to Equant’s global network on the terms and conditions set out herein.
3.2	SITA agrees to operate the In-Country Network in accordance with the P&I in consideration for its continued right to interconnect with the Equant network.
3.3	Equant and SITA SC acknowledge that nothing in this Agreement allows either of them to utilise such interconnections, or their interconnected networks, to provide services to each other or third persons that they are not authorised to provide in Applicable Countries.

4.	Responsibilities of SITA

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4.1	SITA is responsible for the maintenance and development of the relationship between itself and both the public telecommunications operator and the relevant telecommunications regulator in Applicable Countries.

4.2	SITA is responsible for the provision for its In-Country Network in accordance with the P&I including the provisioning of capacity within the In-Country Network in order to maintain the reliability of traffic management between the In-Country Network and Equant’s global network and to provide Equant with sufficient predictability in the planning, deployment and operation of the amount of capacity required throughout its global network to provide connectivity to individual countries (including those in which the In-Country Networks are located).

4.3	SITA will issue instructions to its network staff in Applicable Countries to follow and implement the P&I.:
4.4	SITA is responsible for employing network staff:

(a)	in sufficient numbers; and
(b)	with suitable skills,

to operate the In-Country Operations in accordance with the P&I.
4.5	If Equant notifies SITA that, in its opinion:

(a)	insufficient network staff have been allocated, or
(b)	specified network staff members are not appropriate,

to conduct In-Country Operations in accordance with the P&I, SITA must promptly take such steps as are necessary to remedy such deficiency (including redeploying network staff which Equant considers are not sufficiently qualified).

4.6	SITA shall provide for the housing of its network assets in suitably prepared facilities, including as applicable surface, air conditioning, electricity, security and supervision all as advised by Equant in accordance with the P&I.

4.7	SITA shall provide that the interconnection between the In-Country Network and any third party network is carried out in accordance with the P&I in such a way as not to adversely affect the Equant global network.

4.8	SITA shall be responsible for complying with any relevant statutory obligations that apply to In-Country Network Operations, including in relation to its obligations:

(c)	as an employer;
(d)	in respect of its regulatory licence or other authority to operate;
(e)	compliance with relevant tax laws;

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(f)	complying with relevant audit requirements; or
(g)	meeting other applicable statutory requirements.

5.	Responsibilities of Equant
Equant will provide P&I to SITA as reasonably necessary so as to facilitate the orderly functioning of the In-Country Operations and to enable the seamless interoperation of the In-Country Networks with the Equant network, including in relation to:

(a)	operation and connection instructions, including technical, operational and reporting procedures;
(b)	the selection, procurement, restoration, maintenance, retirement, and replacement of network resources that will be compatible with the Equant network;
(c)	capacity provisioning within the In-Country Networks;
(d)	network design, planning, engineering, provisioning, maintenance, restoration, topology, and technical and architectural standards and protocols (including the interconnection arrangements with other networks that will be interconnected to the Equant network by being interconnected with the In-Country Networks);

(e)	methods and processes for sourcing other supplies relating to the network resources; and
(f)	SITA network staff, in order to provide for seamless network management and operational activities.

6.	Term and Termination

This Agreement shall commence on the Effective Date and shall be co-terminous with the Transition and Management Agreement.

7.	General
7.1	Assignment:

(a)	A Party may not assign its rights or transfer its obligations under this Agreement without the prior written consent of the other Party, except that

(i)	no consent is required in the case of assignment by a Party to one of its majority owned subsidiaries;
(ii)	no consent is required for Equant to assign its rights and transfer its obligations under this Agreement to the successor entity of the merger of Equant and Global One.

(b)	Any attempt by a Party to assign its rights or transfer its obligations under this Agreement in violation of this Clause 7.1 is null and void.

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7.2	Amendments: This Agreement may be amended only in writing and signed on behalf of both Parties by authorised signatories.
7.3	Waiver:

(a)	If a Party has a right arising from the other Party’s failure to comply with an obligation under this Agreement and delays in exercising or does not exercise that right then that delay in exercising or failure to exercise is not a waiver of that right or any other right.

(b)	A waiver by a Party of a right in one instance does not constitute a waiver of that right or any other right in any other instance, without regard to the similarity of circumstances, unless the Party specifically waives such right or other right in the second instance.

(c)	Any waiver of a right by a Party must be in writing in a notice transmitted as provided in Clause 7.5 executed by the Party making such waiver.

7.4	Severability. If any provision is deemed invalid, illegal or unenforceable, then the remainder of this Agreement shall stand; provided, however, that the Parties shall negotiate in good faith to adjust the terms of this Agreement to ensure that the Parties original commercial intentions are achieved as much as reasonably possible. The commercial intentions of this Agreement are based on symmetry and balance between the Parties.

7.5	Notices:

(a)	A Party notifying or giving notice under this Agreement will give notice:

(i)	in writing and in the English language;
(iii)	by (A) hand delivery or sent by prepaid first class post, (B) air courier delivery service to that address, or (C) electronic mail or facsimile (only if confirmed by telephone); and
(iv)	addressed to the other Party to the attention of the designated person(s) set out below or as altered by notice given in accordance with this Clause 7.5:

For SITA SC:	Secretary General
Société Internationale de Télécommunications Aéronautiques S.C
26, Chemin de Joinville
P.O. Box 31
1216 Cointrin – Geneva
Switzerland
Copy to:
General Counsel
Société Internationale de Télécommunications Aéronautiques S.C
26, Chemin de Joinville
P.O. Box 31

Transition and Management Agreement Schedule G (Network Access Agreement) Restated Version with Amendment 1 (Errata)	G-5	Dated: 30 November 2001

1216 Cointrin – Geneva
Switzerland
For Equant:	Vice President and General Manager SITA Account
Equant N.V.
400 Galleria Parkway, S.E.
Atlanta GA 30339-5980
United States of America
Copy to:
General Counsel
Equant N.V.
215-217 Bath Road
Slough, Berkshire SL1 4AA
England, United Kingdom
+44 (208) 321 4602 (voice)
+44 (207) 734 5768 (facsimile)

(h)	Service of Notice

(i)	A notice given in accordance with this Clause 7.5 is deemed received and is effective:

(A)	if hand delivered to the other Party, on the date of delivery;
(B)	if sent by prepaid first-class post, five (5) business days after the date of posting;
(C)	if sent by courier delivery service, electronic mail or facsimile, on the date of delivery.

(ii)	Except for notices sent by facsimile, in each instance the Party delivering such notice shall for the convenience of the Party or Parties to which such notice is delivered also transmit such notice by facsimile; provided, however, that the failure to do so shall not affect either the fact or the date and time of delivery of such notice.

7.6	Relationship of Parties

(a)	Nothing in this Agreement or any circumstances associated with it or its performance shall give rise to any relationship of agency, partnership or employer and employee between the Parties.
(b)	Except as expressly authorised in this Agreement, neither Party shall have any authority to act or make representations on behalf of the other Party, nor to create contractual liability to a third party on behalf of (or otherwise contractually bind) the other Party.

7.7	Governing Law: The construction, performance, validity and remedies for breach of this Agreement shall be governed by English law.
7.8	Dispute Resolution: All disputes, controversies, or differences that arise between the Parties, out of, in relation to, or in connection with this Agreement, or for the breach thereof,

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shall follow such informal dispute resolution procedures are as agreed between the Parties from time to time, and thereafter shall be finally settled by an arbitration under the ICC Rules seated in London, England, in the English language.

7.9	Counterparts: This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which taken together will constitute one single agreement between the Parties.

7.10	Confidentiality: Each Party shall treat the contents of this Agreement and information provided hereunder as confidential in accordance with nondisclosure agreements executed separately by the Parties.

7.11	Third Parties: Third Party Beneficiaries

(i)	Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Equant or SITA SC (and the SITA Group Companies), or their respective successors or permitted assignees any rights or remedies under or by reason of this Agreement.

(j)	The Parties do not intend that any term of this Agreement should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party to this Agreement.

Authorised Signatory on behalf of	Authorised Signatory on behalf of

Equant:	SITA

Name	Name

Title	Title

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Schedule H

HR Administrative Services Arrangement

1.	HR Administrative Services
1.1	Equant will provide human resources administrative services (the “HR Services”) to SITA SC in respect of Network Staff excluding those staff whose primary responsibilities relate to statutory obligations (e.g., accounting, tax, legal and regulatory) and SITA Specific Staff.

1.2	As part of the HR administrative services, Equant will assist SITA SC to implement its HR policies in a consistent and equitable manner.
1.3	Equant will provide the HR administrative services in a professional manner in accordance with standards customary in the industry, to specifically include standards which will enable SITA SC to comply with its applicable statutory and contractual obligations (e.g., the Network Staff’s employment contracts or relevant collective agreements), and standards with respect to recruiting, employee relations and HR data management and reporting.

1.4	Equant will have HR staff of suitable qualifications and an HR organisational structure in place sufficient to support the provision of HR administrative services in respect of Network Staff on a global basis. Equant will keep SITA SC informed as to such HR organisational structure (and any changes thereto). Equant will also inform itself of, and take into consideration, local custom and practice in performing the HR administrative services.

1.5	Equant will assist the relevant SITA SC HR representative in all matters related to trade unions, work council negotiations and any other public representations in respect of Network Staff.
1.6	Equant will assist SITA SC to develop compensation and benefit plans for the Network Staff that are competitive within the local applicable industry. Where Equant determines that Network Staff are not currently being provided with compensation and benefits that are competitive within the local applicable industry, Equant will recommend modifications.

1.7	Equant will assist SITA SC in the recruitment of its Network Staff with the objective of recruiting appropriately qualified and experienced personnel to fill Network Staff positions.
1.8	Where applicable, Equant will provide training and development services, designed to provide Network Staff with the necessary skill sets.
1.9	Equant will assist SITA SC in the implementation of redundancy and other employment termination processes and procedures.
1.10	Equant will provide, either directly or through third parties, payroll services in all relevant countries.
1.11	Equant shall assist SITA (i) to maintain its HR data records in respect of its Network Staff, and (ii) to access such data as required by SITA SC to meet its obligations as an employer, including electronic on-line access to PeopleSoft (or any successor of PeopleSoft) by mutually agreed individuals in a format and frequency as agreed from time to time. Equant employees with access to HR data records will be required to sign a non-disclosure agreement

Transition and Management Agreement Schedule H (HR Administrative Services Arrangement) Restated Version with Amendment 1 (Errata)	H-1	Dated: 30 November 2001

covering the information contained in such HR data records, in a form reasonably designated by SITA SC.
1.12	SITA will provide such information as reasonably required by Equant to assist Equant to carry out its functions and responsibilities under this Agreement. Equant shall not be responsible with regard to any pre-existing contractual obligations as of the Effective Date to the extent they are not disclosed by SITA SC to Equant or Equant is not otherwise aware of them.

1.13	Equant will use commercially reasonable efforts to provide for the continuity in function of suitably qualified staff to perform the HR Services.
2.	Secondment

Equant will second employees to SITA SC on a full- or part-time basis for the purpose of managing the implementation of the above HR administrative services with respect to Network Staff for so long as Equant provides such HR administrative services to SITA SC. The specifics of the secondment will be mutually agreed, but will be consistent with the following:

2.1	The seconded employees will report to senior SITA SC HR managers in respect of their SITA SC duties;
2.2	SITA SC will provide such staff with reasonable office accommodation, business cards, and stationery, and other items corresponding to their role and position; and
2.3	Unless otherwise mutually agreed, (i) SITA SC will put such employees who are seconded to SITA SC on a full-time basis on the SITA SC payroll and will provide such employees such salary and benefits as are commensurate with their position and consistent with SITA SC’s benefits plans; and (ii) any such employees who are seconded to SITA SC on a part-time basis will remain on Equant’s payroll.

Transition and Management Agreement Schedule H (HR Administrative Services Arrangement) Restated Version with Amendment 1 (Errata)	H-2	Dated: 30 November 2001

Schedule I

Workshops

1.	GENERAL PRINCIPLES
Workshops are defined as the LNO Field Services (Non EIS) organisation mainly performing maintenance and installation services both for network and non-network services. Workshop includes the staff and its first management level (known as “TC”), the premises used, the set of tools and equipment used to perform the work (toolbox, cars...), the technical installations used in the normal course of the workshop work (known as “Lab”), the non-network related activities spare parts stocks.

1.1	The workshops in the countries listed in Appendix 1 will not transfer to Equant because their network activity does not exceed the 75% threshold stipulated in the HOA :

(a)	Unless otherwise agreed by the two parties, those workshops will continue to be hosted in the same premises. They will continue to use the same systems and tools unless new systems and tools become available.

(b)	For avoidance of any doubt, the list of workshop staff that describes the list of staff who will not transfer to Equant is presented in Appendix 2.
(c)	As of the Effective Date, the costs associated to those workshops will be borne by SITA.

1.2	As of the Effective Date, SITA delegates the management of those workshops described in Appendix 1 to Equant.

(a)	Equant will not charge any additional charge to SITA for this management service.
(b)	Under this management service, Equant will not perform any process or organisation modification without SITA’s agreement.

1.3	SITA and Equant will use commercially reasonable endeavours to effect progressive take-over by SITA of the workshops management.

(a)	To achieve this goal, the parties will jointly develop and agree a transition plan by September 30th 2001.
(b)	The parties’ objective is to have this Transition being completed by December 31st 2001.

1.4	In a limited number of cases, SITA agrees to split the workshops, subject to further validation regarding labour/regulatory issues and hours of cover. In those cases where the split will be done and as an exception to the point A above, a number of workshop’s staff will then transfer to Equant as per the table below to perform network installation and network maintenance activities.

Transition and Management Agreement Schedule (Workshops) Restated Version with Amendment 1 (Errata)	I-1	Dated: 30 November 2001

Country	City	Number of staff

[*]

(a)	SITA and Equant will use commercially reasonable endeavours to perform this split and transfer within three months as of the Effective Date.

1.5	As of the Effective Date, SITA will provide continuity of network and non-network services (scope, coverage, locations...) provided today by those workshops defined in Appendix 1 to either Equant or the SITA Equant JV.

(a)	Charges for the services rendered by SITA to Equant will be analysed and agreed as described in point 2 below.
(b)	SITA and Equant will jointly work at finalising a contract to support both network and non-network related services rendered by SITA workshops to Equant within 3 months as of the Effective Date. A SLA defining bonuses and penalties will be part of this contract.

1.6	SITA will undertake to support the same standards of service and range of services that are provided by Equant organisation for installation and maintenance activities.
2.	NETWORK AND NON NETWORK SERVICES SUPPORT

The following detailed principles will rule the network and non network support services rendered by SITA workshops to Equant:

2.1	Unless otherwise agreed by both parties, SITA will maintain its workshops within the same premises and will provide the same level of coverage as of the Effective Date.
2.2	In continuity to the normal practise that has prevailed under the JVA, any services rendered by the workshops today outside of maintenance and installation will continue to be rendered to Equant by SITA workshops in the future.

2.3	The two parties will agree within 30 days from the signature date the charging scheme for workshop services based on the following:

(a)	Use the same pricing principles as was adopted in [*].
(b)	Review and agree hours for installation and maintenance per type of equipment.

Transition and Management Agreement Schedule (Workshops) Restated Version with Amendment 1 (Errata)	I-2	Dated: 30 November 2001

(c)	Review and agree hourly rates per country.
(d)	In any case, SITA will ensure that the pricing scheme agreed when applied to [*] network installation and maintenance activity, would not exceed the agreed amount of [*] per year. The agreed amount of [*] would be reduced by the cost of workshop staff transferred to Equant in the countries where a workshop split will take place as per the table above.

(e)	Where appropriate, adjustments will be made to the MRC as per the Pricing working group principles.
(f)	Equant can elect to terminate in a given country whole or part of the network support services rendered by SITA to Equant provided that a six months notice period is given to SITA. Should there be any eventual staff termination costs linked to this decision, Equant will bear them. It is agreed that SITA will use commercially reasonable endeavours to limit the cost exposure linked with this termination. It is anticipated that Equant would hire the staff directly responsible for the support of the Network.

(g)	Administration and reporting frequency and requirements will be agreed within three months as of the Effective Date.

Transition and Management Agreement Schedule (Workshops) Restated Version with Amendment 1 (Errata)	I-3	Dated: 30 November 2001

Appendix 1: List of countries in which Workshops will not transfer to Equant

[*]

Transition and Management Agreement Schedule (Workshops) Restated Version with Amendment 1 (Errata)	I-4	Dated: 30 November 2001

Appendix 2: List of workshops staff who will not transfer to Equant

[*]

Transition and Management Agreement Schedule (Workshops) Restated Version with Amendment 1 (Errata)	I-1	Dated: 30 November 2001